Exhibit 10.5

EXECUTION COPY

MASTER INVESTMENT AGREEMENT

BY AND AMONG

COMPAÑIA HOTELERA GRAN PLAYA REAL S. DE R.L. DE C.V.

BD OPERADORA DE SERVICIOS S.A. DE C.V.

INMOBILIARIA TURÍSTICA REAL S. DE R.L. DE C.V.

BD REAL RESORTS S. DE R.L. DE C.V.

HOTEL GRAN CARIBE REAL S.A. DE C.V.

THE ROYAL CANCUN S. DE R.L. DE C.V.

ROYAL PORTO S.A. DE C.V.

RIVIERA PORTO REAL S.A. DE C.V.

PLAYA GRAN S. DE R.L. DE C.V.

GRAN DESING & FACTORY S. DE R.L. DE C.V.

DESARROLLOS GCR S. DE R.L. DE C.V.

INMOBILIARIA Y PROYECTOS TRPLAYA S. DE R.L. DE C.V.

AND

PLAYA HOTELS & RESORTS BV

PLAYA H&R HOLDINGS B.V.

PLAYA RESORTS HOLDING B.V.

May 24, 2013

List of Exhibits

Exhibit A	Hotel Ownership Structure
Exhibit B	Reserved
Exhibit C	New Interests
Exhibit D	Certificate of Closing Date Bank Indebtedness
Exhibit E	Proposed Form of Closing Statement
Exhibit F	VAT Amount
Exhibit G	Excluded Assets
Exhibit H	Accounts Receivable
Exhibit I	Due Diligence Materials
Exhibit J	Shares in Operators
Exhibit K	Merger
Exhibit L	Permitted Real Estate Lien
Exhibit M	Pre-Closing Construction Projects
Exhibit N	Staffing Services Agreements
Exhibit O	Hotels to be Acquired by Playa on Closing Date
Exhibit P	Activities to be Concluded Prior to Closing
Exhibit Q	Transferable Items
Exhibit R	Indebtedness with Inter National Bank
Exhibit S	Senior Secured Term Loan Facility
Exhibit T	Capital Structure of Playa Following Closing
Exhibit U	Transaction Terms and Post-Closing Requirements

List of Attachments

Attachment I	Form of Investors Agreement
Attachment II	Form of ISAI Actions Power of Attorney
Attachment III	Form of Other Legal Actions Power of Attorney
Attachment IV	Real Group Members’ Representative Power of Attorney
Attachment V	Form of Non-Competition Agreement
Attachment VI	Terms of Consulting Agreement
Attachment VII	Terms of Transition Services Agreement
Attachment VIII	Terms of Real Bazar Agreement
Attachment IX	Terms of Real Travel Club Agreement
Attachment X	Terms of Best Day Agreement
Attachment XI	Terms of Aircraft Purchase Agreement
Attachment XII	Form of Environmental Indemnity Agreement
Attachment XIII	Form of waiver and release of claims for Retained Employees
Attachment XIV	Form of D&O Resignation
Attachment XV	Form of Promissory Note for payment of Quarterly Payments
Attachment XVI	Reserved
Attachment XVII	Form of Purchase and Sale Agreement for the Additional Interest Acquisition

Attachment XVIII	Form of Purchase and Sale Agreement for the Operators Holding Minority Interest Sale
Attachment XIX	Reserved
Attachment XX	Forms of Investment in Real Documents
Attachment XXI	Form of Promissory Note for Deposit
Attachment XXII	Form of Power of Attorney for Transferrable Items
Attachment XXIII	Form of Investment in Playa Documents

MASTER INVESTMENT AGREEMENT

This MASTER INVESTMENT AGREEMENT (together with the Exhibits, Attachments and Schedules hereto, this “Agreement”) is made as of the 24 day of May 2013 by and among Compañia Hotelera Gran Playa Real S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (the “Operators Holding Contributing Shareholder” or the “Operators Minority Shareholder”), BD Operadora de Servicios S.A. de C.V., a Mexican sociedad anónima de capital variable, (the “Operators Holding Minority Shareholder”, and together with the Operators Holding Contributing Shareholder and the Operators Holding Additional Shareholder (as defined below) the “Operators Holding Shareholders”);

BD Real Resorts S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (the “Operators Holding”, and together with Operators Minority Shareholder, the “Operators Shareholders”), Hotel Gran Caribe Real S.A. de C.V., a Mexican sociedad anónima de capital variable (the “Gran Cancun Operator”), The Royal Cancun S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (the “Royal Cancun Operator”). Royal Porto S.A. de C.V., a Mexican sociedad anónima de capital variable (the “Royal Playa Operator”), Riviera Porto Real S.A. de C.V., a Mexican sociedad anónima de capital variable (the “Gran Playa Operator”, and together with the Gran Cancun Operator, the Royal Cancun Operator and the Royal Playa Operator, the “Operators”);

Inmobiliaria Turistica Real S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (“ITR”, and together with the Operators Minority Shareholder the “Hotel Owners Shareholders”, and together with the Operators Holding Shareholders, the “Real Group Members”);

Playa Gran S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (the “Gran Playa Owner”), Gran Design & Factory S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (the “Royal Cancun Owner”), Desarrollos GCR S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (the “Gran Cancun Owner”) and Inmobiliaria y Proyectos TRPLAYA S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (the “Royal Playa Owner”, and together with the Gran Playa Owner, the Royal Cancun Owner and the Gran Cancun Owner, the “Hotel Owners”);

Playa Hotels & Resorts BV, a Dutch Besloten Vennootschap (“Playa” and, subject to the provisions of Section 9.6, the “Playa Investor”). Playa H&R Holdings B.V., a Dutch Besloten Vennootschap (the “Playa Operators Buyer”), and Playa Resorts Holding B.V., a Dutch Besloten Vennootschap (the “Playa Minorities Buyer”), and, and together with Playa, the Playa Operators Buyer and the Playa Investor, the “Playa Group Members”).

RECITALS

A. The Operators are companies engaged in the leasing and operation of all-inclusive resorts in Cancun and Playa del Carmen, Mexico.

B. The Hotel Owners own the Hotels (as defined below), which are leased to, and operated by, the Operators, as further described on Exhibit A.

C. The Operator Holding Shareholders directly own 100% of the equity interests in the Operator Holding, and the Operator Holding, together with the Operators Minority Shareholder, directly own 100% of the equity interests in the Operators;

D. The Hotel Owners Shareholders directly own 100% of the equity interests in the Hotel Owners;

E. Pursuant to certain transactions (the “Transactions”) to be substantially as described on Exhibit U, expected to close on or before the Closing Date, Playa will (i) directly or indirectly own the all-inclusive resorts in Mexico and the Caribbean (the “Playa Resorts”) listed on Exhibit O; and (ii) will have the capital structure, debt structure, working capital and other features as described in such Exhibit U (collectively the “Post-Closing Requirements”).

F. Following the Closing Date, Playa will directly or indirectly own 100% of the equity interests in the other Playa Group Members;

G. Upon the terms and subject to the conditions set forth in this Agreement, the Parties desire to carry out certain mutual investment transactions in order for (i) Operators Holding Contributing Shareholder to own interests in Playa, (ii) Playa to own interests in the Target Companies, and (iii) certain funds to be transferred between the parties in connection with investments.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and on the terms and subject to the conditions set forth herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. Certain terms used in this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

“AAA” has the meaning set forth in Section 9.14.

“Accounts Receivable” means that certain accounts receivable payable by the Target Companies to ITR as further described in Exhibit H.

“Accumulated Labor Liability” means, to the extent not included in the calculation of the Net Working Capital of the applicable Target Company, the aggregate amount of accrued and unpaid salary or other compensation, prima vocacional, vacaciones, aguinaldo proporctional, and any accrued benefits pursuant to Applicable Law, the Collective Bargaining Agreements or the Benefit Plans, payable by the Target Companies or the applicable Employment Companies to the Employees with respect to the period beginning on the date each such individual began providing such services to the applicable Target Company, and ending on the Effective Time, but excluding any applicable prima de antigüedad, and to the extent included in the calculation of the Net Working Capital, the Contributions.

“Additional Benefits” has the meaning set forth in Section 3.15(c).

“Additional Deposit Promissory Note” has the meaning set forth in Section 6.1(a)

“Additional Interest Acquisition” has the meaning set forth in Section 2.1(c)(ii).

“Additional Interest Acquisition Documents” means the Purchase and Sale Agreement substantially in the form of Attachment XVII.

“Additional Interest Price” means the amount of USD$52,684,618, subject to the provisions of Section 2.16.

“Adjusted Closing Statement” has the meaning set forth in Section 2.11(e).

“Administrative Agent” means Deutsche Bank Trust Company Americas in its capacity as administrative agent and collateral agent for a syndicate of banks, financial institutions and the other lenders under the Senior Secured Term Loan Facility.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” or “controlling” have meanings correlative thereto. For the avoidance of doubt, the Target Companies shall be Affiliates of the Real Group Members until the Closing, and the Target Companies shall be Affiliates of Playa from and after the Closing.

“Agreement” has the meaning set forth in the Preamble.

“Aircraft Purchase Agreement” has the meaning set forth in Section 6.12.

“Anti-Corruption Laws” means any applicable laws and regulations of Mexico implementing the OECD Convention on Combating Bribery of Foreign Officials or other anti-corruption or anti-bribery provisions in the Applicable Laws of Mexico.

“Antitrust Laws” means all statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, the Mexican Federal Competition Law (Ley Federal de Competencia Económica).

“Applicable Law” means, with respect to any Person, any statute, treaty, law, common law, ordinance, rule, regulation, code, order, writ, stipulation, injunction, judicial decision, decree, ruling, determination, finding, constitutional provision or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Applicable Rate” means the Exchange rate published by the Bank of Mexico (Tipo de cambio publicado por el Banco de Mexico en el Diario Oficial de la Federación para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana) as in force for the date that is two (2) Busines Days prior to the Closing Date.

“Balance Sheet” has the meaning set forth in Section 3.7(a).

“Bank Indebtedness” means, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or otherwise); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts (other than for borrowed money) and accrued expenses arising and/or incurred in the ordinary course of business that constitute current liabilities in accordance with MFRS; (c) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of any Person; or (d) capital lease obligations of such Person.

“Bank Indebtedness Balance” means, as of the date of calculation, the outstanding balance (including without limitation any unpaid principal, interest and fees) of all Bank Indebtedness of the Target Companies (other than Intercompany Indebtedness).

“Base Amount” means the amount of US$411,995,720.

“Benefit Plans” has the meaning set forth in Section 3.16(b).

“Budget” has the meaning set forth in Section 3.27.

“Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in New York City, New York, USA, Mexico City, Mexico or Cancun, Mexico are authorized by law or other governmental action to close.

“Business” means the current business activities and operations of the Target Companies.

“Capital Reduction Amount” means the amount of MX$1,848,994,948, as follows: (i) the Gran Playa Owner, the amount of MX$230,591,922, (ii) the Royal Cancun Owner, the amount of MX$434,971,831, (iii) the Gran Cancun Owner, the amount of MX$596,094,908, and (iv) the Royal Playa Owner, the amount of MX$587,336,286.

“Capital Reduction” has the meaning set forth in Section 2.3(a).

“Closing Date” means the date of the Closing.

“Closing Payments” means the Operators Holding Minority Sale Amount, the cash portion of the Additional Interest Price, Receivables Outstanding Amount, the Capital Reduction Amount, the Contribution Cash Consideration, the Fixed Interest Reduction Amount and the Minority Interest Sale Amount and any payments required to be made at Closing by the Playa Group Members to the Real Group Members as set forth in this Agreement, including any payments pursuant to the Proposed Closing Statement.

“Closing Statement” has the meaning set forth in Section 2.11(c).

“Closing” has the meaning set forth in Section 2.8.

“Collective Bargaining Agreements” has the meaning set forth in Section 3.15(d).

“Confidential Information” shall mean any and all information provided by or at the direction of a Party to this Agreement (or that Party’s agents, Representatives, employees, or consultants) to any other Party to this Agreement in connection with the Contemplated Transaction, including any and all documents or other information delivered to any such Party both prior to and after the date hereof, and specifically including, without limitation (i) this Agreement and the terms and conditions hereunder, (ii) the fact that discussions or negotiations are taking place concerning the Contemplated Transactions, including the status thereof or the termination of discussions or negotiations, (iii) any of the terms, conditions or other facts with respect to the Contemplated Transactions; or (iv) that Confidential Information has been made available. Confidential Information shall not include any information which: (a) was in the public domain at the time it was disclosed or subsequently comes within the public domain other than by breach of this Agreement; (b) was known by a Party prior to receiving such information; or (c) becomes known to a Party from third parties who are not bound by any confidentiality obligations with respect thereto.

“Construction Projects” has the meaning set forth in Section 3.12(g).

“Consulting Agreement” has the meaning set forth in Section 6.6.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Contract” means any legally binding contract, agreement, arrangement, lease or sublease (including leases and subleases of real property), license, commitment, note, bond, mortgage, indenture, sales and purchase order, other instrument or other undertaking of any kind, whether written or oral.

“Contribution Amount” means an amount calculated as follows, subject to the provisions of Section 2.16, provided that if the application of the formula below yields an amount of less than US$50,000,000, the Contribution Amount Shall be US$50,000,000:

CA = BA — AIP — OHMSA — ROA — CRD — FIRA — BIB — MISA

Where,

CA, is the Contribution Amount

BA, is the Base Amount

AIP, is the Additional Interest Price

OHMSA, is the Operators Holding Minority Sale Amount

ROA, is the Receivables Outstanding Amount, converted in Dollars at the Applicable Rate

CRD, is the Capital Reduction Amount, converted in Dollars at the Applicable Rate

FIRA, is the Fixed Interest Reduction Amount, converted in Dollars at the Applicable Rate

BIB, is the Bank Indebtedness Balance

MISA, Minority Interest Sale Amount

“Contribution Cash Consideration” means and amount equal to the Contribution Amount minus the amount of US$50,000,000, subject to the provisions of Section 2.16.

“Contributions” means all contributions or payments mandated by the Applicable Laws of Mexico to be paid by employers to a Governmental Authority for the benefit of their employees, including social security contributions, INFONAVIT (house fund), SAR (retirement fund), and any interest or penalties imposed in connection therewith and any contributions or payments relating to employee profit sharing plans, including any interest or penalties in connection therewith.

“D&O Resignation” has the meaning set forth in Section 7.2 (g).

“Deposit” has the meaning set forth in Section 6.1(a).

“Deposit Agreement” has the meaning set forth in Section 6.1(a).

“Deposit Promissory Notes” has the meaning set forth in Section 6.1(a)

“Direct Claim” has the meaning set forth in Section 8.3(f).

“Disclosure Schedules” means the Schedules of this Agreement related to the representation and warranties of the Playa Group Members in Article IV herein and/or the representation and warranties of the Real Group Members in Article III, as applicable.

“Discovery Witness List” has the meaning set forth in Section 9.14 (f).

“Disputes” has the meaning set forth in Section 9.14.

“Dollars”, “US$” or “$” means United States Dollars.

“Due Diligence Materials” means the documents, agreements, and other instruments and information (i) made available to Playa or its Representatives in the File Transfer Protocol (FTP) maintained by the Real Group Members as of 9:00 a.m. Eastern time on the date that is three Business Days before the date of this Agreement and contained on the disks attached hereto as Exhibit I or (ii) otherwise provided by the Real Group Members, the Target Companies, or their Affiliates or Representatives to Playa or its Representatives prior to the date of this Agreement as evidenced by written record of delivery (including evidence of an email message delivering any such materials or updates).

“Due Diligence Objection Notice” has the meaning set forth in Section 2.15(a).

“Document Objection Notice” has the meaning set forth in Section 2.15(b).

“Effective Time” has the meaning set forth in Section 2.8.

“Employees” has the meaning set forth in Section 3.15(a).

“Employment Company” means any staffing, employment or outsourcing company, association or other corporate entity providing personnel services to a Target Company, whether owned by a Target Company, any Real Group Member or their Related Parties, or any third party and identified on Schedule 3.15(a).

“Environmental Claim” means any Proceeding of any nature, civil, criminal, administrative, regulatory or otherwise, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from any Environmental Condition, that has been served or notified to any of the Target Companies and/or the Real Group Members.

“Environmental Condition” means (a) the presence, Release of or exposure to any Hazardous Substance, (b) any actual or alleged violation (as evidence by the corresponding Environmental Notice) of or non-compliance with any Environmental Law or any term or condition of any Environmental Permit, and (c) the lack of any Environmental Permit.

“Environmental Indemnity” has the meaning set forth in Section 6.12.

“Environmental Law” means any Applicable Law of Mexico, Order issued by a Governmental Authority of Mexico or any binding agreement with any Governmental Authority of Mexico relating to (a) presence of or exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, installation, release, threatened release, disposal or remediation of any Hazardous Substances, (b) noise control, sanitation or the pollution (or the cleanup thereof) or the protection of human health, safety, animal health or welfare, endangered, threatened or protected species, the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or natural resources, (c) any construction, development or remodeling activities within protected areas, or areas where an Environmental Permit is needed, or (d) or the movement, destruction or relocation of flora and fauna.

“Environmental Liabilities” means all liabilities and obligations that arise under or relate to any Environmental Condition.

“Environmental Notice” means any written directive, visit or inspection, notice of violation or infraction, or notice respecting any Environmental Claim issued or performed by a Governmental Authority in Mexico relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permits” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Expense Adjustment Amount” has the meaning set forth in Section 2.11(a).

“FF&E” means furniture, fixture and equipment.

“Final Accumulated Labor Liability Amount” has the meaning set forth in Section 2.11(c).

“Final Form of Closing Statement” has the meaning set forth in Section 2.11(b).

“Final Bank Indebtedness Balance” has the meaning set forth in Section 2.11(c).

“Final Expense Adjustment Amount” has the meaning set forth in Section 2.11(c).

“Final Net Working Capital Amount” has the meaning set forth in Section 2.11(c).

“Financial Statements” has the meaning set forth in Section 3.7(a).

“Financing Sources” has the meaning set forth in Section 6.15.

“Financing” has the meaning set forth in Section 6.15.

“Fixed Interest Capital Reduction” has the meaning set forth in Section 2.3(b).

“Fixed Interest Reduction Amount” has the meaning set forth in Section 2.3(b).

“Government List” means any of (a) the Denied Persons and Entities lists maintained by the United States Department of Commerce, (b) the Specially Designated Nationals and Blocked Persons list maintained by the United States Department of Treasury and (c) the Terrorist Organizations and Debarred Parties lists maintained by the United States Department of State.

“Governmental Authority” means (a) any sovereign nation, state, country or territory, (b) any national, federal, regional, territorial, state, county, municipal, local or other governmental subdivision within any sovereign nation, state, country or territory, (c) any court, tribunal or any governmental department, commission, board, bureau, agency or other instrumentality of any sovereign nation, state, country or territory, or of any national, federal, regional, territorial, state, county, municipal, local or other governmental subdivision within such sovereign nation, state, country or territory, and (d) any regulatory, administrative or other agency, quasi-governmental authority, self-regulatory organization, or organization or political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substance” means (a) any petrochemical or petroleum or petroleum-derived products, oil or coal ash, radioactive materials, radon gas, asbestos or asbestos-containing material, polychlorinated biphenyls, lead based paint or urea formaldehyde foam insulation regulated under any Environmental Law, (b) any chemicals, materials, radiation, substances, products, derivatives, compounds, mixtures, minerals or wastes, in each case, whether naturally occurring or manmade, (whether solid, liquid or gas) which are currently defined or regulated as “hazardous substances” (material peligroso), “hazardous materials,” “hazardous constituents,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “pollutants” or “contaminants” or words of similar meaning and regulatory effect under any Environmental Law, and (c) any other chemicals, materials, radiation, substances, products, derivatives, compounds, mixtures, minerals or wastes (whether solid, liquid or gas), the exposure to or treatment, storage, transportation, disposal or Release of which is prohibited, limited or regulated by any Environmental Law.

“Hotels” has the meaning set forth in the Section 3.12(a).

“IFRS” means with respect to any Person the International Financial Reporting Standards, as historically and consistently applied by such Person.

“Improvements” means the buildings, improvements and structure located on the Real Property, including the Hotels.

“Indebtedness” means, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or otherwise); (b) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (c) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within 90 days of the date the respective goods are delivered or the respective services are rendered; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of any Person; (e) capital lease obligations of such Person; and (f) obligations or debts of others guaranteed by such Person.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Initial Deposit Promissory Note” has the meaning set forth in Section 6.1(a).

“Inspection Period” has the meaning set forth in Section 2.15.

“Inspection Period Commencement Date” has the meaning set forth in Section 2.15.

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property” means all foreign and domestic (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s (nombre comercial), Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same; (ii) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential and proprietary information, trade secrets and know-how and moral rights, including processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including Software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) data of any kind, including any rights to use data containing personally-identifiable information relating to any individual, or any e-mail address; (vi) the likeness, name, signature, voice or other personal characteristics of any individual; and (vii) IT Systems.

“Inter National Bank Debt” means any Indebtedness pursuant to the agreements described in Exhibit R.

“Intercompany Indebtedness” means all Indebtedness owed by any Target Company to another Target Company.

“Interests” means the equity interests in the Target Companies owned by the Real Group Members and/or by the Operators Holding as set forth in Schedule 3.3(a).

“Interim Financial Statements” has the meaning set forth in Section 3.7(a).

“Investment in Playa” has the meaning set forth in Section 2.1(a).

“Investment in Playa Documents” means (a) a deed of issue of Playa Shares, (b) a contribution description executed by Playa, (c) a resolution of the general meeting of Playa for the issue of the Playa Shares to the Operators Holding Contributing Shareholder, (d) an Operators Holding partners meeting minute, (i) approving the contribution, assignment, sale, transfer and delivery to Playa of all of Operators Holding Contributing Shareholder’s right, title and interest in and to the Operators Holding Contributed Interest and the Operators Holding Additional Interest; and (iii) whereby Playa is recognized as the owner of Operators Holding Contributed Interest, and Playa Operators Buyer is recognized as the owner of Operators Holding Additional Interest, and (e) the Investor Rights Agreement, each substantially in the form of Attachment XXIII.

“Investment in Real” has the meaning set forth in Section 2.4.

“Investment in Real Amount” means an amount equal to (i) the Capital Reduction Amount, plus (ii) and amount in Mexican Pesos (converted at the Applicable Rate) equal to the Bank Indebtedness Balance, plus (iii) an amount equal to the Fixed Interest Reduction Amount (converted at the Applicable Rate).

“Investment in Real Documents” means the (i) Gran Playa Owner capital increase and reduction partners meeting minute, (ii) Royal Cancun Owner capital increase and reduction partners meeting minute, (iii) Gran Cancun Owner capital increase and reduction partners meeting minute, (iv) Royal Playa Owner capital increase and reduction partners meeting minute, (iv) the registration of the capital increases and reductions in the capital variations and partners registry book for each of Gran Playa Owner, Royal Cancun Owner, Gran Cancun Owner and Royal Playa Owner, and (v) the issuance of a certificate by each of Gran Playa Owner, Royal Cancun Owner, Gran Cancun Owner and Royal Playa Owner reflecting the capital increases and reductions, each substantially in the respective forms of Attachment XX.

“Investors Agreement” has the meaning set forth in Section 2.1(a).

“IP Licenses” has the meaning set forth in Section 3.18 (b).

“ISAI Actions” has the meaning set forth in Section 2.5(a).

“ISAI Actions Power of Attorney” has the meaning set forth in Section 2.5(a).

“IT Systems” means computer systems (including computer programs, software, databases, firmware, hardware and related documentation), domain names and Internet websites.

“Jamaica Property” has the meaning set forth in Exhibit O

“Knowledge of the Real Group Members”, whether capitalized or not, has the meaning set forth in Section 9.10.

“Leased Real Property” has the meaning set forth in Section 3.12(c).

“Licensed Intellectual Property” has the meaning set forth in Section 3.18(b).

“Lien” means any mortgage, lien, claim, pledge, charge, security interest or other encumbrance of any kind, title defect, easement or restriction, invalidity or irregularity, deed of trust, hypothecation, collateral assignment, preference, priority or other security arrangement, claim, conditional sale, title retention arrangement, lessor’s right under a capital lease, restriction on transfer or voting, right of first offer, right of first refusal or any other right or arrangement having substantially the same legal or economic effect as any of the foregoing.

“Losses” has the meaning set forth in Section 8.2(a).

“Material Adverse Effect” means any effect, change, fact, event, occurrence or circumstance that adversely affects, or that is reasonably likely to adversely affect the assets, liabilities, properties, business, operations or condition (financial or otherwise) of the Person in question in amount that exceeds $1,000,000.00.

“Material Adverse Effect to Closing” means any effects, changes, facts, events, occurrences or circumstances that, individually or in the aggregate, (i) results, or are reasonably likely to result in the closure of a Hotel (by a Governmental Authority) and/or (ii) adversely affect, or are reasonably likely to adversely affect the assets, liabilities, properties, business operations or condition (financial or otherwise) of one or more of the Target Companies in an amount that exceeds $3,000,000.

“Material Contract” has the meaning set forth in Section 3.11(a).

“Merger” means the merger of the Merging Companies with the Hotel Owners, as further specified on Exhibit K.

“Merging Companies” means TRC Leasing & Design S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable, Desarrollos Turisticos Greal S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable, Desarrolladora Gran Porto S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable and Proyectos Inmobiliarios TRPLAYA S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable.

“Mexican Pesos” or “MX$” means the currency of Mexico.

“Mexico” means the United States of Mexico.

“Minority Interest Sale” has the meaning set forth in Section 2.1(d).

“Minority Interest Sale Amount” has the meaning set forth in Section 2.1(d).

“MFRS” means the Mexican Financial Reporting Standards, as historically and consistently applied by a Target Company.

“Net Working Capital” means, with respect to any Target Company, or any group of Target Companies taken as a whole, an amount (expressed as a positive or negative number) equal to (A) all “current assets” of such Target Companies as of immediately prior to the Effective Time, minus (B) all “current liabilities” of such Target Companies as of immediately prior to the Effective Time, in each case determined in all respects in accordance with MFRS.

“New Interests” means the interests in the Hotel Owners to be issued at Closing by the Hotel Owners in favor of the Playa Investor pursuant to the Investment in Real Documents, representing the ownership in the Hotel Owners in the percentages set forth in Exhibit C.

“Noncompetition Agreement” has the meaning set forth in Section 6.5.

“Operating Lease” has the meaning set forth in Section 2.6.

“Operators Holding Additional Interest” has the meaning set forth in Section 2.1(a)

“Operators Holding Additional Shareholder” has the meaning set forth in Section 2.1(a).

“Operators Holding Contributed Interest” means an interest (parte social) in the Operators Holding, representing 49.5% of the issued and outstanding equity interests of Operators Holding.

“Operators Holding Contributing Shareholder” has the meaning set forth in the Preamble.

“Operators Holding Minority Interest” means an interest (parte social) in the Operators Holding, representing 0.5% of the issued and outstanding equity interests of Operators Holding.

“Operators Holding Minority Interest Sale” has the meaning set forth in Section 2.1(c)(iii).

“Operators Holding Minority Interest Sale Documents” means the Purchase and Sale Agreement substantially in the form of Attachment XVIII.

“Operators Holding Minority Sale Amount” means an amount equal to US$526,846.

“Operators Holding Minority Shareholder” has the meaning set forth in the Preamble.

“Operators Minority Interest Sale Documents” means the Purchase and Sale Agreement substantially in the form of Attachment XVIII.

“Operators Shareholders” has the meaning set forth in the Preamble.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered into by or with any Governmental Authority.

“Other Legal Actions” has the meaning set forth in Section 2.5(b).

“Other Legal Actions Power of Attorney” has the meaning set forth in Section 2.5(b).

“Outside Date” has the meaning set forth in Section 9.1(b)(i).

“Owned Intellectual Property” has the meaning set forth in Section 3.18(a).

“Owned Real Property” has the meaning set forth in Section 3.12(a).

“Party” means the Real Group Members collectively considered or the Playa Group Members collectively considered, and “Parties” means the Real Group Members and the Playa Group Members collectively. Unless the context of this Agreement clearly requires otherwise (including for example by the use of “each Group Member,” “every Group Member,” “all Group Members” or similar phrases), the Real Group Members together, and the Playa Group Members together, shall each be considered to be a single party to this Agreement.

“Permits” means any and all permits necessary for the Target Companies to own, lease, operate or hold the Real Property, Personal Property or to carry on the Business of the Target Companies, including but not limited to franchises, licenses, permits, concessions, filings, registrations, approvals and authorizations, certificates, variances and similar right issued or granted by a Governmental Authority, including CONAGUA’s (comisión nacional del agua) concessions with respect to water wells, CFE (Comisión Federal de Electricidad) energy utility service agreement, CAPA (Comisión de Agua Potable y Alcantarillado del Estado de Quintana Roo), permits to use and exploit the beach (Zona Federal Maritimo Terrestre), permits for the use and construction of the improvements located on the Real Property, including any permits issued under any applicable PDU, POEL, environmental zoning, building codes and land use regulations, land use variance or zoning, construction licenses issued in accordance with Applicable Law or any Environmental Permits.

“Permitted Real Estate Lien” means any easement or right of way (“servidumbre”) that is duly recorded as such in the corresponding Registry of Property in Mexico; (ii) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the Closing Date; (iii) local, state and federal laws, ordinances or governmental regulations, including, but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Real Property; and (iv) the mortgage liens securing the Bank Indebtedness set forth on Exhibit L.

“Person” means an individual, a corporation, a general partnership, a limited partnership, an association, a trust, a limited liability company, a limited liability partnership, a joint venture or any other entity or organization, including a Governmental Authority or any department, agency or instrumentality thereof.

“Personal Property” has the meaning set forth in Section 3.13 (a).

“Pesos” or “MX$” means Mexican Pesos.

“Playa” has the meaning set forth in the Preamble.

“Playa Fundamental Representations” means the representations and warranties of Playa set forth in Sections 4.1 (Corporate Existence and Power), 4.2 Authorization, Execution and Enforceability of Transactions), 4.6 (Playa Shares), 4.12 (DISCLAIMER OF ADDITIONAL REPRESENTATIONS AND WARRANTIES) and 4.13 (AS IS TRANSFER) of this Agreement.

“Playa Group” means Playa and all of its direct and/or indirect Subsidiaries immediately following the Closing.

“Playa Group Members” has the meaning set forth in the preamble.

“Playa Investor” has the meaning set forth in the Preamble.

“Playa Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Playa Operators Buyer” has the meaning set forth in the Preamble.

“Playa Regulatory Approvals” means those authorizations, approvals, consents and filings identified on Schedule 7.1(c) hereto to be obtained by Playa from any Governmental Authority as a condition to the Playa Group Members’ obligation to consummate the Closing.

“Playa Resorts” has the meaning set forth in the recitals.

“Playa Shares” means the amount of 5,952,380 of preferred shares in Playa, each issued at a value of US$8.40 and to be issued in accordance with the terms of Exhibit V.

“Playa Third Party Approvals” means those authorizations, approvals, consents and filings identified on Schedule 7.1(c) hereto to be obtained by Playa from any Third Party as a condition to the Playa Group Members’ obligation to consummate the Closing.

“Playa Transaction Documents” has the meaning set forth in Section 2.15

“Post-Closing Losses” means any Losses suffered by the Real Group Members as a result of a Third Party Claim (including any Governmental Authority or any current or former Employee) arising from, or related exclusively to the ownership, or operation of the Hotels and/or the Business after the Closing, and which is not directly or indirectly caused by any negligent or willful act or omission by any of the Real Group Members. For the avoidance of doubt (i) Post-Closing Losses shall not include any Losses that arise from or relate to the ownership, or operation of the Hotels and/or the Business before the Closing, and (ii) any Losses resulting from a Third Party Claim that arises from or relates to the ownership, or operation of the Hotels and/or the Business both before and after the Closing, shall be appropriately apportioned.

“Pre-Closing Construction Projects” means the construction projects approved by Playa prior to Closing and identified on Exhibit M.

“Pre-Closing Losses” means any Losses suffered by the Playa Group Members and/or the Target Companies as a result of a Third Party Claim (including any Governmental Authority or any current or former Employee) arising from, or related to the ownership or operation of the Hotels and/or the Business prior to the Closing, provided that (x) the term “Pre Closing Losses” shall expressly exclude any Losses (the “Excluded Losses”) resulting from (i) any actual, alleged or potential breach, or non-compliance under Applicable Law for failure by the Target Companies to obtain or renew any Permit related to the Owned Real Property, the Personal Property or the Business and/or violation, suspension, revocation or termination of any Permit to the Owned Real Property, the Personal Property and/or the Business; (ii) any actual, alleged or potential breach or non-compliance by the Target Companies with any Environmental Laws, including any Losses arising from any Environmental Claims or the Release of Hazardous Substances; (iii) repair, condition and maintenance of the Real Property, Personal Property and/or the Improvements; (iv) any express or implied warranty of merchantability or fitness for a particular use relating to the Real Property, Personal Property and/or the Improvements; (v) defects, whether known or unknown, latent or patent, with respect of the Real Property, Personal Property and/or the Improvements; (vi) compliance of the Improvements with Applicable Law; (vii) any rights of the Playa Group Members under appropriate statues to claim a diminution in consideration in connection with any of the Excluded Losses; (viii) directly or indirectly a negligent or willful act or omission by any of the Playa Group Members; and (ix) any matters covered by the Environmental Indemnity; (y) any Losses resulting from a Third Party Claim that arises from or relates to the ownership, or operation of the Hotels and/or the Business both before and after the Closing, shall be appropriately apportioned.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.2(a).

“Price Reduction Amount” has the meaning set forth in Section 2.16.

“Proceedings” means governmental, regulatory, judicial or adversarial proceedings (public or private), litigation, citations, summons, subpoenas, suits, arbitrations, disputes, demands, claims, notices of violation, actions, causes of action, visits, inspections, audits or investigations.

“Real Bazar Agreement” has the meaning set forth in Section 6.8.

“Real Group Disclosure Statement” means the Disclosure Statement as it relates to the representations, warranties, covenants and/or obligations herein of the Real Group Members.

“Real Group Due Diligence” has the meaning set forth in Section 2.15.

“Real Group Due Diligence Documents” has the meaning set forth in Section 2.15.

“Real Group Expenses” has the meaning set forth in Section 9.4.

“Real Group Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Real Group Members Fundamental Representations” means the representations and warranties of the Real Group Members set forth in Sections 3.1 (Corporate Existence and Power; Solvency), 3.2 Authorization, Execution and Enforceability of Transactions), 3.3 (Capitalization), 3.32 (DISCLAIMER OF ADDITIONAL REPRESENTATIONS AND WARRANTIES) and 3.23 (AS IS TRANSFER) of this Agreement.

“Real Group Regulatory Approvals” means those authorizations, approvals, consents and filings identified on Schedule 7.1(c) hereto to be obtained by the Real Group Members from any Governmental Authority as a condition to the Real Group Members’ obligations to consummate the Closing.

“Real Group Third Party Approvals” means those authorizations, approvals, consents and filings identified on Schedule 7.1(c) hereto to be obtained by the Real Group Members from any Third Party as a condition to the Real Group Members’ obligations to consummate the Closing.

“Real Group Members” has the meaning set forth in the preamble, provided that, subject to the provisions of Section 2.1(a), the term Real Group members shall also include the Operators Holding Additional Shareholder.

“Real Group Members’ Representative Power of Attorney” has the meaning set forth in Section 2.9(n).

“Real Group Members’ Representative” means Laura José Alonzo Escalante and Francisco Javier García Zalvidea, acting jointly.

“Real Property” has the meaning set forth in Section 3.12(c).

“Real Travel Club Agreement” has the meaning set forth in Section 6.9.

“Receivables Outstanding Amount” means, with respect to each of the Target Companies, the amount set forth in Exhibit H.

“Registered Intellectual Property” has the meaning set forth in Section 3.18(a).

“Related Party Transaction” has the meaning set forth in Section 3.22.

“Related Party” means, with respect to a Person, (i) a current Affiliate, shareholder or other owner or equity holder, officer or director of such Person, (ii) any Person with whom such Person or any such Affiliate, shareholder or other owner or equity holder, officer or director has any direct or indirect relation by blood, marriage or adoption, (iii) any entity in which any such Person or any such Affiliate, shareholder or other owner or equity holder, officer or director owns any beneficial interest, other than a publicly held corporation the stock of which is traded on a national securities exchange or in the over-the-counter market (provided that such Person or such Affiliate, shareholder, officer or director holds less than five percent (5%) of the stock of such publicly held corporation), and (iv) any Affiliate of any such Affiliate, shareholder or other owner or equity holder, officer or director.

“Release” means any actual or threatened release, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, abandonment or allowing to escape or migrate into, through or upon the environment, including the air (indoor and outdoor), soil, land surface or subsurface strata or within any building, structure, facility or fixture, surface water, groundwater, sewer, septic system, or waste treatment system, storage, or disposal systems.

“Representatives” means, with respect to a Person, each of such Person’s respective directors, officers, attorneys, accountants, employees, advisors, agents, consultants, managers, partners, Affiliates, Financing Sources and other potential sources of financing and other representatives, and those of such Person’s Affiliates.

“Retained Employees” has the meaning set forth in Section 6.14(a).

“Senior Secured Term Loan Facility” means that certain Senior Secured Term Loan Facility to be entered by and between Playa Minorities Buyer and certain of its Affiliates and the lenders party thereto, as further described on Exhibit S.

“Senior Secured Term Loan Facility Documents” has the meaning set forth in Section 2.15

“Services Agreement” means the staffing services agreements between the Target Companies and the Employment Companies listed on Exhibit N.

“Shares” means the shares of stock or other equity interest in each of the Operators as specified in Exhibit J.

“Space Leases” has the meaning set forth in Section 3.12(b).

“Straddle Period” has the meaning set forth in Section 6.2(b).

“Subsidiary” means, with respect to a particular Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person. For purposes hereof, a particular Person shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the manager, managing director, managing member or board, or general partner of such partnership, limited liability company, association or other business entity. For purposes of this Agreement, all Persons in which any of the Target Companies, directly or indirectly, holds an ownership interest shall be Subsidiaries of such Target Companies.

“Target Companies” means, collectively, the Operators Holding, the Operators and the Hotel Owners.

“Target Company Leases” has the meaning set forth in Section 3.12(c).

“Target Company Proprietary Information” has the meaning set forth in Section 5.5(a).

“Tax Returns” mean all reports, returns, statements (including estimated reports, returns, or statements), filings related to duties associated with the use of the Mexican Federal Maritime Zone (Zona Federal Maritimo Terrestre) property tax, value added Tax (impuesto al valor agregado), income Tax (impuesto sobre la renta), flat Tax (impuesto empresarial a tasa única - IETU), and other similar filings relating to Taxes required by Applicable Law, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” means any national, federal, regional, state or local taxes, duties, assessments, fees, levies, or similar governmental charges (including, for the sake of clarity, any amounts relating to the failure to file a Tax Return), together with any interest, penalties, and additions to the foregoing, imposed by any taxing authority, including all net income, gross income, flat, value added (IVA), IETU use, transfer, concessions, license and permit duties and fees, water, trash disposal, and sewage fees, duties associated with the use of the Mexican Federal Maritime Zone (Zona Federal Maritimo Terrestre), cooperation (including cooperacion por obras), education and community development duties and fees, levies and assessment, disability, withholding, backup withholding, payroll, unemployment, employment, excise, severance, property (whether real or personal, including impuesto predial), windfall profits, ad valorem, occupation, or any other taxes under Applicable Law, but specifically excluding the Contributions.

“Terminated Employees” has the meaning set forth in Section 6.13(b).

“Termination Costs” means any and all severance, indemnity and other labor or other payments and/or benefits for which an employer is liable under Mexico’s Federal Labor Law, any union agreements and the applicable employment agreement, arising as a result of the termination of an Employee, including without limitation any payments for which any Target Company may be liable under the applicable Services Agreement.

“Third Party” means with respect to any Person, any other Person that (i) has no control directly or indirectly, through one or more intermediaries, nor controls, is controlled by or is under common control with such Person, or (ii) any individual with whom such Person, or any Affiliate, shareholder or other owner or equity holder, officer or director of such Person, has any direct or indirect relation by blood, marriage or adoption. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” or “controlling” have meanings correlative thereto.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Threshold Amount” has the meaning set forth in Section 8.5(a).

“Transaction Documents” means this Agreement, the Investment in Playa Documents, the Operators Holding Minority Interest Sale Documents, Additional Interest Acquisition Documents, the Investment in Real Documents, the Aircraft Purchase Agreement, the Investors Agreement, the Consulting Agreement, the Noncompetition Agreement, the Real Bazar Agreement, the Real Travel Club Agreement, the Transition Services Agreement, the Best Day Agreement, the Environmental Indemnity and any other written agreement signed by the Parties that is expressly identified as a “Transaction Document” hereunder, and any exhibits or attachments to any of the foregoing, as the same may be amended from time to time.

“Transfer Taxes” has the meaning set forth in Section 6.1.

“Transition Services Agreement” has the meaning set forth in Section 6.7.

“United States” or “U.S.” means the United States of America and its territories.

“VAT Amount” has the meaning set forth in Section 6.3(a).

“Waiver and Release” has the meaning set forth in Section 6.14.

“Year End Financial Statements” has the meaning set forth in Section 3.7(a).

ARTICLE II

CONTRIBUTIONS AND INVESTMENTS

SECTION 2.1 Capital Contribution into Operators Holding; Contribution, Sale and Purchase of Operators Holding and Operators Equity Interests. Subject to the terms and conditions of this Agreement, on the Closing Date:

(a) Within fifteen (15) days following the date hereof or such other date as may be mutually agreed by the parties in writing, the Real Group Members shall cause (i) an entity incorporated under the laws of Mexico that is wholly-owned by the Real Group Members and/or its shareholders or partners and that is reasonably acceptable to Playa (the “Operators Holding Additional Shareholder”) to contribute in cash to the Operators Holding the amount of MX$50,000, in exchange for an equity interest (the “Operators Holding Additional Interest”) representing 50% of the equity of Operators Holding, and (ii) the Operators Holding to receive such contribution and issue the Operators Holding Additional Interest. Prior to the issuance of the Operators Holding Additional Interest, the Real Group Members shall cause the Operators Holding Additional Shareholder to execute a joinder agreement in form and substance reasonably acceptable to Playa in order to become party to this Agreement and the other Transaction Documents to which the Operators Holding Additional Shareholder is a party, and subsequent thereto, the Operators Holding Additional Shareholder shall be included in the definition of Real Group Members. For purposes of this Section 2.1(a), Grupo Corporativo de Pachuca, S.A. de C.V., a company incorporated under the laws of Mexico, shall be deemed to be reasonably acceptable to Playa, provided that it is wholly-owned by the Real Group Members and/or its shareholders or partners.

(b) Within five (5) days following the contribution and the issuance of the Operators Holding Additional Interest, the Real Group Members shall provide Playa with (i) a copy of the public deed whereby the minutes of the partner’s meeting at which the capital increase of Operators Holding and the issuance of the Operators Holding Additional Interest was approved, (ii) a copy of the notation in the partners’ registry book (libro de socios) of the Operators Holding evidencing the issuance of the Operators Holding Additional Interest, (iii) an updated schedule 3.3(a) reflecting the transactions described in Section 2.1(a), and (c) the original joinder agreement duly executed on behalf of the Operators Holding Additional Shareholder together with evidence of the authority of the individual executing the same.

(c) On the Closing Date:

(i) Operators Holding Contributing Shareholder will contribute, sell, assign, transfer and deliver to Playa, and Playa will acquire and accept from Operators Holding Contributing Shareholder, all of Operators Holding Contributing Shareholder’s right, title and interest in and to the Operators Holding Contributed Interest, free and clear of all Encumbrances, which shall be valued for purposes of this exchange at the Contribution Amount, in exchange for the assignment, transfer and delivery of the Playa Shares free and clear of Encumbrances and the payment in cash of an amount equal to the Contribution Cash Consideration (the “Investment in Playa”). The Contribution Cash Consideration will be payable in cash in Dollars. The Investment in Playa will be consummated pursuant to the Investment in Playa Documents. In connection with the Investment in Playa, the Operators Holding Contributing Shareholder, Playa and the other equityholders of Playa shall enter into an Investors Agreement (the “Investors Agreement”) substantially in the form of Attachment I.

(ii) Operators Holding Additional Shareholder will sell, assign, transfer and deliver to Playa Operators Buyer, and Playa Operators Buyer will acquire and accept from Operators Holding Additional Shareholder the Operators Holding Additional Interest, for an aggregate purchase price equal to the Additional Interest Price, (the “Additional Interest Acquisition”), subject to the provisions of Section 2.1(e) below. The Additional Interest Acquisition will be consummated pursuant to the Additional Interest Acquisition Documents. The Additional Interest Price shall be payable, on the Closing Date, as follows:

(A) the amount of $50,000,000, by delivery by Playa Minorities Buyer of a promissory note for such amount, issued in favor of the Operators Additional Shareholder in accordance with and subject to the terms of the Senior Secured Term Loan Facility Documents; and

(B) the balance, in cash.

(iii) Operators Holding Minority Shareholder will sell, assign, transfer and deliver to Playa Minorities Buyer, and Playa Minorities Buyer will acquire and accept from Operators Holding Minority Shareholder the Operators Holding Minority Interest, for an aggregate purchase price equal to the Operators Holding Minority Sale Amount, payable in cash on the Closing Date (the “Operators Holding Minority Interest Sale’’). The Operators Holding Minority Interest Sale will be consummated pursuant to the Operators Holding Minority Interest Sale Documents.

(d) Operators Minority Shareholder will sell, assign, transfer and deliver to Playa Minorities Buyer, and Playa Minorities Buyer will acquire and accept from Operators Minority Shareholder the Shares (the “Minority Interest Sale”), for an aggregate purchase price equal to MX$2,000, which represents the parties’ agreement as to the fair market value of the Shares, payable in cash in Dollars at the Applicable Rate on the Closing Date (the “Minority Interest Sale Amount”). The Minority Interest Sale will be consummated pursuant to the Operators Minority Interest Sale Documents.

(e) Following the Closing Date, the Playa Operators Buyer shall pay to the Operators Holding Additional Shareholder, additional cash consideration for the sale of the Operators Holding Additional Interest, in the form of sixteen (16) quarterly payments (each, a “Quarterly Payment”) as follows:

(i) The first Quarterly Payment shall be paid at the end of the first quarterly period beginning on the first day of the month immediately following the month in which the Closing Date occurs;

(ii) Each Quarterly Payment shall be in an amount equal to US$1,125,000 minus the nominal value (prior to any withholdings for any concept in accordance with Applicable Law) of any amounts received by the Operators Holding Additional Shareholder (or any successor thereof) as interest during the applicable quarter then ending in connection with the Senior Secured Term Loan Facility.

(iii) On the Closing Date, the Playa Group Members shall issue sixteen (16) promissory notes in the form of Attachment XV. each in the amount of US$500,000 and maturing, respectively, on each of the dates on which the Quarterly Payments are due. Upon receipt of the amounts corresponding to each Quarterly Payment, the Real Group Members shall return to the Playa Operators Buyer the promissory note that was due on such date, regardless of whether the amount of such Quarterly Payment is higher or lower that the face value of the applicable promissory note. The Parties acknowledge and agree that the promissory notes described in this Section 2.1 (e)(iii) are issued exclusively for purposes of securing the payment of the applicable Quarterly Payment, and shall in no event be deemed to constitute independent or additional payment obligations of the signatories thereof in favor of any of the Real Group Members.

SECTION 2.2 Playa Loan and Payment of Accounts Receivable. Subject to the terms and conditions of this Agreement, on the Closing Date (i) Playa Minorities Buyer will make a term loan to the Target Companies in the amount of the Receivables Outstanding Amount (the “Playa Loan”), and (ii) the Target Companies will use the proceeds of the Playa Loan to pay the outstanding balance of the Accounts Receivable in full. Both the disbursement of Playa Loan and the payment of the balance of the Accounts Receivable shall be made in Dollars at the Applicable Rate.

SECTION 2.3 Capital Reduction.

(a) Within five (5) days following the date hereof or such other date as may be mutually agreed by the parties in writing, the Hotel Owners will effect a capital reduction in favor of ITR (the “Capital Reduction”) in an aggregate amount equal to the Capital Reduction Amount and on terms mutually agreed between Playa and ITR. The Capital Reduction will be effected without immediate distribution of moneys to ITR, and the related amounts will be recorded as a liability in the books and records of the Hotel Owners. On the Closing Date, the Target Companies will use the proceeds of the Investment in Real to pay the outstanding balance of the Capital Reduction in full; such payment will be made in Dollars at the Applicable Rate.

(b) On the Closing Date the Hotel Owners will effect a capital reduction in cash in favor of the Hotel Owners Shareholders (the “Fixed Interest Capital Reduction”) in an aggregate amount equal to MX$200,000 (the Fixed Interest Reduction Amount”) payable in cash in Dollars at the Applicable Rate on the Closing Date, in order to redeem in their entirety any equity interests held by the Hotel Owners Shareholders, pursuant to the Investment in Real Documents.

SECTION 2.4 Capital Contribution in Hotel Owners. Subject to the terms and conditions of this Agreement, on the Closing Date, the Playa Investor and the Playa Minorities Buyer will make a capital contribution (the “Investment in Real”) in cash into the Hotel Owners in an amount equal the Investment in Real Amount, as specified in Exhibit C, pursuant to the Investment in Real Documents, in exchange for the issuance of the New Interests. The Investment in Real will be paid in Dollars at the Applicable Rate.

SECTION 2.5 Post Closing Legal Actions.

(a) ISAI Actions. Within thirty (30) days following the date hereof, the Real Group Members will designate a reputable law firm (or any individual attorney, including any in-house attorney working for any of the Real Group Members) reasonably acceptable to Playa to, on behalf of the Hotel Owners, file the appropriate amparo legal actions in Mexico (the “ISAI Actions”) for purposes of obtaining the refund of the asset transfer taxes (impuesto sobre adquisición de inmuebles - ISAI) paid by the Hotel Owners in connection with the Merger, and will cause the Hotel Owners to issue a power-of-attorney in the form attached hereto as Attachment II (each, an “ISAI Actions Power of Attorney”) for such purposes. Following the Closing, any fees, costs and expenses associated with the ISAI Actions (including any fees, costs and expenses payable to the law firm or attorney representing the Hotel Owners) shall be borne and paid directly by the Real Group Members, and the Real Group members shall promptly refund any out-of–pocket cost or expense incurred by any of the Target Companies or the Playa Group Members in connection with the ISAI Actions upon request and delivery of the applicable documentation evidencing such cost or expense. Following the Closing, upon receipt by any of the Hotel Owners of any amounts as a result of any ISAI Actions, the applicable Hotel Owner shall, within 30 days and after deduction of any applicable amounts on account of related unpaid refunds of out-of-pocket costs or expenses or any applicable taxes, promptly pay such amounts to ITR. None of the Target Companies nor any of the Playa Group Members shall be responsible, nor shall they have any liability towards any of the Real Group Members in connection with the ISAI Actions or their results. Playa Group Members shall not revoke or cause the Hotel Owners to revoke the ISAI Actions Power of Attorney, except: (i) for cause; or (ii) upon written request by the Real Group Members. Upon revocation of the ISA Actions Power of Attorney the Real Group Members shall appoint another reputable law firm or individual attorney reasonably acceptable to Playa to continue the ISAI Actions and Playa Group Members shall grant or cause the Hotel Owners to grant the corresponding powers of attorney.

(b) Other Legal Actions. Within thirty (30) days following the date hereof, the Real Group Members will designate a reputable law firm (or any individual attorney, including any in-house attorney working for any of the Real Group Members) reasonably acceptable to Playa to, on behalf of the Hotel Owners, initiate and/or continue the legal proceedings identified on Schedule 2.5(b), for the purpose of obtaining a refund from the corresponding Governmental Authority of overcharges to the Hotel Owners pertaining to periods prior to the Effective Time (the “Other Legal Actions”), and will cause the Hotel Owners to execute a power-of-attorney in the form attached hereto as Attachment III (each, an “Other Legal Actions Power of Attorney”) for such purposes. Following the Closing, Any fees, costs and expenses associated with the Other Legal Actions (including any fees, costs and expenses payable to the law firm or individual attorney representing the Hotel Owners in connection with the Other Legal Actions) shall be borne and paid directly by the Real Group Members, and the Real Group members shall promptly refund any out-of–pocket cost or expense incurred by any of the Target Companies or the Playa Group Members in connection with the Other Legal Actions upon request and delivery of the applicable invoice or documentation evidencing such cost or expense. Following the Closing, upon receipt by any of the Hotel Owners of any amounts as a result of any Other Legal Actions, the applicable Hotel Owner shall, within 30 days and after deduction of any applicable amounts on account of related unpaid refunds of put-of-pocket costs or expenses or any applicable taxes, promptly pay such amounts to the Real Group Members or their designee. None of the Target Companies nor any of the Playa Group Members shall be responsible, nor shall they have any liability towards any of the Real Group Members in connection with the Other Legal Actions or their results. Playa Group Members shall not revoke or cause the Hotel Owners to revoke the ISAI Actions Power of Attorney, except: (i) for cause; or (ii) upon written request by the Real Group Members. Upon revocation of the Other Legal Actions Power of Attorney the Real Group Members shall appoint another reputable law firm or individual attorney reasonably acceptable to Playa to continue the Other Legal Actions and Playa Group Members shall grant or cause the Hotel Owners to grant the corresponding powers of attorney.

SECTION 2.6 Maintenance of Operating Leases. The Hotel Owners and the Operators have entered into the operating leases set forth on Schedule 2.6 (each an “Operating Lease”). Following the Closing Date and until January 1, 2014, the Playa Group Members shall cause the Hotel Owners and the Operators to (i) comply with all obligations and duties under each Operating Lease, including but not limited to the obligation to pay rent; (ii) refrain from terminating, including termination by merger or otherwise, modifying or amending any Operating Lease without the prior written consent of the Real Group Members Representative; provided that the Hotel Owners and the Operators may modify or amend any of the Operating Leases, without requiring any such consent, in order to (x) increase or decrease the amounts payable in connection therewith, whether as rent or otherwise; and/or (y) remove any references, rights and obligations of the parties thereto and third parties in connection with certain bank loans, including the appointment of a depositary in connection therewith, once such loans have been repaid in full. Additionally, Playa shall not cause the Hotel Owners and the Operators to merge without the prior written authorization from the Servicio de Administración Tributaria as may be required by Applicable Law, including but not limited to Article 14(B) of the Código Fiscal de la Federación.

SECTION 2.7 Transfer of Permits and Licenses. Within fifteen (15) days following the date hereof or as soon as reasonably practicable, the Real Group Members shall, and shall cause their Affiliates and any third parties, as applicable, to begin the process of transferring the Permits, Environmental Permits, IT Systems, IP Licenses, Owned Intellectual Property and Registered Intellectual Property identified on Exhibit Q (the “Transferrable Items”) to the Persons identified on such Exhibit Q. On the Closing Date, the Real Group Members shall, and shall cause their Affiliates and any third parties to issue a special power of attorney substantially in the form of Attachment XXII to the attorneys designated by Playa in writing, and reasonably acceptable to the Real Group Members, in order to complete the transfer of any Transferrable Items that has not been completed prior to Closing. The Real Group Members shall reasonably cooperate with Playa to accomplish the foregoing. All costs and expenses arising or in connection with the transfer of the Transferrable Items shall be borne by the Real Group Members.

SECTION 2.8 Closing. The closing (the “Closing”) of the transactions contemplated hereby shall take place in Cancun, Mexico, at a place and time to be mutually agreed by the Parties in writing, on the date that is the earlier of (i) two Business Days following the date on which the last of the conditions precedent to Closing set forth in Article VII of this Agreement has been either satisfied or waived by the Party for whose benefit such conditions precedent exist, or (ii) the Outside Date, or such other date as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, the Closing shall be effective for all purposes as of 12:01 a.m. local time (the “Effective Time”) on the Closing Date at the place of the Closing.

SECTION 2.9 Closing Deliveries by the Real Group Members. The Real Group Members shall deliver, or cause to be delivered, the following to Playa or its designee at Closing:

(a) the stock certificates representing the Shares, free and clear of all Liens, duly endorsed to Playa Minorities Buyer;

(b) a certificate of the sole manager (gerente único) of the Operators Holding, in the form of Schedule 2.9(b), certifying that (i) Playa has been registered as the owner of the Operators Holding Contributed Interest, (ii) Playa Operators Buyer has been registered as the owner of the Operators Holding Additional Interests and (iii) Playa Minorities Buyer has been registered as the owner of the Operators Holding Minority Interest, and attaching a copy of the notation in the partners’ registry book (libro de socios) of the Operators Holding evidencing such facts;

(c) a certificate of the sole manager (gerente único) or sole administrator (administrador único), as applicable of each of the Operators, in the form of Schedule 2.9(c), certifying that Playa Minorities Buyer has been registered as the owner of the Shares and attaching a copy of the notation in the shareholders’ registry book (libro de registro de accionistas or libro de registro de socios, as applicable) of the applicable Operator evidencing such fact and that Playa Minorities Buyer and Operators Holding are the sole owners of the Operators;

(d) a certificate of the sole manager (gerente único) of each of the Hotel Owners, in the form of Schedule 2.9 (d), certifying that (i) the Capital Reduction has been effected, and attaching a copy of the partners meeting minute, whereby the capital reduction is approved, and (ii) the Playa Investor has been registered as the owner of the New Interests and attaching a copy of the notation in the partners’ registry book (libro de socios) of such Hotel Owner evidencing such fact;

(e) a certificate of the sole manager (gerente único) of each Operators Shareholder, in the form of Schedule 2.9 (e), certifying (i) true and complete copies of such Operators Shareholders’ incorporation deed (escritura constitutiva) and current bylaws, and (ii) true and complete copies of the deeds containing the powers of attorney in favor of the officers or other representatives of the individuals executing this Agreement, the other Transaction Documents and the other agreements, documents and certificates delivered by such Operators Shareholder, including true and complete copies of the public deeds containing the powers of attorney granted for such purposes;

(f) a certificate of the sole administrator (administrador único) of each Target Company that is a party to any of the Transaction Documents, in the form of Schedule 2.9 (f), certifying (i) true and complete copies of such Target Company’s incorporation deed (escritura constitutiva) and current bylaws, (ii) resolutions duly adopted by the board of directors or equivalent governing body of such Target Company authorizing the Contemplated Transactions, to which such Target Company is a party, and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby, and (iii) true and complete copies of the deeds containing the powers of attorney in favor of the officers or other representatives of the individuals executing this Agreement, the other Transaction Documents and the other agreements, documents and certificates delivered by such Target Company, including true and complete copies of the public deeds containing the powers of attorney granted for such purposes;

(g) the organizational record books and deeds (actas constitutivas, reformas de estatutos y protocolizaciones), share registries (libro de registro de socios or accionistas, as applicable), minute books (libros de actas de asambleas y libro de actas del consejo) and capital variance books (libro de variaciones de capital) with respect to each Target Company;

(h) the officer’s certificates required of the Real Group Members by Section 7.3(a);

(i) all Transaction Documents to which any Real Group Member is a party, each duly executed by the applicable Real Group Member(s);

(j) all Transaction Documents to which any of the Target Companies is a party, each duly executed by such Target Companies;

(k) evidence of the receipt of the Real Group Regulatory Approvals and the Real Group Third Party Approvals;

(l) (i) a D&O Resignation of each director and officer of each Target Company as contemplated by Section 7.3(h), (ii) an acknowledgment of termination from each of the attorneys-in-fact as provided in Section 7.3(1), and (iii) a minute of the shareholders or partners meeting of each Target Company as applicable, duly notarized in the form of Schedule 2.9(1), whereby, except for the ISAI Actions Power of Attorney, the Other Legal Actions Powers of Attorney and the Third Party Claims Powers of Attorney, all existing powers of attorney are revoked, new powers of attorney are granted in favor of the persons designated by Playa in writing, and the board of managers or directors, as applicable, is appointed as designated by Playa in writing;

(m) the Waiver and Release duly executed by each of the Retained Employees, and if applicable, by their new employer;

(n) an irrevocable power-of-attorney in the form attached hereto as Attachment IV (each, a “Real Group Members’ Representative Power of Attorney”) executed by each Real Group Member before a notary public or attorney in the appropriate jurisdiction granting the Real Group Members’ Representative the authority to act on such Real Group Member’s behalf;

(o) Certificate of Bank Indebtedness Balance as of the Closing Date certified by the sole manager (gerente único) or sole administrator (administrador único), as applicable, of each Target Company in the form of Exhibit D, and attaching a copy of a balance statement issued by the applicable lenders dated not earlier than one day prior to the Closing Date;

(p) (a) invoices issued by ITR in favor of the Target Companies evidencing the amounts due in connection with the Accounts Receivable, which shall comply with all requirements of Applicable Law and (b) a written acknowledgment and release by ITR with respect to the payment by the Target Companies of the Account Receivables in the form of Schedule 2.9(p);

(q) certificate of no liens or of liens, as applicable (certificado de libertad de gravámenes o de gravámenes) issued by the Public Registry of Property and Commerce of the State of Quintana Roo, Cancun Delegation (Registro Público de la Propiedad y del Comercio del Estado de Quintana Roo, Delegación Cancun) and Playa del Carmen Delegation (Registro Público de la Propiedad y del Comercio del Estado de Quintana Roo, Delegación Playa del Carmen) which indicates that the Owned Real Property is free and clear of any Liens or ownership limitation, with the exception of the Permitted Real Estate Liens;

(r) copies of the public deeds cancelling the mortgage liens set forth on Exhibit L, duly executed by the applicable mortgagee, together with evidence of their presentation to the corresponding public registry of property (Registro Público de la Propiedad y del Comercio);

(s) Final Form of Closing Statement and the Closing Statement duly executed by the Real Group Members Representative;

(t) evidence reasonable satisfactory to Playa of the conclusion and performance of each of the activities set forth on Exhibit P;

(u) evidence reasonable satisfactory to Playa of the transfer of the Transferrable Items that has been completed prior to Closing, and powers of attorney for the completion of the transfer of the remaining Transferrable Items as required pursuant to Section 2.7;

(v) original of the public deed (escritura de propiedad) with Public Registry of Property registration of each Real Property;

(w) evidence reasonably satisfactory to Playa of the release from liability of the Target Companies in connection with the Inter National Bank Debt; and

(x) such other agreements, consents, documents, instruments and writings as are reasonably required to be delivered by the Real Group members or the Target Companies at or prior to the Closing Date pursuant to the terms of this Agreement.

SECTION 2.10 Closing Deliveries by the Playa Group Members. At the Closing, the Playa Group Members shall deliver, or cause to be delivered, the following to the Real Group Members’ Representative:

(a) a certificate of the Secretary of Playa, in the form of Schedule 2.10(a), certifying that the Operators Holding Contributing Shareholder has been registered as the owner of the Playa Shares;

(b) a certificate of the Secretary (or other authorized officer) of each Playa Group Member in the form of Schedule 2.10(b), certifying (i) true and complete copies of such Playa Group Member’s incorporation documents and current bylaws, (ii) resolutions duly adopted by the board of directors or equivalent governing body of such Playa Group Member and by the equity holders of Playa Group Member, if required, authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby, and (iii) the incumbency of the officers or other representatives of the individuals executing this Agreement, the other Transaction Documents and the other agreements, documents and certificates delivered by such Playa Group Member, including true and complete copies of the public deeds containing the powers of attorney granted for such purposes;

(c) all Transaction Documents to which each of the Playa Group Members is a party, each duly executed by such Playa Group Member;

(d) evidence of the receipt of the Playa Group Regulatory Approvals and the Playa Group Third Party Approvals;

(e) the original Deposit Promissory Notes;

(f) the Closing Payments in immediately available funds by wire transfer to one or more accounts of the applicable Real Group Members, as designated by the Real Group Members’ Representative by notice to Playa not later than two Business Days prior to the Closing Date;

(g) Final Form of Closing Statement and the Closing Statement duly executed by Playa;

(h) evidence reasonably requested by the Real Group Members that the Transactions will be closing simultaneously with the Contemplated Transactions, on terms substantially similar to those set forth in Exhibit U, and that as a result thereof, immediately after the Closing Playa will meet the requirements listed therein under “Closing Requirements”;

(i) a copy of the executed Senior Secured Term Loan Documents;

(j) a duly executed promissory note as described in Section 2.1(c)(ii)(A) in the amount of USD$50,000,000;

(k) a duly executed promissory note as specified in Section 2.1(e) in connection with the Quarterly Payments;

(l) such other agreements, consents, documents, instruments and writings as are reasonably required to be delivered by the Playa Group Members at or prior to the Closing Date pursuant to this Agreement.

SECTION 2.11 Adjustments to Investment Amounts.

(a) Attached hereto as Exhibit E is a statement (the “Proposed Form of Closing Statement”), in draft form, (i) setting forth, in reasonable detail, the Real Group Members’ good faith estimate of, as of immediately prior to the date hereof, (A) the Bank Indebtedness Balance, (B) any unpaid Real Group Expenses for which any Target Company is liable (the “Expense Adjustment Amount”), (C) the Accumulated Labor Liability of all the Target Companies, and (D) the Net Working Capital of the Target Companies, including, in each case, a summary of the required calculations, both per individual Target Company and on a consolidated and combined basis; and (ii) attaching an estimated balance sheet of each of the Target Companies as of immediately prior to the date hereof. From the date hereof and until

Closing the Real Group Members shall: (xx) provide weekly updates to the Proposed Closing Statement, as applicable; (yy) provide Playa and its Representatives full and timely access to all supporting work papers and other documentation used in, and the personnel responsible for preparation of, the Proposed Form of Closing Statement; and (zz) continue to categorize all items of income, expense, assets and liabilities in the same manner as set forth in the Proposed Form of Closing Statement, and as set forth in the Final Form of Closing Statement, once determined as provided in Section 2.11 (b).

(b) Within twenty (20) days of receipt of the Proposed Closing Statement, the Real Group Members Representative and Playa shall meet in person to review, discuss and in good faith cooperate and mutually agree upon a final form of closing statement (the “Final Form of Closing Statement”). The Final Form of Closing Statement shall be duly signed by the Real Group Members Representative and Playa.

(c) Two (2) days prior to the Closing Date, the Real Group Members and Playa shall jointly update the Final Form of Closing Statement and the estimated balance sheet of each of the Target Companies as may be necessary, so that the amounts set forth therein are estimated as of the Closing Date. Such update shall be prepared, and the resulting amounts shall be calculated, in a manner and using a methodology that is consistent with the amounts, calculations and methodology set forth in the Final Form of Closing Statement, and Parties agree to in good faith cooperate and resolve any differences and discrepancies that may arise between them during the updating process. As updated in accordance with this Section 2.11 (c) (i) the Bank Indebtedness Balance of the Target Companies shall be referred to as the “Final Bank Indebtedness Balance”; (ii) the unpaid Real Group Expenses for which the Target Companies are liable shall be referred to as the “Final Expense Adjustment Amount”; (iii) the Accumulated Labor Liability of all the Target Companies shall be referred to as the “Final Accumulated Labor Liability Amount”; and (iv) the Net Working Capital of the Target Companies shall be referred to as the “Final Net Working Capital Amount”, and the statement containing all such amounts, which shall be duly signed by Playa and the Real Group Members Representative shall be referred to as the “Closing Statement”.

(d) On the Closing Date, the Parties shall each make (subject to offset) the following payments as applicable, in immediately available funds by wire transfer to a bank account designated in writing by the Party entitled to receive such payment, in each case subject to the provisions of Section 2.14:

(i) The Real Group Members shall pay to Playa an amount equal to the sum of (1) the Final Expense Adjustment Amount, (2) the Final Accumulated Labor Liability Amount, and (3) the amount of the Price Reduction Amount, if any; provided that, with respect to the payment of such amounts any amounts included in the calculation of the Proposed Net Working Capital shall be deducted from the payment in order to avoid duplication.

(ii) If the Final Net Working Capital Amount is greater than zero, then the excess amount shall be paid to the Real Group Members’ Representative (for payment to the Real Group Members) by Playa.

(iii) If the Final Net Working Capital Amount is less than zero, then the deficient amount shall be paid by the Real Group Members to Playa.

(e) Within sixty (60) days after the Closing Date, Playa shall prepare and submit to the Real Group Members a revised version of the Closing Statement (the “Adjusted Closing Statement”), setting forth, in reasonable detail, any adjustments required by Playa to be made to the amounts set forth therein, together with any applicable calculations and reasonable explanations. Such Adjusted Closing Statement shall be prepared, and the resulting amounts shall be calculated, in a manner and using a methodology that is consistent with the amounts, calculations and methodology set forth in the Final Form of Closing Statement, and Parties agree to in good faith cooperate and resolve any differences and discrepancies that may arise between them during the adjustment process. Within ten (10) days of the presentation the Adjusted Closing Statement, the Parties shall in good faith cooperate and resolve any differences and discrepancies that may exist in connection with the Adjusted Closing Statement, and pay or refund any amounts as may be required in order to adjust the amounts paid on the Closing Date as provided in Section 2.11(d).

(f) The Proposed Form of Closing Statement, the Revised Form of Closing Statement and the Closing Statement shall be prepared, and the amounts, calculations and information contained therein, shall in each case be determined, in accordance with MFRS, as consistently applied by the Target Companies in their most-recent audited Financial Statements.

SECTION 2.12 Offset. The Playa Group Members and the Target Companies shall have the right to offset against any unpaid amounts to the Real Group Members, any amounts that are or may become payable to any Playa Group Member and/or the Target Companies (i) pursuant to Article VIII hereof as a result of any Third Party Claim, and/or (ii) pursuant to Article VIII as a result of a Direct Claim following a final binding and non-appealable court order, judgment or arbitral award confirming or otherwise providing for the right of the applicable Playa Group Member to receive payment of such amount. The foregoing limitation shall not in any way affect the right of the Playa Indemnified Parties to receive payment of any unpaid amounts and/or to bring any. claim for indemnification in accordance with the terms of this Agreement.

SECTION 2.13 Tax Withholding. Notwithstanding any provision of this Agreement to the contrary, all payments made pursuant to this Article II shall be reduced by any amounts of Taxes that are required by Applicable Law to be deducted and withheld therefrom, provided that if withholding or deduction is required pursuant to Applicable Law, no such amounts shall be deducted or withheld if the applicable payee thereof shall present to applicable payor a valid certificate(s) of exemption from withholding or deduction or a Tax ruling from the relevant Governmental Authority in respect of such payment(s), and provided further, that any Party making a withholding as provided in this Section 2.13 shall deliver to the applicable payee a withholding certificate (constancia de retención) as provided by Applicable Law.

SECTION 2.14 Payments to the Real Group Members. It is acknowledged and agreed, and each of the Real Group Members hereby expressly directs, that all payments to be made to the Real Group Members under this Agreement, including payment of any adjustments as provided in Section 2.11, shall be paid by the applicable Playa Group Member to the Real Group Members’ Representative on behalf of the Real Group Members, and that the Real Group Members’ Representative shall have sole responsibility for allocating each payment made hereunder amongst the Real Group Members and that the Playa Group Members shall not have any responsibility or liability with respect to such allocation. Schedule 2.14 sets forth the payment instructions and wire transfer information for the Real Group Members’ Representative, which information shall be used whenever payments are to be made to the Real Group Members’ Representative or the Real Group Members pursuant to this Agreement. The Real Group Members’ Representative shall have the right from time to time to deliver to the Playa Group Members amended payment instructions and wire transfer information, provided that the Real Group Members’ Representative shall have provided the Playa Group Members with such details at least two Business Days prior to the relevant scheduled date of payment.

SECTION 2.15 Real Group Members Due Diligence.

(a) On May 8, 2013, the Real Group Members delivered to Playa a list of the documents and other information (the “Real Due Diligence Documents”) it will reasonably require to (i) confirm that the Affiliates of Playa currently own valid title over the Playa Resorts (other than the Jamaica Property), subject to only to (A) liens that will be terminated in connection with the Transactions and (B) liens that do not materially and adversely affect the ownership or operation of the applicable Playa Resort as currently owned and/or operated by the applicable Playa Affiliate; and (ii) review and confirm that the entities listed on Schedule 4.5 are validly existing and in good standing in their respective jurisdictions of incorporation, except to the extent such lack of good standing may not be reasonably expected to result in a Material Adverse Effect (the “Real Group Due Diligence”). The Real Group Members shall have a period of 30 days commencing on the date hereof, to review such Real Due Diligence Documents and conduct any additional examinations, inspections, studies and investigations that they desire in order to conduct the Real Group Due Diligence. In the event that during the Inspection Period, the Real Group Members are unable to reasonably confirm the issues described in this Section 2.15(a), the Real Group Members shall notify Playa in writing of any objections they may have in connection therewith (the “Due Diligence Objection Notice”). Playa shall have five (5) days from delivery of the Due Diligence Objection Notice to notify the Real Group Members in writing (A) that Playa will cure the matters identified on the Due Diligence Objection Notice on or before the Closing (or that it will give assurances reasonably acceptable to the Real Group Members that such matters will be cured as soon as practicable following the Closing); or (B) that Playa elects not, or is unable to, cure such matters, in which case the Real Group Members shall have the right to terminate this Agreement upon written notice to Playa. Upon such termination all of the provisions of this Agreement, except any obligations or liability expressly stated herein to survive termination, shall terminate, and the Deposit shall be released as provided in Section 6.1(b)(ii).

(b) Playa shall deliver to the Real Group Members’ Representative, as soon as they are available, (i) the final drafts of the documents whereby the Transactions will be documented (“Playa Transaction Documents”), and (ii) the documents and agreements evidencing the Senior Secured Term Loan incorporating the terms of Exhibit S (“Senior Secured Term Loan Documents”). The Real Group Members shall have a period ending 10 days prior to Closing, to notify Playa of any objections and or modifications the Real Group Members have to the applicable draft on the basis that it fails to conform to the requirements set forth in Exhibit S or Exhibit U, as applicable (each, a “Document Objection Notice”). Playa shall have five (5) days from delivery of a Document Objection Notice to (A) notify the Real Group Members in writing that Playa will cure the matters identified on the Document Objection Notice to the reasonable satisfaction of the Real Group Members or (B) that Playa elects not to cure such matters, in which case the Real Group Members shall have the right to terminate this Agreement upon written notice to Playa. Upon such termination all of the provisions of this Agreement, except any obligations or liability expressly stated herein to survive termination, shall terminate, and the Deposit shall be released as provided in Section 6.1(b)(ii).

SECTION 2.16 Base Amount. Notwithstanding any provision to the contrary in this Agreement or in any of the Transaction Documents, the Parties agree that the aggregate (the “Aggregate Amount”) of the Additional Interest Price, the Operators Holding Minority Sale Amount, the Receivables Outstanding Amount, the Capital Reduction Amount, the Fixed Interest Reduction Amount, the Bank Indebtedness Balance, the Minority Interest Sale Amount and the Contribution Amount, each converted from Mexican Pesos into Dollars at the Applicable Rate, shall in no case exceed the Base Amount (the “Base Amount Test”). In case the Aggregate Amount exceeds the Base Amount, the Contribution Cash Consideration (and therefore the Contribution Amount) shall be reduced at Closing to the extent necessary to meet the Base Amount Test; if once the Contribution Cash Consideration has been reduced to zero, the Aggregate Amount continues to exceed the Base Amount, the Additional Interest Price shall be reduced at Closing to the extent necessary to meet the Base Amount Test, provided that the Additional Interest Prices shall never be less than $50,000,000; if once the Additional Interest Price has been reduced to US$50,000,000, the Aggregate Amount continues to exceed the Base Amount, the Real Group Members shall pay at Closing to Playa the difference between the Aggregate Amount (as reduced pursuant to the provisions of this Section 2.16) and the Base Amount (the “Price Reduction Amount”) as provided in Section 2.11(d)(i). In such event the Price Reduction Amount shall be reflected as price reduction in the Additional Interest Acquisition Documents and the Contribution and Transfer Agreement, to be proportionally allocated.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE REAL GROUP MEMBERS

Each of the Real Group Members hereby represents and warrants to the Playa Group Members as of the date hereof and as of the Closing Date as follows, provided, that for purposes of this Article III:

SECTION 3.1 Corporate Existence and Power; Solvency.

(a) Each Real Group Member that is a corporation or other legal entity is duly organized validly existing and in good standing under the laws of Mexico.

(b) Each Target Company is a sociedad anónima de capital variable or a sociedad de responsabilidad limitada de capital variable, as applicable, duly organized validly existing and in good standing under the laws of Mexico.

(c) True, correct and complete copies of (i) escrituras constitutivas and any amendments to their respective bylaws, (ii) stock certificates (to the extent issued by the Target Companies), libro de registro de socios or libro de registro de accionistas, and (iii) copies of the minutes and record books of meetings of the board of directors, managers or other governing bodies, and of meetings of shareholders, members, or other owners, in each case with respect to each of the Target Companies, have been provided in the Due Diligence Materials.

(d) None of the Real Group Members is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Neither Real Group Members nor the Target Companies are in a state of insolvency (concurso mercantil), bankruptcy (quiebra), dissolution (disolución) or liquidation (liquidación), in each case within the meaning of the Commercial Insolvency Law (Ley de Concursos Mercantiles) and/or the General Law of Commercial Organizations (Ley General de Sociedades Mercantiles) and other Applicable Law of Mexico, nor have initiated any procedure to declare insolvency, bankruptcy, dissolution or liquidation. The execution of this Agreement or the Transaction Documents will not, result in the insolvency, bankruptcy, dissolution or liquidation of the Target Companies or the Real Group Members, provided that, within twelve (12) months after the Closing Date, the Real Group Members may dissolve or liquidate in accordance with Applicable Law after providing Playa with (i) reasonably prior written notice thereof and including detailed information regarding the identity of the Person(s) that shall assume, as successor of the Real Group Member being dissolved or liquidated, any rights and obligations of such Real Group Member hereunder, and (ii) reasonably satisfactory documents or instruments confirming such assumption.

SECTION 3.2 Authorization, Execution and Enforceability of Transactions. Each Real Group Member has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. Schedule 3.2 lists the public deeds whereby the persons executing this Agreement on behalf of each of the Real Group Members are duly authorized to execute this Agreement on behalf of each such Real Group Member and to undertake and complete all actions contemplated herein. All corporate, limited liability company, partnership or similar acts and other proceedings required to be taken by each Real Group Member to authorize such Real Group Members’ execution and delivery of this Agreement and the other Transaction Documents to which such Real Group Member is a party, the performance of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions have been duly and properly taken. This Agreement and the other Transaction Documents (when executed and delivered) have been duly executed and delivered by each Real Group Member, and constitute a legal, valid and binding obligation of each Real Group Member, enforceable in accordance with their respective terms and conditions.

SECTION 3.3 Capitalization.

(a) Schedule 3.3(a) sets forth, for each Target Company, its corporate domicile, its fiscal domicile, its authorized capital stock or other equity interests, the amount, as of the date of this Agreement, and as of the Closing Date, of its outstanding capital stock or other equity interests and the record owner(s) of its outstanding capital stock or other equity interests as of the date of this Agreement and as of the Closing Date. Except for the Interests as set forth in Schedule 3.3(a), as of the date of this Agreement and as of the Closing Date, there are no shares of capital stock of or equity interests in any Target Company. The Interests have been duly authorized and validly issued, are fully paid and non-assessable, and are owned beneficially and of record by the Real Group Members as set forth on Schedule 3.3(a), free and clear of any Liens, and were not (i) issued in violation of, and are not subject to, the preemptive rights of any Person, (ii) issued in violation of, and are not subject to, any agreement or contract (including any right of first offer or right of first refusal) or (iii) issued in violation of any Applicable Laws, statutes, orders, decrees, rules, regulations or judgments of any Governmental Authority. The Real Group Members have full voting power over the Interests, subject to no proxy, shareholders’ or similar agreement, voting trust or other agreement relating to the voting of any of the Interests, and other than the Interests, there are no outstanding interests, shares of stock or any instruments giving the owner or holder thereof the right to vote on any matters on which the Target Company’s equityholders may vote. No Target Company has outstanding, or is bound by, any subscription, option, warrant, or other right, call or commitment to issue, sell, pledge, transfer or otherwise dispose of, or any obligation or commitment to purchase or otherwise acquire, any of its authorized capital stock or other equity interest or any securities convertible into or exchangeable for any of its authorized capital stock or other equity interest.

(b) At Closing, the New Interests will have been duly authorized and validly issued, and following the Closing they will be owned beneficially and of record by the Playa Investor, free and clear of any Liens. The New Interests will not be (i) issued in violation of, and are not subject to, the preemptive rights of any Person, (ii) issued in violation of, and will not be subject to, any agreement or contract (including any right of first offer or right of first refusal) or (iii) issued in violation of any Applicable Laws or any Order of any Governmental Authority.

(c) There are no dividends, distributions or similar rights that have accrued or been declared but are unpaid on the capital stock or other equity interests of any of the Target Companies, except in connection with the Capital Reduction. There are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to any of the Target Companies.

(d) The minute books and stock record books of the Target Companies, all of which have been made available to Playa, are complete and correct and have been maintained in accordance with sound business practices and requirements of Applicable Law, including the maintenance of an adequate system of internal controls. The minute books of the Target Companies contain accurate and complete records of all meetings held, and actions taken by, the equityholders, the board of directors and committees of the board of directors (or applicable equivalent bodies) of the Target Companies, and no meeting of any such equityholders, board or committee (or applicable equivalent bodies) has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of the Target Companies.

(e) As of the Closing Date, the Capital Reduction has been effected in accordance with the terms and conditions set forth herein.

SECTION 3.4 No Violations. Except as set forth on Schedule 3.4, each of the Real Group Members’ and the Target Companies’ execution and delivery of this Agreement and the other Transaction Documents and the performance of their respective obligations hereunder and thereunder will not, assuming all of the Real Group Regulatory Approvals and the Real Group Third Party Approvals are obtained or received, as applicable, (a) contravene or violate any Applicable Law to which any Real Group Member or any of the Target Companies is subject, (b) contravene or violate any Order of any Governmental Authority that is applicable to any of the Real Group Members or the Target Companies, (c) contravene, violate or be ineffective under the charter or organizational documents of any Real Group Member or any Target Company, (d) violate, be in conflict with, result in the breach of, or require the consent of any other party to, any contract, lease, license, permit or other agreement or similar instrument to or by which any Real Group Member is a party, or give any party with rights thereunder the right, with or without the giving of notice, the passage of time or both, to terminate, cancel or accelerate the rights or obligations of any Real Group Member thereunder, or (e) violate, be in conflict with, result in the breach of, or require the consent of any other party to, any Material Contract or give any party with rights thereunder the right, with or without the giving of notice, the passage of time or both, to terminate, cancel or accelerate the rights or obligations of any Target Company thereunder.

SECTION 3.5 Consents and Approvals. Except for the Real Group Regulatory Approvals and the Real Group Third Party Approvals, all of which will have been obtained by the Real Group Members prior to Closing, no authorization, approval, or consent of, and no registration or filing with, any Governmental Authority or any Third Party is required to be made or obtained by any Real Group Member or any Target Company in connection with the Real Group Members’ execution and delivery of this Agreement or the other Transaction Documents and the performance of their respective obligations hereunder and thereunder.

SECTION 3.6 Subsidiaries and Investments. Other than any other Target Companies, as of the Closing Date there will be no Persons in which any Target Company owns, directly or indirectly, any shares of capital stock or other equity interests.

SECTION 3.7 Financial Statements.

(a) Schedule 3.7(a) includes, for each Target Company, (i) an audited balance sheet as of December 31, 2012 (except the Hotel Owners), 2011 and 2010 and related audited statements of income and cash flows for the fiscal years then ended (with respect to each Target Company, the “Year End Financial Statements’’), and (ii) an audited balance sheet as of December 31, 2012 and 2011 and related audited statements of income and cash flows for the fiscal years then ended, on a proforma combined basis (the “Combined Year-End Statements”) and (iii) an unaudited interim balance sheet and P&L for such Target Company as of March 31st, 2012, on an individual basis (with respect to each Target Company, the “Interim Financial Statements”). Within 10 days following the date hereof, the Real Group Members shall deliver to Playa as an update to Schedule 3.7(a), (x) an audited balance sheet as of December 31, 2012 for each of the Hotel Owners, and related audited statements of income and cash flows for the fiscal year then ended (to be included as part of the Year End Financial Statements), and (y) an unaudited interim balance sheet and P&L for al Target Companies as of March 31st, 2012 on a combined basis (to be included as part of the Combined Year-End Statements).

(b) and together with the Year End Financial Statements and the Interim Financial Statements such Target Company’s “Financial Statements”).

(c) The Year End Financial Statements for each Target Company were prepared in accordance with MFRS, are true and correct in all material respects, and fairly present, the financial position of each Target Company as of the date thereof and its results of operations and cash flows for the period then ended. The Interim Financial Statements and the Combined Year-End Statements for each Hotel Owner were prepared in accordance with MFRS and the Interim Financial Statements for each of the other Target Companies were prepared in accordance with MFRS. The Interim Financial Statements and the Combined Year-End Statements are true and correct in all material respects, and fairly present the financial position of the Target Companies on a combined basis as of the date thereof and their results of operations and cash flows for the period then ended. To the knowledge of the Real Group Members, there are no events of circumstances that could reasonably have a Material Adverse Effect on the business and operations of the Target Companies and which have not been disclosed to the Real Group Members in the Financial Statements.

(d) The Financial Statements have been prepared from, and are in accordance with, the books and records of the Target Companies, which books and records are maintained in accordance with MFRS consistently applied throughout the periods indicated, and such books and records have been maintained on a basis consistent with the past practice of the applicable Target Companies and fairly present, the financial position of the Target Companies, provided that, beginning on January 1, 2012, the books and records of the Hotel Owners have been maintained in accordance with IFRS.

(e) The accounts receivable for each Target Company as listed on the Interim Financial Statements are valid receivables arising in the ordinary course of business consistent with past practice subject to no setoffs or counterclaims and represent monies due for goods sold and delivered or services performed, and reserves in amounts consistent with the suggestions of the applicable Target Company’s auditors in respect thereof are reflected in such Balance Sheet. At Closing, all accounts receivable of the Target Companies reflected in the Final Net Working Capital Amount will be valid receivables arising in the ordinary course of business consistent with past practice subject to no setoffs or counterclaims representing monies due for goods sold and delivered or services performed. The Target Companies own good title to such accounts receivable, free and clear of all Liens. The accounts payable of the Target Companies are properly reflected on the Financial Statements and arose from bona fide transactions with third parties (except as otherwise specified in Exhibit 3.7(d)) who are not Affiliates of the Target Companies, in the ordinary course of business consistent with past practice, except for the Accounts Receivable, which are payable to ITR.

(f) There are no off-balance-sheet transactions, arrangements or obligations attributable to any Target Company.

SECTION 3.8 Title to Assets.

(a) With respect to each Target Company, the Real Property and the Personal Property of such Target Company as of the Closing Date will constitute all of the assets that are necessary to permit such Target Company to continue the operation of the Business of such Target Company following the Closing Date in substantially the same manner as such operations have heretofore been conducted.

(b) Each of the Target Companies has good, valid and marketable fee simple (or its equivalent, if applicable) title to the Owned Real Property, free and clear of all Liens other than Permitted Real Estate Liens. The Target Companies who are lessees of Leased Real Property have a valid leasehold interest in the Leased Real Property, free and clear of all Liens other than Permitted Real Estate Liens. Without limiting the foregoing, each of the Target Companies has good, valid and marketable title to all Real Property or Personal Property, or to the extent any such Real Property or Personal Property are leased, valid leasehold interests therein, in each case free and clear of all Liens other than any Permitted Real Estate Liens.

SECTION 3.9 Absence of Certain Changes.

(a) Except as set forth in Schedule 3.9, from December 31, 2012, there has not been: (i) any acts, events, occurrences or circumstances within the Control or Reasonable Control of the Real Group Members that have adversely affected, or could reasonably be expected to adversely affect the assets, liabilities, properties, business, operations or condition (financial or otherwise) of the Target Companies in an amount that exceeds $3,000,000.00; or (ii) any External Events that, individually or in the aggregate, have adversely affected, or could reasonably be expected to adversely affect the assets, liabilities, properties, business, operations or condition (financial or otherwise) of the Target Companies in amount that exceeds $5,000,000.00.

(b) For purposes of this Section 3.9 the following terms shall have the following meanings:

(i) “Control or Reasonable Control shall mean any acts, events, occurrences or circumstances directly resulting from the actions or inactions of the Real Group Members, their Representatives and/or Affiliates.

(ii) “External Events” shall mean any acts, events, occurrences or circumstances that are not within the Control or Reasonable Control of the Real Group Members, including but not limited Acts of God, Force Majeure, governmental actions, Orders of any Governmental Authority, civil unrest, riots, governmental forfeitures, devaluations or similar actions to the extent they are unforeseeable and not within the Control or Reasonable Control of the Real Group Members.

SECTION 3.10 Litigation.

(a) Except as set forth on Schedule 3.10, no Target Company (and no business or assets thereof) is a party to, involved in or adversely affected by any pending (or, to the Real Group Members’ knowledge, threatened) litigation (including actions, suits, claims and orders), arbitration, investigation, or other Proceeding of or before any Governmental Authority or any other Person. Except as otherwise set forth therein, no Proceeding set forth on Schedule 3.10 could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Real Group Members have delivered to Playa copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.10, together with a status report regarding each such Proceeding.

(b) There is no pending (or, to the Real Group Members’ knowledge, threatened) Proceeding involving any Real Group Member or any Target Company of or before any Governmental Authority or other Person that is reasonably foreseeable to prevent or delay the consummation of the Contemplated Transactions.

SECTION 3.11 Material Contracts.

(a) Except for those contracts and agreements listed on Schedule 3.11, true, correct and complete copies of which are contained in the Due Diligence Materials, no Target Company is a party to any Contract of the following types (each, a “Material Contract”):

(i) contracts with any Real Group Member or any Affiliate of any Real Group Member or any Related Parties of the Target Companies or the Real Group Members (other than those listed on Schedule 3.11);

(ii) contracts or other arrangements involving contractual commitments or payments by any Target Company or to any Target Company in excess of $50,000 annually, including contracts for the purchase of, or payment for, supplies, products or services and contracts to sell or supply products or to perform services;

(iii) contracts pursuant to which any Target Company is subject to continuing indemnification or “earn-out” obligations;

(iv) aircraft charter agreements, guarantees of aircraft leases or related contracts;

(v) hotel management agreements, hotel marketing agreements, franchise agreements, license agreements, allotment agreements and other related contracts;

(vi) contracts or agreements for construction, management or other services in connection with the Construction Projects;

(vii) tour operator agreements or related contracts;

(viii) surety trust or escrow agreements, letters of credit or depository agreements in support of charter air transportation;

(ix) contracts intended to provide a hedge against, or payments in respect of, changes in interest rates, currencies or commodities;

(x) partnership, limited liability company, joint venture agreements or strategic alliance agreements;

(xi) contracts limiting or restraining any Target Company from engaging or competing in any lines or business with any Person or within any geographic area, including contracts containing exclusivity provisions;

(xii) contracts or other documents evidencing Indebtedness (including loan agreements, notes, mortgages, indentures, security agreements, letters of credit or other contracts for the borrowing or lending of money), including any intercompany payables, receivables and loans between any Target Company and any of the Real Group Members or their Affiliates or Related Parties;

(xiii) contracts involving commitments to make capital expenditures or purchases, sales, leases or licenses of assets or interests in any Person involving $50,000 or more individually;

(xiv) contracts providing for or requiring the issuance of equity securities (or securities or other instruments convertible into or exchangeable for equity securities) by any Target Company;

(xv) contracts or other agreements for the purchase, sale or lease of real property;

(xvi) licenses or other agreements relating to Intellectual Property;

(xvii) collective bargaining agreements (other than the Collective Bargaining Agreements listed on Schedule 3.17(c));

(xviii) employment contracts, consulting agreements, termination or severance agreements, change of control agreements or similar agreements (other than employment contracts for non-managerial hotel employees and the Services Agreements);

(xix) contracts entered into within the last five years between any Target Company and any former officer, director or affiliate of any Target Company or any Real Group Member, and contracts including any consulting or similar contracts or contracts pursuant to which such Target Company has an obligation to indemnify such current or former officer, director or affiliate; and

(xx) contracts the termination or loss of which would be reasonably likely to result in a Material Adverse Effect.

(b) Each Target Company has duly complied with all obligations and duties that it owes under each Material Contract. No Target Company is a party to any Material Contract of which it or, to the Real Group Members’ knowledge, any other party, is in default, no Target Company has given or received any correspondence or other notice (whether written or oral) with respect to any actual, alleged or potential violation, repudiation, breach or default under or any demand for renegotiation or termination with respect to any Material Contract, and to the Real Group Member’s knowledge there has been no change, effect, event, occurrence, state of facts or development that, with notice or the passage of time or both, could constitute a default under any Material Contract. Each Material Contract is legal, valid and binding on the

Target Companies and the other parties thereto, is in full force and effect and is enforceable against the Target Companies and to the Real Group Members knowledge against the other parties thereto in accordance with its terms (except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity).

(c) With respect to each Contract of the Target Companies other than the Material Contracts, (i) each Target Company has duly complied with the obligations and duties that it owes under each such contract, agreement, instrument, obligation, arrangement or undertaking, (ii) no Target Company, and to the Real Group Members knowledge, no other party, is in default of any such Contract and no Target Company has given or received any correspondence or other notice (whether written or oral) with respect to any actual, alleged or potential violation, repudiation, breach or default under or any demand for renegotiation or termination with respect to any such Contract; and (iii) each such Contract is legal, valid and binding on the Target Companies and on the other parties thereto, is in full force and effect and is enforceable against the Target Companies and against the other parties thereto in accordance with its terms (except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity).

SECTION 3.12 Real Property.

(a) Schedule 3.12(a) lists all real property owned by the Target Companies (collectively, the “Owned Real Property”), including the applicable (i) background title deeds, (ii) real estate identification tax number (cuenta predial), (iii) water account number, (iv) the true and correct legal description of each parcel of Owned Real Property, and (v) a complete list of all hotels located on any parcel of the Real Property (the “Hotels”).

(b) Except for leases set forth on Schedule 3.12(b) under which a Target Company is the lessor (the “Space Leases”) and leases solely between Target Companies, none of the Owned Real Property is leased, subleased or licensed to any other Person. Each Space Lease is a valid and binding obligation of the applicable Target Company, enforceable against such Target Company and each other party thereto in accordance with its terms (except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity) and is in full force and effect, and neither such Target Company nor, to the Real Group Members’ knowledge, any other party thereto is in default of its obligations thereunder beyond any applicable notice and cure periods.

(c) Schedule 3.12(c) lists all real property leased by the Target Companies (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”), including a description of the lease agreement pursuant to which any Target Company is a lessee of real property (the “Target Company Leases”). None of the Leased Real Property is subleased or licensed to, or otherwise used by, any Person other than the applicable Target Company. Each Target Company Lease is a valid and binding obligation of the applicable Target Company, enforceable against such Target Company and each other party thereto in accordance with its, terms (except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity) and is in full force and effect, and neither such Target Company nor, to the Real Group Members’ knowledge, any other party thereto is in default of its obligations thereunder beyond any applicable notice and cure periods.

(d) Except as otherwise set forth in Schedule 3.12(d), there are no agreements or other commitments to any Governmental Authority or any other Person that would impose upon any Target Company an obligation to dedicate any of the Owned Real Property for public purposes or to construct, install or maintain any improvements of a public or private nature on or off the Owned Real Property.

(e) No Real Property is subject to any agreement or other restriction of any nature whatsoever (recorded or unrecorded) prohibiting any Target Company’s right to convey or to use it, and there are no outstanding options or rights of first refusal to purchase any Real Property, or any portion thereof or interest therein.

(f) With respect to each Target Company, the Owned Real Property and the Leased Real Property constitutes all of the real property required to conduct the business of such Target Company as presently conducted. Other than the Owned Real Property identified on Schedule 3.12(a) and the Leased Real Property identified on Schedule 3.12(b), no Target Company owns, uses, leases or operates any real property.

(g) Schedule 3.12(g) sets forth a description of the plans, timeline, budget and progress report for any repair, renovation, construction or renewal project being carried out at any of the Hotels (the “Construction Projects”). With respect to each Construction Project, the applicable Target Company has entered into construction contracts and/or construction management contracts and architectural contracts with builders, managers and architects that are well-known and of good repute within the hotel construction industry. No work has been performed or materials supplied on or to any Real Property (including the Construction Projects), except for (i) work or materials for which full payment has been made and (ii) work or materials for which payment has been properly recorded on the books and records of the applicable Target Company.

(h) The Real Group Members have not received any notice of any pending condemnation proceedings (procedimientos de expropiación) relating to any parcel of Real Property and, to the Real Group Members’ knowledge, no such condemnation proceedings (procedimientos de expropiación) have been threatened relating to any parcel of Real Property.

(i) The Pre-Closing Construction Projects have been completed. All work performed and materials supplied on or to any Real Property in connection with the Pre-Closing Construction Projects have been paid in full.

SECTION 3.13 Personal Property.

(a) Schedule 3.13 sets forth a true and correct list of all tangible personal property, assets and FF&E owned or leased by the Target Companies in the conduct of the Business (the “Personal Property”), as well as all tangible personal property, assets and FF&E used in the conduct of the Business that is owned by any Person other than the Target Companies

(the “Third Party Personal Property”). Each Target Company has good and valid record and marketable title to, or a valid leasehold interest in, its respective Personal Property, free and clear of all Liens, and has the right to use the Third Party Personal Property as currently used, which right shall continue to be valid and enforceable following the Closing. The Personal Property constitutes all of the personal property required to conduct the Business as currently conducted. All Personal Property owned or leased by each Target Company is located in the Hotels or otherwise is in the possession of such Target Company.

(b) The current inventory of each Target Company is good and usable and is capable of being consumed and used in the ordinary course of business for the specific purpose for which such inventory was intended to be used at levels sufficient for the continuation of the business of each Target Company consistent with past practice.

SECTION 3.14 Environmental Matters.

(a) Schedule 3.14(a) sets forth a true and complete list of all Environmental Permits issued to the Target Companies by the applicable Governmental Authority. Except as set forth on Schedule 3.14(a), the Target Companies do not hold any other Environmental Permits, whether required or not by any Environmental Law. Except as otherwise set forth in Schedule 3.14(a), none of the Real Group Members nor the Target Companies have been served with any Environmental Notice or written communication regarding any material change in the status or terms and conditions of any of the Target Companies’ Environmental Permits. It is agreed and acknowledged by the Playa Group Members that the representations and warranties in this Section 3.14 will not give rise to any indemnity rights in favor of the Playa Group Members, except as otherwise expressly provided in the Environmental Indemnity.

(b) Except as otherwise set forth in Schedule 3.14(b), there are no pending (or, to the Real Group Members’ knowledge, threatened) Environmental Claims involving the Target Companies or their assets or properties, that have been filed against and served on the Real Group Members by the corresponding Governmental Authority or any Person. Neither the Real Group Members nor any of the Target Companies has been served (in accordance with the requirements of Applicable Law) with any Environmental Notice or Environmental Claim, or any request for information pursuant to Environmental Law.

(c) The Real Group Members have provided or otherwise made available to Playa and listed in Schedule 3.14(c) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Target Companies or any currently or formerly owned, operated or leased real property which are in the possession or control of the Real Group Members or the Target Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Substances.

SECTION 3.15 Employees.

(a) Schedule 3.15(a) contains a true and complete list of any individuals that as of the Closing provide personal services to the Target Companies, whether as a direct employee, agent, contractor or consultant of a Target Company, or as an employee, contractor, associate, partner or member of an Employment Company, and including without limitation hotel and corporate office personnel (the “Employees”), specifying their position, whether they are full-time, part-time or on a leave of absence (and the type of leave), and the name of the Employment Company through which such individual has been employed. Accurate and correct information regarding current salary or wage rates, bonus or other compensation (including prima de antigúedad, vacaciones, prima vocacional and aguinaldo) of each of the Employees listed in Schedule 3.15(a) has been provided to Playa in writing.. Schedule 3.15(a) also lists all members of the boards of directors, boards of managers or similar governing bodies of each of the Target Companies.

(b) Except for the Services Agreements, true, correct and complete copies of which are contained in the Due Diligence Materials, no Target Company is a party to or bound by any contracts, consulting agreements or termination or severance agreements in respect of any officer, managerial level Employee or former Employee, consultant or independent contractor of the Target Companies. No Target Company has made directly nor has it instructed or allowed the Employment Company to make any written or verbal commitments to any of the officers, Employees or former employees, consultants or independent contractors of the Target Companies with respect to compensation, promotion, retention, termination, severance, change in control or similar matters, in connection with the Contemplated Transactions or otherwise. The Target Companies have caused the Employment Company to properly classify individuals providing services to any Target Company as independent contractors or employees, as the case may be.

(c) Detailed information on the conditions of employment and the employment benefits applicable to each of the Employees, in excess of those required under Applicable Law or pursuant to the Collective Bargaining Agreements (the “Additional Benefits”) has been provided to Playa in writing.

(d) Schedule 3.15(d) contains a list of all collective bargaining agreements currently in effect relating to the Employees of the Target Companies (the “Collective Bargaining Agreements”), true, correct and complete copies of which have heretofore been made available in the Due Diligence Materials. Except as described in Schedule 3.15(d), (i) there has been no work stoppage due to labor disagreements experienced by any Target Company in the past three years; (ii) no written (or, to Real Group Members’ knowledge, other) notice has been received from any Governmental Authority of any unfair labor practice charge or complaint against any Target Company pending or, to the Real Group Members’ knowledge, threatened before any Governmental Authority with respect to the Employees; (iii) no arbitration proceeding arising out of or under any Collective Bargaining Agreement other than proceedings arising in connection with individual employee grievance procedures is pending against any Target Company; and (iv) there is no labor strike, slowdown, work stoppage, other job action, lockout, arbitration, grievance or other labor dispute involving any of the Employees of any Target Company actually pending or, to the Real Group Members’ knowledge, threatened. There are no complaints, charges or claims against any Target Company or the Employment Company pending or, to the Real Group Members’ knowledge, threatened based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any Employee, or the failure to employ by any Target Company of any individual. Each Target Company (and Employment Company with respect to the Employees) is in material compliance with all Applicable Laws relating to the employment of labor, including all such Applicable Laws relating to wages, hours, social security obligations, collective bargaining, discrimination, safety and health, workers’ compensation, immigration and the collection and payment of withholding and/or social security Taxes pension, housing and other Contributions and any similar Tax.

SECTION 3.16 Employee Benefit Plans.

(a) There are no Employee pension plans or unfunded pension fund liabilities or collective bargaining agreements (other than the Collective Bargaining Agreements set forth on Schedule 3.15(d)) in existence relating to the Employees.

(b) Except as otherwise set forth on Schedule 3.16(b), there are no written or oral employment, employee benefit, bonus, incentive, deferred compensation, retirement, stock purchase, equity or equity-based compensation, severance, salary continuation, consulting, termination, change in control, welfare benefit, fringe benefit or other compensation plans, policies, agreements, arrangements, practices, or procedures maintained, participated in or contributed to by any Target Company for current or former Employees, consultants or directors of any Target Company, or with respect to which any Target Company has any obligation or liability, contingent or otherwise, for current or former Employees, consultants or directors of any Target Company, except to the extent required under Applicable Law or as part of the Additional Benefits (collectively, the “Benefit Plans”).

(c) Except as set forth on Schedule 3.16(c), there are no pending Proceedings arising from or relating to the Benefit Plans (other than routine benefit claims).

(d) None of the Benefit Plans provide for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Applicable Law.

(e) Neither the execution and delivery of this Agreement or the other Transaction Documents nor the consummation of the Contemplated Transactions will result in (i) any payment becoming due to any Employee, consultant or director of any Target Company, (ii) the provision of any benefits or other rights to any Employee, consultant or director of any Target Company, (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Employee, consultant or director of any Target Company, or (iv) require any contributions or payments to fund any obligations under any Benefit Plan.

SECTION 3.17 Taxes.

(a) The Target Companies have duly and timely filed all Tax Returns required under Applicable Law to be filed by each Target Company on or before the date hereof with respect to all applicable Taxes. No penalties or other charges are or will become due with respect to any of the Tax Returns by reason of the late filing thereof. All of the Tax Returns are true and complete in all respects. The Target Companies either: (i) except for those Taxes that are being disputed in good faith and through appropriate legal procedures as set forth on Schedule 3.17(a)(i), have paid all Taxes due or claimed to be due by any Taxing authority in connection with any of the Tax Returns (without regard to whether or not such Taxes are shown as due on such Tax Returns); or (ii) have established adequate reserves in conformity with MFRS consistently applied for the payment of such Taxes on the books and records of the Target Companies. The charges, accruals, and reserves for Taxes reflected on the books of the Target Companies through the end of the last period for which the Target Companies ordinarily record items on their books (excluding any provision for deferred income Taxes reflecting either differences between the treatment of items for accounting and income Tax purposes or carryforwards) are sufficient for the payment of all accrued and unpaid Taxes, whether or not such Taxes are yet due and payable and excluding any Taxes being disputed as set forth in Schedule 3.17(a)(i), for or with respect to the period and for which any Target Company may be liable in its own right (including by reason of being a member of the same affiliated group) or as a transferee of the assets of, or successor to, any company, person, association, partnership, joint venture or other entity. Since the end of the last period for which the Target Companies ordinarily record items on their books, none of the Target Companies has engaged in any transaction, or taken any other action, other than in the ordinary course of business.

(b) No Target Company is a party to an agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes. No Target Company is or has ever been a member of an affiliated, consolidated, combined or unitary group, or a party to any arrangement as a result of which liability of the Target Company to a Governmental Authority is determined or taken into account with reference to the activities of any other Person. No Target Company has entered into any agreement or arrangement with any Governmental Authority with regard to the Tax liability of any Target Company affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(c) To the knowledge of the Real Group Members no Target Company is liable for the payment of Taxes in any country outside of Mexico.

(d) No assessment of Taxes has been proposed or, to the Real Group Members’ knowledge, threatened, and except as set forth on Schedule 3.17(a)(i), there are no audits or other proceedings (including, without limitation, informal reviews or requests for information) by any taxing authority pending or, to the Real Group Members’ knowledge, threatened, with respect to Taxes of any Target Company.

(e) The charges, accruals and reserves for Contributions (including, as part of any charges, accruals or reserves for amounts payable to the Employment Companies) reflected on the books of the Target Companies through the end of the last period for which the Companies ordinarily record items on their books, are sufficient for the payment of all unpaid Contributions, whether or not such Contributions are disputed or are yet due and payable, and for which such Target Company may be liable in its own right (including by reason of being a member of the same affiliated group) or successor to, any company, person, association, partnership, joint venture or other entity.

(f) No Tax will be imposed on any of the Target Companies as a result of the Contemplated Transactions, except as set forth in Schedule 3.17(f), and on or before the Closing the Target Companies will have paid all such Taxes or will have established adequate reserves in conformity with MFRS consistently applied for the payment of such Taxes on the books and records of the Target Companies.

(g) The financial statements and Tax situation of the Target Companies have been audited by Mancera S.C. (Ernst & Young) and such accountant has determined that except for those Taxes that are being disputed in good faith and through appropriate legal procedures as set forth on Schedule 3.17(a)(i), all Taxes due and payable by the Target Companies with respect to the years so audited have been fully and properly paid. No Target Company is currently the beneficiary of any extension of time within which to file any Tax Return. No Target Company has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency which waiver or extension is currently in effect. Except as set forth in Schedule 3.17(g), no issue has been raised by any Governmental Authority in any prior examination of a Target Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency for any subsequent taxable period.

(h) No Target Company will be required to include any adjustment in taxable income for a tax period (or portion thereof) beginning after the Closing Date as a result of a change in accounting method for a tax period ending on or before the Closing Date. Except as provided in Schedule 3.17(h), no Target Company will be required to include for a tax period (or portion thereof) ending after the Closing Date taxable income attributable to a transaction occurring in a tax period ending on or before the Closing Date.

(i) Schedule 3.17(i) lists all transfer pricing studies completed or commissioned by the Target Companies, which evaluate the arm’s length nature of the material related party transactions involving any Target Company, copies of which have been provided to Playa in the Due Diligence Materials.

SECTION 3.18 Intellectual Property Matters.

(a) Schedule 3.18(a) sets forth a true and complete list of (i) all Intellectual Property owned by any of the Target Companies that is registered, or for which an application to register has been filed and is pending, in any jurisdiction (the “Registered Intellectual Property”), and (ii) all unregistered Intellectual Property that is owned by any of the Target Companies (collectively with the Registered Intellectual Property, the “Owned Intellectual Property”). The Target Companies own the Owned Intellectual Property and the Registered Intellectual Property free and clear of all Liens.

(b) Schedule 3.18(b) sets forth a true and complete list of all Intellectual Property licensed to or otherwise used by the Target Companies (the “Licensed Intellectual Property”) and a description of the license agreements related thereto (the “IP Licenses”). The Target Companies possess adequate and valid rights to use all of the Licensed Intellectual Property. Each of the IP Licenses is legal, valid and binding on the Target Companies and the other parties thereto, is in full force and effect and is enforceable against the Target Companies and against the other parties thereto in accordance with its terms (except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity).

(c) Except as otherwise set forth on Schedule 3.18(c), none of the Registered Intellectual Property or any of the other Intellectual Property used by any Target Company, nor the validity of the Target Companies’ rights to use such Intellectual Property has been challenged and is not being contested in any litigation to which any Target Company is a party nor, to the Real Group Members’ knowledge, has any such litigation been threatened. Except as otherwise set forth on Schedule 3.18(c), to the Real Group Members’ knowledge, the use of the Owned Intellectual Property and the Licensed Intellectual Property by the Target Companies does not conflict with, infringe upon or violate the Intellectual Property rights of any Person (and none of the Real Group Members or the Target Companies has received notice to such effect). Except as otherwise set forth on Schedule 3.18(c), to the Real Group Members’ knowledge, no third party is infringing any of the Owned Intellectual Property.

(d) The Real Group Members and the Target Companies have taken reasonable measures to protect the confidentiality of all Intellectual Property used by the Target Companies (except for such Intellectual Property whose value would be unimpaired by disclosure).

(e) The IT Systems used to operate the business of the Target Companies are adequate for the operation as currently operated and consistent with past practice. The Target Companies are in compliance with all terms and conditions governing the use of any software used in connection with such IT Systems.

SECTION 3.19 Insurance. Schedule 3.19-A sets forth a true and correct list of all insurance policies and bonds (fianzas) carried by or for the benefit of the Target Companies or with respect to which any Target Company is a named insured (the “Insurance Policies”), specifying the insurer, amount of and nature of coverage (including a description of whether such policies are “claims made” or “occurrence based” policies) and the date through which coverage will continue by virtue of premiums already paid. The Due Diligence Materials contain true and complete copies of all Insurance Policies. All insurance policies of the Target Companies have been and are in full force and effect and all insurance premiums due thereon have been paid in full when due. No notice of cancellation or termination of any Insurance Policy has been received (or to the knowledge of the Real Group Members or any Target Company issued) by any Real Group Member or any Target Company. The Insurance Policies are in such amounts and against such risks as is customary and adequate for companies of similar size in the industries and locations in which the Target Companies operate and are sufficient to comply with Applicable Law. Except as set forth on Schedule 3.19-B, there are no pending claims against such Insurance Policies as to which insurers have denied liability and there exist no claims that have not been timely submitted by any Target Company to its related insurers. All of the Insurance Policies are in full force and effect and will be maintained by the Target Companies in full force and effect as they apply to any matter, action or event relating to the Target Companies occurring through the Closing Date, and no Target Company has reached or exceeded its policy limits for any insurance policies in effect at any time during the past five years. No insurer under any Insurance Policy has cancelled or generally disclaimed liability or indicated any intent to do so or not renew any such policy. All material claims in respect of the Target Companies under the Insurance Policies have been filed in a timely fashion.

SECTION 3.20 Indebtedness. Except as described on Schedule 3.20, none of the Target Companies has any Indebtedness outstanding. Complete and correct copies of all instruments (including all amendments, supplements, waivers, certificates and consents) relating to any Indebtedness of any of the Target Companies have been provided to Playa in the Due Diligence Materials. Except as described on Schedule 3.20, (i) no Target Company is a guarantor or is otherwise liable for any Indebtedness (including Indebtedness for borrowed money) of any other Person (including any Real Group Member, any Affiliate of a Real Group Member or any Related Party) and (ii) no Person (including any Real Group Member, any Affiliate of a Real Group Member or any Related Party) is a guarantor or is otherwise liable for any Indebtedness (including Indebtedness for borrowed money) of any Target Company. There is no default, or any event, fact, circumstance or development that, with or without notice or passage of time, could constitute a default on the part of the Real Group Members or the Target Companies and to the knowledge of the Real Group Members, a default by any other party thereto, under any contract or agreement with respect to Indebtedness of any of the Target Companies.

SECTION 3.21 No Brokers. Except as specified in Schedule 3.21, no broker or finder has acted directly or indirectly for any of the Real Group Members or the Target Companies in connection with this Agreement or the Contemplated Transactions, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of any of the Target Companies. All fees, commissions, charges, costs or expenses payable to the brokers or finders listed on Schedule 3.21 will be paid by the Real Group Members, and no Target Company will be liable for the payment or reimbursement of any such amount.

SECTION 3.22 Related Party Transactions. Except with respect to agreements solely between or among the Target Companies, any Transaction Documents or as set forth on Schedule 3.22, no Related Party of any of the Target Companies or any of the Real Group Members has any direct or indirect interest in (a “Related Party Transaction”) (a) any contract, arrangement or understanding with, or relating to, the Target Companies or the properties or assets of the Target Companies, (b) any loan, arrangement, understanding, agreement or contract for or relating to the Target Companies or the properties or assets of the Target Companies, (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Target Companies, (d) any cause of action or claim whatsoever against any Target Company, or (e) any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Target Companies (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies). No Related Party to any of the Target Companies or any of the Real Group Members has made or received any payments not correctly categorized and fully disclosed in the Target Companies’ books and records in connection with or in any way relating to or affecting any of the Target Companies. As of the Closing Date, the Related Party Transactions specified in Schedule 3.22 will have been terminated without any further liability for the Target Companies prior to Closing.

SECTION 3.23 Relationships with Customers, Contractors, Subcontractors and Suppliers. Except as may otherwise be reasonable during the normal course of business and consistent with past practice, each Target Company maintains good relations with its respective customers, contractors, subcontractors and suppliers, and no event has occurred that would cause a Material Adverse Effect on any Target Company’s relations with any such customer, contractor, subcontractor or supplier under a Material Contract. No customer, contractor, subcontractor or supplier (or former customer, contractor, subcontractor, or supplier) of a Target Company under a Material Contract during the last 12 months has canceled, terminated or made any threat to cancel or otherwise terminate its contract. None of the Real Group Members or the Target Companies have received any notice to the effect that any current customer, contractor, subcontractor, or supplier under a Material Contract may terminate or alter its business relations with the Target Companies, as a result of this Agreement, the Contemplated Transactions or otherwise.

SECTION 3.24 Internal Controls. Each Target Company maintains accurate books and records reflecting its assets and liabilities and maintains internal accounting controls that are proper and adequate for non-public companies and that provide assurance that (i) no Target Company maintains any off-the-book accounts and that each Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets and obligations, (iv) access to the assets of such Target Company is permitted only in accordance with appropriate internal accounting controls or management’s authorization, (v) the reporting of assets of such Target Company is compared with existing assets at regular intervals, and (f) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

SECTION 3.25 Ethical Practices. None of the Real Group Members or any of the Target Companies, nor any Representative of any Real Group Member or any Target Company, nor, to the Real Group Members’ knowledge, any joint venture partner of a Real Group Member or any Target Company, has offered or given, and no Real Group Member nor any Target Company has any knowledge that any Person that has offered or given on its behalf, anything of value to: (a) any official, member, employer or customer of a Governmental Authority, any political party or official thereof, or any candidate for political office; (b) any customer or member of the government; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in his or its official capacity, including a decision to fail to perform his or its official function; (ii) inducing such Person to use his or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist any Real Group Member or any Target Company in obtaining or retaining business for, or with, or directing business to, any Person; (iii) securing any improper advantage; (iv) where such payment is or was contingent upon the issuance, amendment, renewal or other action with respect to any Permit or Contract or that would otherwise be in violation of any Applicable Law; or (v) where such payment would constitute a bribe, kickback or illegal or improper payment to assist any Real Group Member or any Target Company in obtaining or retaining business for, or with, or directing business to, any Person, in each case in violation of applicable Anti-Corruption Laws. To the Knowledge of the Real Group Members, no Target Company has violated or is in violation of any provision of any Anti-Corruption Laws, and to the Knowledge of the Real Group Members each payment made by any Target Company with respect to its business to customers, consultants or similar Persons is properly and accurately recorded on the books and records of the applicable Target Company in accordance with MFRS.

SECTION 3.26 Bank Accounts. Schedule 3.26 accurately sets forth, with respect to each account maintained by or for the benefit of any of the Target Companies at any bank or other financial institution: (a) the name and location of the institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; (c) the current balance in such account; and (d) the names of all authorized signatories and other individuals authorized to draw on or make withdrawals from such account. Schedule 3.26 also sets forth the name of each Person holding a power of attorney from any of the Target Companies in connection with such accounts and a brief description thereof.

SECTION 3.27 Budget. Schedule 3.27 sets forth a true and complete copy of the annual operating budget and the annual capital expenditure for each Target Company (each, a “Budget”) for calendar year 2013, duly approved by management of the applicable Target Companies as of the date of this Agreement, which provide sufficient details with respect to proposed capital expenditures and major building expenditures, an estimate of costs and expenses, revenue and profit, a marketing budget and a schedule of replacement of FF&E, in each case, for the following fiscal year for each Target Company. The Playa Group Members agree and acknowledge that the Budget is provided solely for informational purposes, and that the Playa Group Members shall not rely on the Budget in making a determination as to the viability or performance of the Target Companies and the entering into of this Agreement and the consummation of the Contemplated Transactions.

SECTION 3.28 Merger. (a) The Merger has been completed and is valid, binding and enforceable against third parties; (b) all corporate, limited liability company, partnership or similar acts and other proceedings required to be taken by each Real Group Member and each Target Company to authorize the execution and delivery of any and all documents necessary to consummate the Merger, including but not limited to a merger agreement (acuerdo de fusion), and to consummate the Merger, have been duly and properly taken in accordance with Applicable Law; (c) all authorizations, approvals, or consents of, and all registrations or filings with, any Governmental Authority required to be made or obtained by any Real Group Member and any Target Company in accordance with Applicable Law in connection with the Merger have been obtained and made and are in full force and effect; (d) the Merger does not (i) contravene, violate or be ineffective under the charter or organizational documents of any Real Group Member or any Target Company, (ii) violate, be in conflict with or result in the breach of any contract (including any Material Contract), lease, license, permit or other agreement or similar instrument to or by which any Real Group Member or any Target Company is a party, or give any party with rights thereunder the right, with or without the giving of notice, the passage of time or both, to terminate, cancel or accelerate the rights or obligations of any Real Group Member, any Merging Company or any Target Company thereunder, and all authorizations, approvals or consents of third parties required under any such contract, lease, license, permit or other agreement or similar instrument have been obtained by the Real Group Members and the Target Companies; (e) the Merging Companies have ceased to exist by virtue of the Merger, and all rights, interests, assets, properties, liabilities and obligations of each of the Merging Companies have been assigned and transferred to the applicable Hotel Owner as successor by virtue of the Merger, and such assignment and transfer is valid, binding and enforceable against third parties; and (f) except as set forth in Schedule 3.28(f) no Taxes have been or will be imposed on any of the Target Companies as a result of the Merger, and as of the Closing Date, all such Taxes (including all transfer, documentary, sales, use, real property transfer, stock transfer, recording, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (together with any interest or penalty, addition to tax or additional amount) have been duly paid to the applicable Governmental Authority prior to Closing.

SECTION 3.29 Securities Law Matters; Transfer Restrictions. Subject to the representations and warranties of Playa Group Members set forth in Article IV herein and any other representations, warranties, covenant and agreements set forth in the Investment in Playa Documents, the Real Group Members acknowledge and agree that they (a) have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of its investment in the Playa Shares, and they understand and are able to bear any economic risks associated with such investment (including the inherent risk of losing all or part of its investment in Playa); (b) have access to such information concerning Playa as they deem necessary to execute and deliver, and perform obligations under, this Agreement, and (c) understand that after the Closing the transfer of the Playa Shares by the Operators Holding Contributing Shareholder may be subject to restrictions pursuant to Applicable law, the bylaws of Playa and the Investors Agreement.

SECTION 3.30 Disclosure. The Real Group members have made available to Playa all the information reasonably available to the Real Group Members that Playa has requested in connection with its due diligence activities, inspections, and studies of the Target Companies and the entering into this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions. All disclosure provided to Playa regarding the Target Companies, their Business and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Real Group Members is to the Knowledge of the Real Group Members true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein or herein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.31 Due Diligence. Except to the extent provided in Section 2.15, the Real Group Members have completed their due diligence activities, inspections, and studies of the Playa Shares and as a result are prepared, on and subject to the terms and conditions of this Agreement, to consummate the Contemplated Transactions.

SECTION 3.32 DISCLAIMER OF ADDITIONAL REPRESENTATIONS AND WARRANTIES. THE REAL GROUP MEMBERS ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE PLAYA GROUP MEMBERS HAVE NOT MADE, DO NOT MAKE AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE PLAYA SHARES, PLAYA AND ITS SUBSIDIARIES, THEIR BUSINESS, OPERATIONS OR ASSETS.

SECTION 3.33 AS IS TRANSFER. THE REAL GROUP MEMBERS ACKNOWLEDGE AND AGREE THAT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND EXCEPT FOR THE OBLIGATIONS OF THE PLAYA GROUP MEMBERS SET FORTH IN THIS AGREEMENT, THE INVESTMENT IN THE PLAYA SHARES AS PROVIDED FOR IN THIS AGREEMENT IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PLAYA GROUP MEMBERS

The Playa Group Members hereby represent and warrant to the Real Group Members as of the date hereof and as of the Closing Date as follows:

SECTION 4.1 Corporate Existence and Power.

(a) Each Playa Group Member that is a corporation or other legal entity is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization.

(b) No member of the Playa Group or any part of its assets or undertakings is involved in or subject to any form of bankruptcy, involuntary liquidation, receivership, administration, arrangement or scheme with creditors, moratorium, interim or provisional supervision by the court or court appointee, whether in the jurisdiction of the place of incorporation or in any other jurisdiction, whether in or out of court. The execution of this Agreement or the Transaction Documents will not, result in the bankruptcy, liquidation, receivership, administration, arrangement or scheme with creditors, moratorium, interim or provisional supervision by the court or court appointee, whether in the jurisdiction of the place of incorporation or in any other jurisdiction, whether in or out of court, of any member of the Playa Group. No member of the Playa Group has stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any relevant jurisdiction.

SECTION 4.2 Authorization, Execution and Enforceability of Transactions. Each Playa Group Member has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. All acts and other proceedings required to be taken by each Playa Group Member to authorize such Playa Group Member’s execution and delivery of this Agreement and the other Transaction Documents to which such Playa Group Member is a party, the performance of its obligations hereunder and thereunder and the consummation of Contemplated Transactions have been duly and properly taken, except as specified on Schedule 4.2 and for those acts and proceedings that constitute a condition to Closing. This Agreement has been or will be duly executed and delivered by each Playa Group Member and constitutes a legal, valid and binding obligation of such Playa Group Member, enforceable in accordance with their respective terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of this Agreement and the other Transaction Documents are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.3 No Violations. Except as set forth on Schedule 4.3, each Playa Group Member’s execution and delivery of this Agreement and the other Transaction Documents to which such Playa Group Member is a party and the performance of its obligations hereunder and thereunder will not (a) assuming all of the Playa Regulatory Approvals and the Playa Third Party Approvals are obtained or received, as applicable, contravene or violate any Applicable Law to which such Playa Group Member is subject, (b) contravene or violate any Order of any Governmental Authority that is applicable to such Playa Group Member, or (c) contravene, violate or be ineffective under the charter or organizational documents of such Playa Group Member, (d) violate, be in conflict with, result in the breach of, or require the consent of any other party to, any contract, lease, license, permit or other agreement or similar instrument to or by which any Playa Group Member is a party, or give any party with rights thereunder the right, with or without the giving of notice, the passage of time or both, to terminate, cancel or accelerate the rights or obligations of any Playa Group Member thereunder.

SECTION 4.4 Consents and Approvals. Except for the Playa Regulatory Approvals and the Playa Third Party Approvals, all of which shall have been obtained prior to the Closing, no authorization, approval, or consent of, and no registration or filing with, any Governmental Authority or any Third Party is required to be made or obtained by any Playa Group Member in connection with such Playa Group Members’ execution and delivery of this Agreement or the other Transaction Documents to which such Playa Group Member is a party and the performance of its obligations hereunder and thereunder.

SECTION 4.5 Capital Structure; Subsidiaries and Investment.

(a) Schedule 4.5, sets forth a true, correct and complete copy of the organizational chart of Playa immediately following the Closing Date. At Closing, Playa will directly or indirectly acquire, own and control, the Subsidiaries set forth on Schedule 4.5. At Closing the Capital Structure of Playa shall be substantially as described on Exhibit T. Other than as described in Schedule 4.5, immediately after the Closing there will be no other issued and outstanding shares of Playa.

(b) Following the Closing, and except in connection and as security for the Senior Secured Term Loan Facility, there will be no Lien on, over or affecting any of the issued and outstanding shares of Playa or the issued and outstanding shares of its direct and/or indirect Subsidiaries, nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing. There are no outstanding depository receipts in relation to the issued and outstanding shares of Playa and the issued and outstanding shares of its direct and/or indirect Subsidiaries.

SECTION 4.6 Playa Shares. At Closing, the Playa Shares will have been duly authorized and validly issued, and following the Closing they will be owned beneficially and of record by the Operators Holding Contributing Shareholder, free and clear of any Liens. The Playa Shares will not be (i) issued in violation of, and are not subject to, the preemptive rights of any Person, (ii) issued in violation of, and will not be subject to, any agreement or contract (including any right of first offer or right of first refusal) or (iii) issued in violation of any Applicable Laws of any Governmental Authority. Except as provided in the Investors Agreement or Schedule 4.6, there are no outstanding options or rights of first refusal to acquire the Playa Shares. Except as otherwise set forth in Schedule 4.6 or as provided in the Transaction Documents, neither Playa nor any of its Subsidiaries, has outstanding, or is bound by, any subscription, option, warrant, or other right, call or commitment to issue, sell, pledge, transfer or otherwise dispose of, or any obligation or commitment to purchase or otherwise acquire, any of its authorized capital stock or other equity interest or any securities convertible into or exchangeable for any of its authorized capital stock or other equity interest.

SECTION 4.7 Financial Statements.

(a) Schedule 4.7(a) includes an audited balance sheet of each of the entities that owns a Playa Resort as of December 31, 2011 and 2010 and related audited statements of income and cash flows for the fiscal years then ended (the “Playa Financial Statements”). Within 30 days following the date hereof, Playa shall deliver to the Real Group Members Representative as an update to Schedule 4.7(a), an unaudited balance sheet of each of the entities that owns a Playa Resort as of December 31, 2012 and related audited statements of income and cash flows for the fiscal years then ended.

(b) The Playa Financial Statements were prepared in accordance with the applicable generally accepted accounting principles consistently applied as required by Applicable Law. The Playa Financial Statements are true and correct in all material respects and fairly present, the financial position of the applicable Playa Resort as of the date thereof and its results of operations and cash flows for the period then ended. To the knowledge of Playa there are no events of circumstances that could reasonably have a Material Adverse Effect on the business and operations of the applicable Playa Resort which have not been disclosed to the Real Group Members in the Playa Financial Statements.

(c) The Playa Financial Statements have been prepared from, and are in accordance with, the books and records of Playa and its Subsidiaries, which books and records are maintained in accordance with the applicable generally accepted accounting principles as required under Applicable Law and consistently applied throughout the periods indicated, and such books and records have been maintained on a basis consistent with the past practice of Playa and its Subsidiaries.

(d) The accounts receivable for each of the Playa Resorts as listed in the Financial Statements are valid receivables arising in the ordinary course of business consistent with past practice subject to no setoffs or counterclaims and represent monies due for goods sold and delivered or services performed, and reserves in amounts consistent with the suggestions of the auditors of Playa in respect thereof are reflected in such Financial Statements.

(e) There are no off-balance-sheet transactions, arrangements, obligations or relationships attributable to Playa or any of its Subsidiaries.

SECTION 4.8 Playa Resorts. At Closing, Playa will directly or indirectly acquire the Playa Resorts set forth on Exhibit O.

SECTION 4.9 Senior Secured Term Loan Facility. At Closing, the Secured Term Loan Facility will have been completed as set forth on Exhibit S in accordance with the terms of the Senior Secured Loan Facility Documents. The Senior Secured Loan Facility Documents have been or will be at Closing duly executed and delivered by each Playa Group Member and constitute the legal, valid and binding obligation of such Playa Group Member, enforceable in accordance with their respective terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of the Senior Secured Loan Facility Documents are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.10 Transactions. At Closing, the Transaction will have closed in accordance with the terms of the Playa Transaction Documents, and as a result thereof Playa and its Subsidiaries will be substantially in compliance with the terms described on Exhibit U. The Playa Transaction Documents have been or will be on or before Closing duly executed and delivered by each Playa Group Member and constitute the legal, valid and binding obligation of such Playa Group Member, enforceable in accordance with their respective terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of the Playa Transaction Documents are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.11 No Brokers. No broker or finder has acted directly or indirectly for the Playa Group Members in connection with this Agreement or the Contemplated Transactions, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Playa Group Members.

SECTION 4.12 Litigation. There is no pending or, to the knowledge of the Playa Group Members, threatened litigation, arbitration, investigation, or other Proceeding involving the Playa Group Members of or before any Governmental Authority that is reasonably likely to prevent or materially delay the consummation by the Playa Group Members of the Contemplated Transactions or the Transactions, other than any investigation or other proceeding by any Governmental Authority, including any antitrust authority, arising from the Contemplated Transactions.

SECTION 4.13 Securities Law Matters. Subject to the representations and warranties of Real Group Members set forth in Article IV herein, Playa acknowledges and agrees that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Target Companies, and it understands and is able to bear any economic risks associated with such investment; and (b) had access to such information concerning the Target Companies as it deemed necessary to execute and deliver, and perform its obligations under this Agreement.

SECTION 4.14 Due Diligence. Playa has completed its due diligence activities, inspections, and studies of the Target Companies and as a result is prepared, on and subject to the terms and conditions of this Agreement, to consummate the Contemplated Transactions.

SECTION 4.15 DISCLAIMER OF ADDITIONAL REPRESENTATIONS AND WARRANTIES. THE PLAYA GROUP MEMBERS ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE REAL GROUP MEMBERS HAVE NOT MADE, DO NOT MAKE AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO. CONCERNING OR WITH RESPECT TO THE TARGET COMPANIES, THEIR BUSINESS, OPERATIONS OR ASSETS, INCLUDING BUT NOT LIMITED TO THE MAINTENANCE, REPAIR, CONDITION, DESIGN, MARKETABILITY AND FITNESS FOR A PARTICULAR USE OF THE REAL PROPERTY AND/OR THE PERSONAL PROPERTY, COMPLIANCE OF THE IMPROVEMENTS WITH ANY APPLICABLE LAW AND ANY RIGHTS OF PLAYA UNDER APPROPRIATE STATUES TO CLAIM DIMINUITION OF CONSIDERATION IN CONNECTION THEREWITH.

SECTION 4.16 AS IS TRANSFER. THE PLAYA GROUP MEMBERS ACKNOWLEDGE AND AGREE THAT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND EXCEPT FOR THE OBLIGATIONS OF THE REAL GROUP MEMBERS SET FORTH IN THIS AGREEMENT, THE INVESTMENT IN THE TARGET COMPANIES AS PROVIDED FOR IN THIS AGREEMENT IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS. PLAYA GROUP MEMBERS WITH PLAYA GROUP MEMBERS’ COUNSEL, HAVE FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTAND THE SIGNIFICANCE AND EFFECT THEREOF.

SECTION 4.17 Disclosure. Subject to Section 2.15, Playa has made available to the Real Group Members all the information reasonably available to Playa that the Real Group Members requested in connection with the Real Group Due Diligence and the consummation of the Contemplated Transactions. All disclosures provided to the Real Group Members regarding the Playa Shares, the Playa Group Members, their Affiliates, business and assets and the acquisition of the Playa Resorts, furnished by or on behalf of Playa is to the knowledge of Playa true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein or herein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS AND AGREEMENTS

SECTION 5.1 Conduct of Business.

(a) Each Real Group Member covenants and agrees that, except (x) as set forth on Schedule 5.1(a), (y) as expressly contemplated by this Agreement, or (z) as otherwise discussed between Playa and the Real Group Members, each Real Group Member shall, and the Real Group Members shall cause each of the Target Companies to, between the date hereof and the Closing Date, conduct the business of each of the Target Companies in the ordinary course consistent with historical and customary operating practices, and in a prudent and efficient manner in accordance with a reasonable business judgment.

(b) Without limiting the generality of the foregoing, the Real Group Members, shall not, and shall cause the Target Companies not to, without first discussing it with Playa, to directly or indirectly:

(i) fail to continue as currently maintained and consistent with past practice, all insurance policies of the Target Companies in full force and effect, except where coverage is terminated and replaced by comparable coverage;

(ii) incur, make, or commit or enter into any agreement to incur or make, any expense, capital expenditure, or enter or acquire any other obligation, having a value in excess of $100,000;

(iii) enter into any Contract, arrangement or commitment which will be effective for a period of one (1) year after the Closing Date.

(iv) amend or propose to amend any Target Company’s bylaws or comparable organizational documents;

(v) split, combine or reclassify any outstanding shares of any Target Company’s capital stock or other equity interests, effect a recapitalization or similar event or accelerate the vesting of any options, restricted stock, stock appreciation rights or similar rights;

(vi) declare, set aside or pay any dividends on, or make any distributions in respect of, any of the Shares or any of the capital stock or equity interests of the Target Companies;

(vii) redeem, purchase, acquire, or offer to acquire any of the Shares or any shares of any Target Company’s capital stock or other equity interests or do any capital reduction;

(viii) except as otherwise provided in this Agreement, issue, sell, pledge, transfer or dispose of, or agree to issue, sell, pledge, or dispose of (A) any of the shares or any capital stock or other equity interests of any of the Target Companies, (B) any bonds, debentures, notes or other Indebtedness of any Target Company, (C) any securities convertible into or exchangeable for, or any options, warrants or rights of any kind to acquire, any of the shares or any capital stock or other equity interests of any of the Target Companies, or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, in each case, in any of the Target Companies;

(ix) directly or indirectly acquire (by merger, consolidation, acquisition of stock or assets or otherwise) (A) any Person or any business or division of any Person, (B) any capital stock or other equity interests of any Person, (C) any bonds, debentures, notes or other Indebtedness of any Person, (D) any securities convertible into or exchangeable for, or any options, warrants, or rights of any kind to acquire, any capital stock or other equity interests of any Person or any voting securities or convertible or exchangeable securities, or (E) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, in each case, in any Person;

(x) assume or guarantee any Indebtedness to any Person;

(xi) fail to timely pay any Indebtedness or Taxes when due (other than those disputed in good faith and through appropriate legal procedures);

(xii) other than reasonable loans made consistent with past and customary practices to Employees that are not Related Parties to any of the Target Companies or the Real Group Members, make or commit to make any investments in or capital contributions to, or loans or advances to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances to other Persons;

(xiii) dissolve, create any Subsidiary, effect a reorganization or liquidation of any kind or otherwise alter any Target Company’s corporate existence;

(xiv) except in the ordinary course of business, (A) take any action to alter the compensation of, or to pay bonuses or other special remuneration to, any directors, officers, employees or consultants of any Target Company, (B) institute, alter or terminate any severance or termination pay practices with respect to any directors, officers, employees or consultants of any Target Company, (C) alter the benefits payable under any Target Company’s severance or termination pay practices, or (D) otherwise amend or create any material obligations with respect to compensation, severance or benefits to any director, officer, employee or consultant of any Target Company;

(xv) except (A) in accordance with Section 6.14(a), in the ordinary course of business with respect to non-managerial or executive Hotel-level personnel, or in the case of voluntary resignation, cause any director, officer, Employee or consultant of any Target Company to cease to be related to such Target Company, or (B) cause any individual who is not related to an Target Company to become related to such Target Company other than routine hiring in the ordinary course of business of the applicable Target Company of any employee or consultant with an annual base salary that does not exceed $80,000;

(xvi) (A) except as may be required by any Governmental Authority, make or change (or have made or changed on its behalf) any election relating to Taxes, including any change in accounting method for Tax purposes and/or change in Tax classification, (B) file any Tax Return other than in a manner consistent with past practice, or (C) enter into any material closing, settlement or other agreement with any Governmental Authority relating to, or which would have a material effect on, Taxes of any of the Target Companies;

(xvii) make any changes to the accounting methods, principles or practices of any Target Company, except as required by Applicable Law or by any Governmental Authority;

(xviii) pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy any accounts payable, liabilities or obligations when due and payable;

(xix) except in the ordinary course of business and consistent with past practice, initiate or institute any litigation, action, suit or Proceeding (other than routine collection of bills) or settle or agree to settle any litigation, action, suit or Proceeding relating to any Target Company in an amount in excess of $50,000;

(xx) enter into any new line of business; or

(xxi) enter into any agreement with respect to any of the matters set forth in this Section 5.1(b).

SECTION 5.2 Notices, Consents and Approvals.

(a) The Parties shall reasonably cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the Contemplated Transactions, and with preparing and filing with the Applicable Governmental Authority the Real Group Regulatory Approvals and the Playa Regulatory Approvals. Subject to the terms and conditions of this Agreement, the Parties shall use commercially reasonable efforts to take or cause to be taken all actions and to do, or cause to be done, all things necessary to consummate and make effective as promptly as practicable the Contemplated Transactions, including using commercially reasonable efforts to (i) promptly prepare and file all necessary documentation, and (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents to obtain the Real Group Regulatory Approvals, the Playa Regulatory Approvals, the Real Third Party Approvals and the Playa Third Party Approvals. Each Party shall bear its respective costs and expenses incurred in connection with obtaining such consents and approvals.

(b) Without limiting the generality of the foregoing, each Party shall (and the Real Group Members shall cause the Target Companies to), as promptly as practicable after the date hereof and in no event later ten (10) calendar days after the date hereof, prepare and file (or cause to be prepared and filed), with the appropriate Governmental Authorities, all notifications, registrations and filings for receipt of those Real Group Regulatory Approvals and Playa Regulatory Approvals for which the Real Group Members or the Playa Group Members have responsibility. Each Party shall use its commercially reasonable efforts to supply promptly all information and documentary material requested by any Governmental Authority (including the Mexican Federal Competition Commission and other international competition authorities) in connection with the notifications, registrations and filings pursuant to this Section 5.2, to the extent applicable to such Party. The Parties agree to make commercially reasonable efforts to avoid or eliminate as soon as possible each and every impediment under any Antitrust Laws that may be asserted by any Governmental Authority so as to enable the Parties to expeditiously consummate the Closing; provided that no Party nor any of its Affiliates shall be required to commit to or effect, by consent decree, order, or otherwise, the sale or disposition of any of its assets, shares, properties or businesses.

(c) The Real Group Members and Playa shall have the right to review and comment in advance on all material filings relating to Real Group Regulatory Approvals and the Playa Regulatory Approvals made by any Party. The Parties shall in good faith consider such comments before making any such filings. Subject to applicable confidentiality restrictions or restrictions required by Applicable Law, each of Playa and the Real Group Members will notify the other promptly upon receipt of: (i) any comments or questions from any officials of any

Governmental Authority in connection with any filings made pursuant to this Section 5.2 and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any Applicable Laws and rules and regulations of any Governmental Authority or answers to any questions, or the production of any documents relating to any filings made pursuant to this Section 5.2. To the extent reasonably practicable, all discussions, telephone calls and meetings with a Governmental Authority regarding any filings made pursuant to this Section 5.2. shall include representatives of Playa and the Real Group Members. Subject to Applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the filings made pursuant to this Section 5.2 by or on behalf of any Party.

SECTION 5.3 Investigation and Evaluation. From the date of this Agreement until the Closing Date, the Parties shall, and shall cause their Subsidiaries, including but not limited to the Target Companies to (a) during reasonable hours and under reasonable circumstances, give the other Party and its employees, accountants and other Representatives access to, and the right to investigate, as the case may be, Playa’s (and its Subsidiaries’) or Target Companies’ prospects, businesses, assets, Contracts, rights, liabilities, obligations, properties, facilities, documents and books and records, and (b) promptly following the request thereof by the other Party, seek to arrange such meetings and telephone conferences with third parties, including vendors, suppliers, contractors, customers and employees of, as applicable, Playa (and it Subsidiaries) or the Target Companies, as may be necessary and appropriate for such other Party to conduct a review of the relations, as the case may be, of Playa (and its Subsidiaries) or the Target Companies, with such Persons; provided that such meetings and telephone conferences shall be conducted in a manner which would not be expected to adversely interfere with the operations or business relationships of, as the case may be, Playa (and its Subsidiaries) or the Target Companies, with such Persons. The Parties, and shall cause their subsidiaries to, fully cooperate with the conduct of due diligence by the other Party and its Representatives.

SECTION 5.4 Publicity. Neither Playa (nor any of its Affiliates), the Real Group Members (nor any of their Affiliates) nor the Target Companies (nor any of their Affiliates) shall issue any press release or otherwise make any public statement (except for releases and public statements required under Applicable Law) with respect to the Contemplated Transactions (including if the Contemplated Transactions fails to close in accordance with the terms of this Agreement) without first consulting with and obtaining the written approval of Playa, in the case of the Real Group Members or the Target Companies, or without first consulting with and obtaining the written approval of the Real Group Members’ Representative, in the case of Playa.

SECTION 5.5 Confidentiality.

(a) The Parties acknowledge that the Confidential Information is and has been so furnished on the condition that the Parties maintain the confidentiality thereof. Accordingly, the Parties agree not to: (i) to use, or allow any of their Representatives or others to use, any portion of the other Party’s Confidential Information for any purpose except in connection with the Contemplated Transactions; (ii) disclose or allow disclosure to others of any portion of the other Party’s Confidential Information, except to any Representative on a need-to-know basis after they have been informed of the confidential nature of the Confidential

Information; (iii) disclose or allow disclosure to Persons other than the Parties’ Representatives that the other Party’s Confidential Information has been made available to it, that the Parties are entering into the Contemplated Transactions, and the nature and scope of such Contemplated Transactions; (iv) make or allow to be made copies of or otherwise reproduce any of the other Party’s Confidential Information except to the extent necessary for the purpose of carrying out the Contemplated Transactions. If the Closing does not occur and this Agreement is terminated, the Parties shall within five (5) days of written request from the other Party return, or cause to be returned, to the other Party all copies of such other Party’s Confidential Information without retaining, or permitting retention of, any copy thereof. The Parties acknowledge and agree that monetary damages would not be a sufficient remedy for any breach of any provision of this Section 5.5 by the other, and that in addition to all other remedies which any Party hereto may have, each Party will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. No failure or delay by any Party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Notwithstanding the foregoing, it is agreed and understood that after the Closing, Playa shall be the owner of all the Confidential Information pertaining to the Target Companies (the “Target Company Proprietary Information”) and shall have the exclusive right to use such Target Company Proprietary Information.

(b) In the event that a Party or any of their Affiliates is requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any part of the other Party’s Confidential Information such Party shall notify the other Party promptly of the request or requirement so that said Party may seek an appropriate protective order or waive compliance with this Section 5.5(b). If, in the absence of a protective order or receipt of a waiver hereunder, a Party or its Affiliate is, on the advice of counsel, compelled to disclose such Confidential Information, such Party may so disclose such Confidential Information; provided that they shall use reasonable commercial efforts to obtain reliable assurance that confidential treatment will be accorded to such Confidential Information.

(c) From and after the Closing, each of the Real Group Members and their Affiliates who do not continue as an Employee or consultant of a Target Company following the Closing, shall cease all use of the Target Company Proprietary Information, and each such Employee or consultant shall use the Target Company Proprietary Information only in connection with its duties as such. Notwithstanding the foregoing, the Real Group Members shall have the right to use the Target Company Proprietary Information as may be reasonably required to carry out the ISAI Actions and the Other Legal Actions.

SECTION 5.6 Notification of Certain Matters. From the date of this Agreement until the Closing Date, the Real Group Members shall give prompt notice to Playa, and Playa shall give prompt notice to the Real Group Members’ Representative, of any written notice or other written communication received by such Party from any Governmental Authority in connection with the Contemplated Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions. In addition, from the date hereof to the Closing (i) Playa shall give prompt notice to the Real Group Members Representative upon first becoming aware of any event, change, effect or circumstance that is reasonably likely to prevent or delay the satisfaction of the conditions to Closing under this Agreement; provided that delivery by Playa to the Real Group Members of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the conditions or remedies available to the Real Group Members under Article VI, Section 7.1, Section 7.3, Article VIII or Section 9.1, and (ii) the Real Group Members shall give prompt notice to Playa upon first becoming aware of any event, change, effect or circumstance that is reasonably likely to prevent or delay the satisfaction of the conditions to Closing under this Agreement; provided that delivery by the Real Group Members to Playa of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the conditions or remedies available to Playa Group Member under Section 7.1, Section 7.2, Article VIII or Section 9.1.

SECTION 5.7 Disclosure Schedules. From time to time prior to the Closing, the Real Group Members shall promptly supplement or amend the Disclosure Schedules as called for by the representations and warranties set forth in Article III to reflect any event, condition or circumstance first existing or arising after the date of this Agreement that, if existing as of the date of this Agreement, would have been required to be described or set forth on such Disclosure Schedule or that is necessary to correct or complete any information in such Disclosure Schedule that has been rendered inaccurate or incomplete by such subsequent event, condition or circumstance. No supplement or amendment to any Disclosure Schedule will have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.1 or 7.2 or any other rights (including any rights under Article VIII) that the Playa Group Members may have in respect of the accuracy or completeness of the representations or warranties to which said Disclosure Schedule applies as of the date of this Agreement or as of the Closing Date.

SECTION 5.8 Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under any Applicable Law, to consummate or implement the Contemplated Transactions as promptly as practicable, including providing information reasonably requested by other Persons necessary for such Persons to evaluate whether to provide any required consent; provided, however, that the foregoing shall not be deemed to require either Party to waive compliance by the other Party and its Affiliates of its respective covenants or obligations under this Agreement or to waive conditions to the Closing required to be satisfied by the other Party. Each of the Real Group Members and the Playa Group Member shall execute and deliver, and shall cause the Target Companies, as appropriate or required and as the case may be, to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary to consummate or implement the Contemplated Transactions.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 6.1 Deposit.

(a) On May 3rd, 2013, Playa delivered to the Real Group Members a deposit in an amount equal to Five Million Dollars ($5,000,000.00) (the “Initial Deposit”) in accordance with the terms of the Deposit Agreement dated as of May 2, 2013, by and among the Parties (the “Deposit Agreement”). Concurrent with the execution of the Deposit Agreement, the Real Group Members executed and delivered to Playa a promissory note (the “Initial Deposit Promissory Note”) in the amount of one million four hundred thousand Dollars (USD$ 1,400,000). From the date hereof the Deposit Agreement shall be of no further force and effect and the terms of the Initial Deposit shall be governed by the terms of this Agreement and the Initial Deposit Promissory Note. On May 31, 2013 Playa shall deliver to the Real Group Member’s Representative an additional deposit in an amount equal to Two Million Dollars ($2,000,000.00) (the “First Additional Deposit”), upon receipt by Playa of a duly executed promissory note for such amount (the “First Additional Deposit Promissory Note”) substantially in the form of Attachment XXI. On the business day following the date on which the Playa Group Members receive final approval from the Mexican Comisión Federal de Competencia with respect to the Contemplated Transactions, Playa shall deliver to the Real Group Member’s Representative an additional deposit in an amount equal to Three Million Dollars ($3,000,000.00) (together with the Initial Deposit and the First Additional Deposit, the “Deposit”), upon receipt by Playa of a duly executed promissory note for such amount (the “Second Additional Deposit Promissory Note”, and together with the Initial Deposit Promissory Note and the First Additional Deposit Promissory Note, the “Deposit Promissory Notes”) substantially in the form of Attachment XXI. The Deposit shall be distributed in accordance with the terms of this Agreement. The failure of Playa to timely deliver the Deposit hereunder shall entitle the Real Group Members, at the Real Group Member’s sole option, to terminate this Agreement.

(b) Upon termination of this Agreement by the Real Group Member’s Representative:

(i) pursuant to the provisions of Section 9.1(b)(i), whereby the failure to consummate the Closing by such date is caused exclusively by (A) the failure of the Parties to obtain any approvals or other actions required under any Antitrust Laws, as provided in Section 7.1(a) or (B) the failure by the Playa Group Members to receive the proceeds of the Financing as set forth in Section 7.2(d), including those under the Senior Secured Term Loan, the (x) Real Group Member’s shall have the right to retain a portion of the Deposit in the amount of $1,800,000.00 (one million eight hundred thousand Dollars), and (y) the Real Group Member’s Representative shall deliver the balance thereof (the “Refundable Amount”) to Playa;

(ii) pursuant to the provisions of (1) Section 9.1(b)(i), whereby the failure to consummate the Closing by such date is caused by the Playa Group Members (A) failure to meet the conditions set forth in Section 7.3(a) and their inability to deliver the certificate described in Section 7.3(a)(iii) and/or (B) failure to deliver the deliveries set forth in Section 2.10, unless such failure is caused by the Playa Group Members failure to receive the proceeds of the Financing, in which case the provisions of Section 6.1(b)(i) shall apply, (2) Section 9.1(b)(ii), (3) Section 2.15(a), or (4) Section 2.15 (b), then, the Real Group Members shall (x) have the right to retain a portion of the Deposit in the amount of $3,600,000.00 (three million six hundred thousand Dollars), and (y) shall deliver the balance thereof (the “Deposit Balance”) to Playa;

(iii) other than as specified in Sections 6.1(b)(i), and (ii), or as otherwise provided herein, the Real Group Member’s Representative shall return the Deposit to Playa;

(c) Upon termination of this Agreement pursuant to the provisions of Section 9.1(a), or by the Playa Group Members pursuant to the provisions of Section 9.1(c), the Real Group Member’s Representative shall return the Deposit to Playa;

(d) On the Closing Date, the Deposit shall be at the Real Group Members election (i) credited towards the payment of the Receivables Outstanding Amount; or (ii) refunded to Playa and paid to the Real Group Members as part of the Closing Payments. The Real Group Members shall within five (5) days prior to the Closing Date notify Playa in writing of their election.

(e) For the avoidance of doubt, the Deposit Balance and/or the Refundable Amount, as the case may be, shall be in all cases fully refundable to Playa upon the termination of this Agreement, and therefore the existence of any dispute between the Parties with respect to the cause of the termination of the Agreement and whether the Real Group Members are required to return to Playa the full amount of the Deposit or only the Deposit Balance or the Refundable Amount, may not be used by the Real Group Members as justification for refusing or delaying the return of the Deposit Balance or the Refundable Amount, as the case may be. If the Real Parties delay or refuse the return of the Deposit Balance or the Refundable Amount, as the case may be, to Playa, the full amount of the Deposit shall then become refundable to Playa notwithstanding any provision to the contrary in this Agreement.

(f) The provisions of this Section 6.1 shall survive the termination of this Agreement.

SECTION 6.2 Certain Tax Matters.

(a) The Real Group Members shall, at their sole cost and expense, prepare and file (or cause to be prepared and filed) in a timely manner all Tax Returns of the Target Companies for any Tax period ending on or prior to the Closing Date (each, a “Pre-Closing Tax Period”) in accordance with past practice and Applicable Law; provided, however, that for the avoidance of doubt, the Real Group Members (and their Affiliates other than the Target Companies) shall continue to be responsible for the filing of their respective Tax Returns for all Tax periods. The Real Group Members shall provide to Playa drafts (in substantially final form) of all Tax Returns which are related to a Target Company and for which the Real Group Members are responsible for the filing pursuant to this Section 6.2 no later than two (2) days prior to the due date for any such Tax Return, and shall consider in good faith any comments to such draft Tax Returns provided by Playa but shall not be required to make any changes based on such comments, and shall provide copies of all such Tax Returns to Playa promptly after filing.

(b) Playa shall, at its sole cost and expense, prepare and file (or cause to be prepared and filed) in a timely manner all Tax Returns of the Target Companies for any Tax period that includes, but does not end on, the Closing Date (each, as “Straddle Period”) in accordance with past practice and Applicable Law. Playa shall provide to the Real Group Members, drafts of the portions of all such Tax Returns which are related to a Target Company and for which Playa is responsible for the filing pursuant to this Section 6.2 no later than five (5) days prior to the due date for any such Tax Return, and shall consider in good faith any comments to such draft Tax Returns provided by the Real Group Members but shall not be required to make any changes based on such comments, and shall provide copies of all such Tax Returns to the Real Group Members promptly after filing. In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax attributed to the Pre-Closing Tax Period, to the extent not considered in the calculation of the Net Working Capital Amount, shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

(c) The Real Group Members agree to furnish or cause to be furnished to Playa, upon request, as promptly as practicable and to the extent that the information remains in the custody and control of the Real Group Members, such information and assistance reasonably requested by Playa relating to the Target Companies and their respective assets and operations, as are reasonable necessary for the preparation of any Tax Returns for which Playa is responsible, claim for refund or audit, and the prosecution or defense of any claim, suit, or proceeding relating to any proposed adjustment.

SECTION 6.3 VAT on Accounts Receivable.

(a) The Real Group Members acknowledge and agree that, as a consequence of the payment of the outstanding balance of the Accounts Receivable to ITR, and pursuant to the provisions of the Mexican VAT Law (Ley del Impuesto al valor Agregado), ITR shall be required to pay to the applicable Governmental Authorities VAT in the amount of MX$ 81,203,888, as specified in
Exhibit F, generated in connection with the transactions giving rise to the Accounts Receivable (the “VAT Amount”).

(b) ITR agrees to timely pay the VAT Amount to the applicable Governmental Authorities as required by Applicable Law, to file any applicable VAT returns as required by Applicable Law and to comply with all obligations related thereto. Playa (directly or through its Representatives) shall be entitled to supervise all activities performed by ITR in connection with the payment of the VAT Amount and other activities in compliance with any required obligations, in order to ensure that such payments and activities are performed in accordance with Applicable Law and that any VAT Amounts may be subject to credit by the Target Companies in the future, and ITR agrees to cooperate with Playa for such purpose. Promptly following the payment of the VAT Amount by ITR to the applicable Governmental Authorities, the Real Group Members shall furnish Playa with evidence reasonably satisfactory to Playa of such payment, including copies of the applicable tax returns and payment receipts, as well as any other documents required by Applicable Law in order to allow the Hotel Owners to record such VAT Amount as paid and credit it against any VAT to be collected by the Hotel Owners. Upon delivery of evidence of payment of the VAT Amount as set forth above, it shall be conclusively deemed that ITR has timely complied with their obligations under this Section 6.3 (b).

(c) Following the Closing, the Hotel Owners shall refund to ITR any portion of the VAT Amount that the Hotel Owners credit or offset against any VAT charged or collected by the Hotel Owners in connection with their respective operations, or that is otherwise refunded to the Hotel Owners by any Governmental Authority. For this purpose, the Hotel Owners shall deliver to ITR, within thirty (30) days of (i) the filing of any VAT return by each Hotel Owner in which any portion of the VAT Amount is offset or credited, or (ii) the receipt of any refund from any Governmental Authority, a statement including a calculation, in reasonable detail, of the amounts so offset, credited or received, together with copies of the applicable VAT returns used in the preparation of such statement, if applicable. The Hotel Owner shall pay to ITR the portion of the credited VAT Amount as described in each statement within five (5) days of the delivery of the applicable statement, via wire transfer to the account indicated from time to time in writing by ITR.

(d) Notwithstanding anything to the contrary in this Section 6.3, on or before the fourth (4th) anniversary of the Closing Date, Playa shall reimburse or shall cause the Hotel Owners to reimburse to the Real Group Members the remaining unreimbursed balance of the VAT Amount, regardless of whether such remaining balance has or not been reimbursed to the Hotel Owners or remains to be offset or credited by the Hotel Owners. The foregoing notwithstanding, the Hotel Owners shall reimburse ITR, in the aggregate, at least an amount equal to twenty five percent (25%) of the VAT Amount per twelve (12) month period beginning on the Closing Date.

(e) Nothing contained herein shall, or shall be deemed to, require the Hotel Owners or any of the Playa Group Members (i) to modify, amend or revise any filed Tax returns (including any VAT returns), or any of their respective policies, procedures or practices regarding Taxes, or (ii) to carry out, perform, enter into or continue any activities, transactions or operations that generate for the Hotel Owners the obligation to charge or collect any VAT against which the VAT Amount can be credited or offset. Therefore, to the extent that the Hotel Owners do not carry out any such activities, transactions or operations, or otherwise they are not required to collect or charge VAT against which the VAT Amount can be credited or offset (or otherwise such credit or offset cannot be effected), no payments under this Section 6.3 will be made by the Hotel Owners or any of the Playa Group Members to ITR or any other Real Group Member except as provided in Section 6.3(d) above.

(f) The obligations of the Hotel Owners and the Playa Group Members pursuant to this Section 6.3 shall be conditioned upon the Real Group Members having complied with their obligations pursuant to Section 6.3(b).

SECTION 6.4 Transaction Taxes. Except as otherwise provided in this Agreement, including Section 6.3 (VAT on Acquired Receivables), each Party shall bear responsibility for payment of all Taxes incurred and attributable to such Party in connection with or arising out of the Contemplated Transactions (the “Transaction Taxes”). All recordation charges and fees, notary fees, escrow agent fees and other fees and charges incurred or payable in connection with consummation of the Contemplated Transactions shall be paid one-half by the Real Group Members and one-half by Playa. Each Playa Group Member, Target Company or Real Group Members, as applicable, will file all necessary Tax Returns (along with any required payment) and other documentation with respect to all such Transaction Taxes as required by Applicable Law, and each Party will cooperate with the other Party in connection with such filings and, if necessary, join in the execution of any such Tax Return and other documentation.

SECTION 6.5 Noncompetition. At the Closing, the Parties shall enter into a Noncompetition Agreement substantially in the form of Attachment V (the “Noncompetition Agreement”).

SECTION 6.6 Consulting Agreement. At the Closing, the Operators and certain Affiliates of Real Group Members shall enter into a Consulting Agreement, to be agreed between the parties thereto prior to Closing on the terms set forth in Attachment VI (the “Consulting Agreement”).

SECTION 6.7 Transition Services Agreement. At the Closing, the Parties shall enter into a Transition Services Agreement, to be agreed between the parties thereto prior to Closing on the terms set forth in Attachment VII (the “Transition Services Agreement”).

SECTION 6.8 Real Bazar Agreement. At the Closing, the Real Group Members shall cause their Affiliates to enter into the Real Bazar Agreement, to be agreed between the parties thereto prior to Closing on the terms set forth in Attachment VIII (the “Real Bazar Agreement”).

SECTION 6.9 Real Travel Club. At the Closing, the Real Group Members shall cause their Affiliates to enter into the Real Travel Club Agreement, to be agreed between the parties thereto prior to Closing on the terms set forth in Attachment IX (the “Real Travel Club Agreement”).

SECTION 6.10 Best Day Agreement. At the Closing, the Real Group Members shall cause their Affiliates to enter into the Best Day Agreement, to be agreed between the parties thereto prior to Closing on the terms set forth in Attachment X (the “Best Day Agreement”).

SECTION 6.11 Aircraft Purchase Agreement. At the Closing, the Real Group Members shall cause their Affiliates to, and Playa or its designee shall, enter into the Aircraft Purchase Agreement, to be agreed between the parties thereto prior to Closing on the terms set forth in Attachment XI (the “Aircraft Purchase Agreement”).

SECTION 6.12 Environmental Indemnity. At the Closing, the Real Group Members shall enter into the Environmental Indemnity Agreement substantially in the form of Attachment XII (the “Environmental Indemnity”).

SECTION 6.13 Non-Solicitation of Employees. For a period of two years from and after the Closing Date, none of the Real Group Members nor any Affiliate or a Related Person of a Real Group Member, without the prior written approval of Playa, directly or indirectly hire or solicit any individual who is an Employee of any Target Company to terminate his or her Employment relationship with Playa of any of its Affiliates or any of the Target Companies; provided, that the provisions of this Section 6.13 shall not apply with respect to any Employee that is terminated by the applicable Target Company.

SECTION 6.14 Certain Employment Matters.

(a) On or prior to the Closing Date, each of the directors and officers of the Target Companies shall tender to the applicable Target Company a D&O Resignation. In addition to and without limiting the foregoing, prior to the Closing Date, the Real Group Members shall cause each of the persons identified on Schedule 6.14(a) (the “Retained Employees”) to cease their Employment with the Target Companies (whether by resignation, termination or transfer (sustitución patronal) to a Real Group Member effective as of or prior to the Effective Time), with no liability or cost to any Playa Group Member or any Target Company payable after the Closing Date. Each of the Retained Employees shall execute and deliver to Playa and to the applicable Target Company a waiver and release of claims (“Waiver and Release”) in the form attached hereto as Attachment XIII.

(b) Playa shall, on or within ninety (90) days after the Closing Date, have the right within its exclusive discretion, to terminate up to five percent (5%) (calculated by headcount) of the Employees (including but not limited to executive and managerial personnel such as general managers, department heads, trabajadores de confianza and trabajadores sindicalizados) (“Terminated Employees”), and the Real Group Members shall be responsible for any and all related liabilities, and shall reimburse Playa and/or the applicable Target Company for any payment made in connection with termination of the Terminated Employees, including but not limited to any liability arising out of any accrued and unpaid salaries and wages, Social Security, SAR, INFONAVIT and profit sharing (to the extent not already paid pursuant to Section 2.11(d)(ii) above) and any and all Termination Costs. Neither Playa nor any of its Affiliates shall for a period of two (2) years after the Closing hire any of the Terminated Employees. In the event of a breach by Playa, Playa shall be liable to the Real Group Members for any Termination Costs paid by the Real Group Members in connection with any Terminated Employees hired by Playa.

(c) The Real Group Members shall be responsible and shall indemnify and hold harmless the Playa Indemnitees for any and all Pre-Closing Losses arising or in connection with any Proceedings initiated by the Employees against the Target Companies after Closing. For purposes of clarification, the Real Group Members shall not be liable for any Pre-Closing Losses arising or in connection with termination by Playa of any of the Employees after the Closing, absent commencement of a formal Proceeding by the Employee(s) before the appropriate Governmental Authority. Beginning on the Closing Date, Playa shall be responsible and shall indemnify, defend and hold harmless the Real Group Indemnitees from and against any and all Post-Closing Losses arising or in connection with the Employees, other than the Retained Employees or the Terminated Employees. The obligations of the Parties set forth in this Section 6.14(c) shall survive the Closing for one year.

SECTION 6.15 Playa’s Financing Activities. Prior to the Closing, the Real Group Members shall, and shall cause the Target Companies and its Representatives to exercise commercially reasonable efforts to provide all cooperation reasonably requested by Playa in connection with the arrangement of all debt and/or equity financing (the “Financing”), including without limitation the Senior Secured Term Loan Facility, required for purposes of the Investment in Real, the Playa Loan, the Operators Holding Minority Interest Sale and the payment of the Contribution Cash Consideration, including (i) furnishing Playa and any entity or entities that commit to provide or otherwise enter into agreements in connection with any Financing proposed to be provided to Playa or any of its Affiliates in connection with the transactions contemplated hereby (the “Financing Sources”) with financial and other information regarding the Target Companies that is reasonably requested by the Financing Sources or Playa and which information is within the reasonable control of the Real Group Members, (ii) assisting with the preparation of, reviewing and consulting with respect to the preparation of agreements, offering documents and materials and other documentation (including review of schedules for completeness) reasonably required in connection with the Financing, (iii) participating in a reasonable number of meetings, drafting sessions, presentations and due diligence sessions and (iv) otherwise reasonably cooperating with Playa to satisfy the conditions precedent to the Financing to permit the proceeds thereof to be made available to Playa immediately upon the Closing Date, provided that no unreasonable burden is imposed on the Real Group Members, the Target Companies or its Representatives. Each of the Real Group Members hereby consents to the Playa Group Member’s use of the Target Companies’ names, trademarks, service marks and logos in connection with the Financing prior to the Closing Date; provided that the Playa Group Member shall use such trademarks, services marks or logos solely in a manner that is not intended to nor is reasonably likely to harm or disparage Real Group Members or the Target Companies or the reputation or goodwill of Real Group Members or the Target Companies.

SECTION 6.16 Divestiture of Excluded Assets. The Real Group Members acknowledge and agree that the assets and contracts listed in Exhibit G (the “Excluded Assets”) are not necessary for the conduct of the business of the Target Companies. Therefore, prior to the Closing, the Real Group Members shall have caused the Target Companies to (i) sell, distribute to the Real Group Members or otherwise dispose of the assets listed on Exhibit G and (ii) terminate or assign to the Real Group Members the agreements and contracts listed on such Exhibit G. The Real Group Members shall inform Playa in advance in writing of all actions it proposes to take after the date hereof to transfer the Excluded Assets from the Target Companies, shall provide Playa in advance with copies of all documents (which must be reasonably satisfactory to Playa’s counsel) it intends to use to effectuate such transfers, shall consider in good faith the view of Playa in connection with such transfers and shall undertake such transfers in a manner reasonably designed to eliminate any potential future liability of the Playa Group Members and/or the Target Companies in connection with such Excluded Assets or their transfer.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.1 Conditions Precedent to the Parties’ Closing Obligations. The obligations of the Playa Group Members and the Real Group Members to consummate the Closing are subject to the fulfillment or satisfaction (or waiver by the applicable Party), prior to or at the Closing, of each of the following conditions precedent:

(a) any approvals or other actions required under any Antitrust Laws shall have been obtained; and

(b) no effective Order issued by a Governmental Authority, shall be in effect which restrains or prohibits the consummation of the Closing in accordance with this Agreement, and no lawsuit or other Proceeding shall have been commenced by any Governmental Authority (other than at the request or with the acquiescence, approval or consent of any of the Parties) for the purpose of obtaining any such Order, and no notice shall have been received by any of the Playa Group Members, the Real Group Members or any of the Target Companies from any Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the Contemplated Transactions.

(c) the Playa Group Members shall have received all Playa Regulatory Approvals and all Playa Third Party Approvals listed on Schedule 7.1(c) and the Real Group Members shall have received all Real Group Regulatory Approvals and all Real Group Third Party Approvals listed on Schedule 7.1(c).

SECTION 7.2 Conditions to the Closing Obligations of the Playa Group Members. The obligations of the Playa Group Members to consummate the Closing are subject to the fulfillment or satisfaction (or waiver by Playa), prior to or at the Closing, of each of the following additional conditions precedent:

(a) (i) the representations and warranties of the Real Group Members contained in this Agreement shall be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Closing, as if made at and as of each such date (except that those representations and warranties which by their terms are made as of a specific date shall be required to be true and correct only as of such date); (ii) each of the Real Group Members shall have complied with and performed all of its obligations hereunder required to be complied with or performed by it on or prior to the Closing Date; and (iii) Playa shall have received a certificate to the foregoing effect from an authorized officer of each Real Group Member;

(b) Playa shall have received the deliveries set forth in Section 2.9;

(c) between the date of this Agreement and the Closing Date, there shall not have occurred (nor shall Playa have become aware of) any Material Adverse Effect to Closing;

(d) the Playa Group Member shall have received the proceeds of the Financing, including the Senior Secured Term Loan;

(e) The Retained Employees shall have ceased to be Employed by the Target Companies as provided in Section 6.14(a), and shall have each executed and delivered a Waiver and Release;

(f) each of the directors and officers (administradores únicos o gerentes) of the Target Companies shall have tendered to Playa and the applicable Target Company a resignation letter in the form attached hereto as Attachment XIV (each, a “D&O Resignation”) on or prior to the Closing, which resignations shall become effective at the Effective Time;

(g) the Real Group Members shall have terminated the authorization of each Person listed on Schedule 3.26 as an authorized signatory to or authorized to draw on or make withdrawals from any bank account of any of the Target Companies, effective as of the Effective Time; and

(h) The Real Group Members shall have revoked all powers of attorney identified in Schedule 3.28, and shall provide to Playa a written communication from each such Attorney-in-fact acknowledging such revocation.

SECTION 7.3 Conditions to the Closing Obligation of the Real Group Members. The obligations of the Real Group Members to consummate the Closing are subject to the fulfillment or satisfaction (or waiver by the Real Group Members), prior to or at the Closing, of the following additional conditions precedent:

(a) (i) the representations and warranties of the Playa Group Members contained in this Agreement shall be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Closing, as if made at and as of each such date (except that those representations and warranties which by their terms are made as of a specific date shall be required to be true and correct only as of such date); (ii) the Playa Group Members shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date; and (iii) the Real Group Member shall have received a certificate to the foregoing effect from an authorized representative of Playa;

(b) the Real Group Members shall have received the Closing Payments;

(c) the Real Group Members shall have received the deliveries set forth in Section 2.10;

(d) the Senior Secured Term Loan Documents shall have been executed in accordance with the terms of Exhibit S;

(e) the Transactions shall have closed simultaneously with the Contemplated Transactions, on terms substantially similar to those set forth in Exhibit U, and that as a result thereof, immediately after the Closing Playa will meet the requirements listed therein under “Closing Requirements”;

(f) the capital structure of Playa shall be in substantially similar form as Exhibit T; and

(g) the Playa Shares shall have been issued in accordance with the terms of Exhibit V.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

SECTION 8.1 Survival

(a) Subject to the provisions of Section 8.1(b) below or as may be otherwise set forth herein, following the Closing, the representations, warranties and indemnification obligations of the Parties contained herein, and all rights with respect thereto, shall survive the Closing and shall continue in full force and effect until the first anniversary of the Closing Date, and thereafter no Party shall have any further right to make indemnification claims under Section 8.2(a) or Section 8.2(b), as the case may be; provided, however, that:

(i) the Real Group Members Fundamental Representations and the Playa Fundamental Representations, and the right to make indemnification claims with respect thereto, shall survive the Closing indefinitely,

(ii) the representations and warranties contained in Section 3.8(b) (Title to Owned Real Estate) and Section 3.25 (Ethical Practices) and the right to make indemnification claims with respect thereto, shall survive the Closing until the tenth (10th) anniversary of the Closing Date

(iii) the representations and warranties contained in Section 3.24 (Related Party Transactions) and Section 3.7(e) (No Off-Balance Sheet Liabilities), and the right to make indemnification claims with respect thereto, shall survive the Closing until the fifth (5th) anniversary of the Closing Date,

(iv) the representations and warranties contained in Sections 3.10 (Litigation) and 3.17 (Taxes), and the right to make indemnification claims with respect thereto shall survive until ninety (90) days following expiration of the applicable statute of limitations;

(v) the right to make indemnification claims:

(A) pursuant to Section 8.2(a)(i) or 8.2(b)(i) shall survive the Closing for the same survival period as the representation and warranty it refers to as provided in Section 8.1(a);

(B) pursuant to Sections 8.2(a)(ii), 8.2(a)(iii), 8.2(a)(vii), 8.2(a)(viii), 8.2(a)(ix), 8.2(a)(x), 8.2(b)(ii) and 8.2(b)(iii) shall survive until ninety (90) days following expiration of the applicable statute of limitations, provided that in case the applicable statute of limitations in connection with any particular Tax is extended as a result of the filing by any of the Target Companies of a voluntary amendment to the applicable Tax Return the right to seek indemnification pursuant to Section 8.2(a)(iii) with respect to such Tax in respect of the Tax period for which such amendment was filed shall survive only until the date that was 90 days after the applicable statute of limitations prior to its extension as a result of such filing;

(C) pursuant to Sections 8.2(a)(xi) and 8.2(a)(xii) shall survive until the first anniversary of the Closing Date;

(D) pursuant to Sections 8.2(a)(iv), 8.2(a)(vi) and 8.2(b)(iv) shall survive until the second anniversary of the Closing Date.

(E) pursuant to Section 8.2(a)(v) shall survive until 90 days following the date on which a final and non-appealable resolution is issued in connection with the matters set forth in Schedule 3.10.

(F) pursuant to Section 8.2(b)(v) shall survive until the fifth (5th) anniversary of the Closing Date, including as specified in Section 6.14(c).

(b) Notwithstanding anything to the contrary herein, any right to make a claim for indemnification with respect to any representation or warranty that would otherwise terminate in accordance with this sentence will continue to survive if a written notice in accordance with the applicable provision of Section 8.3 is delivered by the Indemnified Party to the Indemnifying Party on or prior to such termination date until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article VIII but only with respect to the matters described in such notice.

(c) Except as otherwise provided in this Section 8.1, with respect to any covenants or agreements set forth herein that by their terms are intended to be performed after the Closing Date, shall survive until ninety (90) days following expiration of the applicable statute of limitations;

SECTION 8.2 Indemnification.

(a) From and after the Closing and subject to the survival rights set forth in Section 8.1 and the limitations set forth in Section 8.4(a), the Real Group Members, jointly and severally, hereby indemnify the Playa Group Members and each of their respective Affiliates and Representatives (together, in each case, with their respective successors and permitted assigns, and following the Closing, including the Target Companies, the “Playa Indemnified Parties”) against, and agree to hold them harmless from, any and all Proceedings, claims, causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, accountants and other agents or representatives of such Person (“Losses”) arising out of, resulting from or related to:

(i) any inaccuracy of any representation or any breach of any warranty made by the Real Group Members in this Agreement;

(ii) any breach, nonfulfillment or nonperformance of any of the covenants, agreements or obligations of the Real Group Members contained in this Agreement;

(iii) any liability with respect to (1) Taxes of the Real Group Members or any of their direct or indirect investors; (2) except as otherwise expressly provided herein, Taxes of the Real Group Members or any of the Target Companies arising from any of the Contemplated Transactions; (3) Taxes of the Target Companies and/or Contributions related to the Employees of the Target Companies to the extent attributable to (A) any Pre-Closing Tax Period, and (B) any Straddle Period (provided that Taxes and/or Contributions related to a Straddle Period shall be determined in accordance with Section 6.2(b)); and (4) Taxes arising from any of the matters described on Schedule 3.17 (a)(i); (5) Taxes imposed by reason of any Target Company’s liability under any agreement relating to the apportionment of Taxes (any such agreement or arrangement, a “Tax Sharing Agreement”). For purposes of clarification the indemnity rights of the Playa Group Members hereunder shall not include any indemnification for Losses arising out of or related to any deferred income tax provisions, including their . calculation.

(iv) any Real Group Expenses not satisfied in full prior to the Closing Date or accounted for in Section 2.11;

(v) any matters described on Schedule 3.10 (Litigation);

(vi) any claims of brokers or finders engaged by the Real Group Members;

(vii) the ISAI Actions;

(viii) the Other Legal Actions

(ix) the VAT Amount, including its calculation and payment to the applicable Governmental Authorities, and any interest and penalties payable in connection therewith;

(x) any claims from the Retained Employees and the Terminated Employees; and

(xi) any Pre-Closing Losses not otherwise specified in this Section 8.2(a), including as specified in Section 6.14(c).

(b) From and after the Closing and subject to the limitations set forth in Section 8.4(b), the Playa Group Members hereby jointly and severally indemnity the Real Group Members and each of their Affiliates and Representatives (together, in each case, with their respective successors and permitted assigns, the “Real Group Indemnified Parties”) against, and agrees to hold them harmless from, any and all Losses arising out of, resulting from or related to:

(i) any inaccuracy of any representation or any breach of any warranty made by the Playa Group Members in this Agreement;

(ii) any breach, nonfulfillment or nonperformance of any of the covenants, agreements or obligations of the Playa Group Member contained in this Agreement;

(iii) any liability with respect to (1) Taxes of the Playa Group Members or any of their direct or indirect investors in connection with the Contemplated Transactions; (2) Taxes of the Target Companies to the extent attributable to any Post-Closing Tax Period;

(iv) any claims of brokers or finders engaged by the Playa Group Members; and

(v) any Post-Closing Losses, including as specified in Section 6.14(c).

SECTION 8.3 Indemnification Procedures.

(a) Promptly after receipt by a Playa Indemnified Party or a Real Group Member Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a Third Party (including any Governmental Authority) of any Proceeding initiated by such Third Party with respect to which such Indemnified Party may be entitled to receive payment from the Playa Group Member or the Real Group Members for any Losses hereunder (a “Third Party Claim”), such Indemnified Party shall within 15 days thereafter notify in writing the

Playa Group Member or the Real Group Member, as the case may be (the “Indemnifying Party”); provided, however, that the failure to so timely notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Article VIII with respect to such Third Party Claim only if, and only to the extent that, such failure to notify the Indemnifying Party adversely affects the Indemnifying Party’s rights, defenses and/or ability to negotiate a discount of the amount claimed otherwise available to the Indemnifying Party with respect to such Third Party Claim; provided that failure by an Indemnified Party to notify in writing the Indemnifying Party within twelve months after the Indemnified Party’s receipt of notice of a Third Party Claim shall be conclusively deemed to have adversely affected the Indemnifying Party’s rights, defenses and/or ability to negotiate a discount of the amount claimed with respect to such Third Party Claim and the Indemnifying Party shall be released from liability under this Article VIII.

(b) The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 10 days thereafter, to assume the defense of such Third Party Claim, including the employment of counsel (including in-house counsel) reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided that the Indemnified Party shall have the right to defend such claim prior to any assumption of the defense by the Indemnifying Party.

(c) The assumption of the defense of any such Third Party Claim by the Indemnifying Party shall not constitute assumption by the Indemnifying Party of responsibility for all Losses resulting from any such Third Party Claim. The Indemnifying Party shall only be responsible for Losses attributable to such Indemnifying Party. In the event that the liability for any Third Party Claim is shared between the Indemnifying Party and the Indemnified Party then Losses shall be apportioned prorata between the Indemnified Party and the Indemnifying Party. Conversely, in the event that any Third Party Claim which defense has been assumed by the Indemnifying Party results in an award or judgment of monetary damages in favor of the Indemnified Party, the amount of such award or judgment shall be apportioned pro-rata between the Indemnified Party and the Indemnifying Party.

(d) In the event that the Indemnifying Party declines or fails to assume the defense of any Third Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 10-day period, then the Indemnified Party may employ counsel to represent or defend it in any such Third Party Claim and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred, as well as the costs of any deposits, bonds or other payments required to be made for purposes of defending the Claim. In any Third Party Claim with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the other reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with the other with respect to the defense of any such matter, including but not limited to providing any Confidential Information and Target Company Proprietary Information as may be required for purposes of such defense.

(e) No Indemnified Party may settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim (including liability for indemnification hereunder). In determining whether to grant any consent for any settlement or compromise of a Third Party Claim in accordance with the foregoing sentence, the Indemnifying Party shall consider only the merits of the Third Party Claim and the terms of the compromise or settlement. An Indemnifying Party may not settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided that it shall be reasonable for the Indemnified Party to withhold its consent unless such settlement, compromise or consent (A) includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, (C) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates and (D) does not provide for or result in the incurrence by the Indemnified Party of future obligations or liabilities of any nature whatsoever. In the event that any Indemnified Party or Indemnifying Party, as the case may be, shall submit to the other a request for consent to settle or compromise an Indemnified Claim as required pursuant to this Section 8.3(b), if the recipient of such consent request fails to respond to such request within 30 days of the date of its deemed received in accordance with Section 9.3, such failure to respond shall be deemed as a granting of consent by the applicable Party.

(f) In the event an Indemnified Party claims a right to Losses pursuant to this Agreement in any circumstance or manner other than in connection with a Third Party Claim (a “Direct Claim’’), such Indemnified Party shall, promptly following the incurrence of such Losses (or the Indemnified Party becoming aware of such Losses), send written notice of such Direct Claim to the appropriate Indemnifying Party, which notice shall specify the basis for such Direct Claim. As promptly as possible after the Indemnified Party has given such notice, the Parties shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation, arbitration or otherwise).

(g) In the event an Indemnified Party shall be entitled to indemnification under more than one provision of Section 8.2(a) or Section 8.2(b), as the case may be, such Indemnified Party may, in its discretion, choose the provision or provisions pursuant to which indemnification is claimed.

SECTION 8.4 Limitations.

(a) The Playa Group Members shall not be entitled to indemnification with respect to any inaccuracy of any representation or any breach of any warranty described in Section 8.2(a)(i), (x) unless such matter was the subject of a written notice given by a Playa Indemnified Party pursuant to Section 8.3(a) within the survival period following the Closing Date specified for each respective matter in Section 8.1, and (y) unless and until the aggregate Losses of all Playa Indemnified Parties (taken as a whole) shall exceed $200,000 (the “Threshold

Amount”), in which event the Playa Indemnified Parties may claim indemnification for the amount of all such Losses, including the Threshold Amount. Notwithstanding the foregoing, the limitations set forth in this Section 8.4(a) shall not apply to: (i) any claims or Losses with respect to breaches or inaccuracies of any Real Group Member Fundamental Representation, or (ii) any claims or Losses with respect to fraud or criminal acts or omissions.

(b) The Real Group Members shall not be entitled to indemnification with respect to any inaccuracy of any representation or any breach of any warranty described in Section 8.2(b)(i), (x) unless such matter was the subject of a written notice given by a Real Group Indemnified Party pursuant to Section 8.3(a) within the survival period following the Closing Date specified for each respective matter in Section 8.1, and (y) unless and until the aggregate Losses of all Real Indemnified Parties (taken as a whole) shall exceed the Threshold Amount, in which event the Real Indemnified Parties may claim indemnification for the amount of all such Losses, including the Threshold Amount. Notwithstanding the foregoing, the limitations set forth in this Section 8.4(b) shall not apply to any claims or Losses with respect to (i) the Playa Fundamental Representations; or (ii) fraud or criminal acts or omissions.

SECTION 8.5 Exclusivity of Remedies.

(a) The Parties acknowledge and agree that (x) after the Closing, the sole and exclusive remedy with respect to any breach of this Agreement shall be a claim for Losses (whether by contract, in tort or otherwise, and whether in law, in equity or both) made pursuant to (and subject to the limitations of) this Article VIII; provided that notwithstanding the foregoing, nothing in this Article VIII shall limit the right of any Party (A) to pursue an action for or to seek remedies with respect to claims for fraud or (B) to seek specific performance or other equitable relief; and (y) before the Closing, the Parties shall be entitled only to the termination and other remedies set forth in Sections 9.1 and 9.2, and indemnification under this Article VIII shall not apply.

(b) Each Party expressly acknowledges and agrees that prior to the Closing it shall have all remedies available at law or in equity, including the remedy of specific performance, in the event of a breach of any representation, warranty, covenant or agreement made by any other Party in this Agreement.

SECTION 8.6 Joint and Several Liability. The Real Group Members shall be jointly and severally liable for the representations, warranties, covenants and agreements of the Real Group Members set forth in this Agreement and shall be jointly and severally liable for any payments with respect to indemnification due to the Playa Group Members under this Article VIII. The Playa Group Members shall be jointly and severally liable for the representations, warranties, covenants and agreements of the Playa Group Members set forth in this Agreement and shall be jointly and severally liable for any payments with respect to indemnification due to the Real Group Members under this Article VIII.

SECTION 8.7 Ongoing Third Party Claims. The Third Party Claims identified on Schedule 8.7, are ongoing Third Party Claims that following the Closing will fall within the indemnity obligations of the Real Group Members hereunder. As a result, the Real Group Members hereby agree to assume the defense of such Third Party Claims following the Closing.

To accomplish the foregoing, the Real Group Members have designated the law firm(s) or in-house attorney(s) identified on Schedule 8.7 and granted the powers of attorney identified on Schedule 8.7 (“Third Party Claims Powers of Attorney”). Playa Group Members shall not revoke or cause the Hotel Owners to revoke the Third Party Claims Power of Attorney, except: (i) for cause; or (ii) upon written request by the Real Group Members. Upon revocation of the Third Party Claims Power of Attorney the Real Group Members shall appoint another reputable law firm or individual attorney reasonably acceptable to Playa to continue the “Third Party Claims Power of Attorney and Playa Group Members shall grant or cause the Hotel Owners to grant the corresponding powers of attorney.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 Termination. This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written consent of Playa and the Real Group Members’ Representative;

(b) by the Real Group Members’ Representative:

(i) if the Closing has not occurred on September 30, 2013 (the “Outside Date”), unless failure to consummate the Closing by such date is caused, in whole or in part, by the failure of the Real Group Members to perform in all material respects any of their respective covenants or agreements contained in this Agreement; provided, however, that Playa shall be entitled to extend the Outside Date through March 30, 2014 by paying to the Real Group Members an additional deposit in the amount of Ten Million Dollars (US$10,000,000) on or before September 30, 2013, which amount shall also make part of the Deposit. Notwithstanding anything to the contrary in this Agreement, upon such extension of the Outside Date, the amount of US$5,000,000 from the Deposit shall be non-refundable to Playa, unless this Agreement is terminated pursuant to the provisions of Section 9.1(c)(ii), in which case the full amount of the Deposit shall be refundable to Playa.

(ii) if any of the Playa Group Members shall breach any of its representations, warranties, covenants or agreements contained in this Agreement, where the effect of such event, circumstance or breach would be to cause the conditions to the obligation to consummate the Closing of the terminating Party not to be capable of being satisfied; provided, that prior to any such termination, the Real Group Member’s Representative shall provide notice to Playa specifying the breach and, if such breach is capable of cure within a period of 30 days, giving to the Playa Group Members 30 days to cure such breach, it being understood that in the event the breach is timely cured, the Real Group Member’s Representative shall not have the right to terminate this Agreement; or

(iii) if a Governmental Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Contemplated Transactions and such order, decree or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall not be available if any of the Real Group Members has initiated such Proceeding, or that has not taken any and all actions required by this Agreement necessary to oppose, contest and resist, and to have lifted, rescinded or vacated, such order, decree or judgment before it became final and nonappealable.

(iv) in accordance with the terms of Section 2.15, herein.

(c) by the Playa Group Members, if:

(i) the Closing has not occurred on or before the Outside Date (or, unless failure to consummate the Closing by such date is caused, in whole or in part, by the failure of the Playa Group Members to perform in all material respects any of their respective covenants or agreements contained in this Agreement;

(ii) any of the Real Group Members shall breach any of its representations, warranties, covenants or agreements contained in this Agreement, where the effect of such event, circumstance or breach would be to cause the conditions to the obligation to consummate the Closing of the terminating Party not to be capable of being satisfied; provided, that prior to any such termination, Playa shall provide notice to the Real Group Member’s Representative specifying the breach and, if such breach is capable of cure within a period of 30 days, giving to the Real Group Members 30 days to cure such breach, it being understood that in the event the breach is timely cured, Playa shall not have the right to terminate this Agreement

(iii) if a Governmental Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Contemplated Transactions and such order, decree or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c)(iii) shall not be available if any of the Playa Group Members has initiated such Proceeding, or that has not taken any and all actions required by this Agreement necessary to oppose, contest and resist, and to have lifted, rescinded or vacated, such order, decree or judgment before it became final and non-appealable. The foregoing, shall not limit or otherwise affect the Real Group Members rights to retain or receive a disbursement of the Deposit or any portion thereof, in accordance with the terms of Section 6.1(b)(i).

(d) Any Party desiring to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other Party to this Agreement.

(e) Notwithstanding anything to the contrary in this Section 9.1, termination by Playa or the Real Group Members in accordance with the terms hereunder shall not limit or otherwise affect the Real Group Members rights to retain or receive a disbursement of the Deposit or any portion thereof, in accordance with the terms of Section 6.

SECTION 9.2 Effect of Termination. In the event of the termination of this Agreement under Section 9.1:

(a) this Agreement shall forthwith become null and void and have no further force or effect (except for this Section 9.2 and Sections 6.1 (Deposit), 5.5 (Confidentiality), 9.4 (Expenses), 9.14 (Consent to Jurisdiction, etc.) and 9.15 (Waiver of Punitive Damages and Jury Trial), which shall remain in full force and effect following such termination); and

(b) neither Party shall have any liability or obligation to the other in respect of this Agreement, provided that;

(i) if the Contemplated Transactions fail to close as a result of the breach of any covenant or agreement herein by any Party, such Party shall be liable to the other Party and each of its Affiliates and Representatives (together with their successors and assigns) for all costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred by such other Party in connection with this Agreement and the Contemplated Transactions, and for all losses, claims, demands, liabilities, obligations, costs, expenses, penalties, fines, assessments, judgments and damages sustained or incurred by such other Party as a result of such breach.

(ii) if the Contemplated Transactions fail to close as a result of the breach of any representation or warranty, such Party shall be liable to the other Party and each of its Affiliates and Representatives (together with their successors and assigns) for all costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred by such other Party in connection with this Agreement and the Contemplated Transactions; and

(iii) each Party shall be liable to the other Party for any breach of any provisions of this Agreement that survive the termination hereof.

(iv) It is expressly agreed and understood that the liabilities of Playa to the Real Group Members under Section 9.2 (b) shall be reduced by the amount of any portion of the Deposit that is retained to the Real Group Members pursuant to Section 6.1 (b) hereof.

(c) It is expressly agreed and understood that a Party shall not be deemed to be in breach of a covenant or agreement under this Agreement solely for failure to obtain a consent or approval from a Third Party or Governmental Authority authorizing the consummation of the Contemplated Transactions, including but not limited to the Real Group Regulatory Approvals and the Playa Regulatory Approvals. The foregoing, shall not limit or otherwise affect the Real Group Members rights to retain or receive a disbursement of the Deposit or any portion thereof, in accordance with the terms of Section 6.

SECTION 9.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) sent by a reputable next-day or overnight courier service, (iii) delivered by email as follows:

If to a Playa Group Member, to:

Playa Hotels & Resorts

3950 University Drive, Suite 301

Fairfax, VA 22030

Attention: CEO and Chairman.

Email: BDW@playaresorts.com

with a copy to:

Playa Hotels & Resorts

3950 University Drive, Suite 301

Fairfax, VA 22030

Attention: General Counsel

Email: david.camhi@playaresorts.com

If to a Real Group Member, to:

Av. Bonampak, L-7, Mza. 2, S.M. 10,

Fraccionamiento Malecón Cancún, Primer Piso, Torre “A”.

Cancun, Quintana Roo, C.P. 77500

Attention: Francisco Garcia Zalvidea

Email: fjgarcia@realresorts.com

with a copy to:

International Practice Group, P.C.

1350 Columbia Street, Suite 500

San Diego, CA 92101

Attention: Guillermo Marrero, Esq

Email: gmarrero@ipglaw.com

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (x) if by personal delivery, on the day of such delivery if prior to 5:00 p.m., (y) if by next-day or overnight courier service, on the day delivered, and (z) if by email, on the Business Day on which such email was delivered as evidenced by electronic record, provided that the subject line must contain readily identifiable notice that the email is being delivered as an official notice pursuant to this Agreement. The above addresses and electronic mail addresses may be changed and additional addresses and electronic mail addresses added by any Party by written notice to the other Party; provided that no notice of a change of address or electronic mail address shall be effective until two business days following actual receipt of such notice.

SECTION 9.4 Expenses. Except as otherwise provided in this Agreement and except for any notary fees and public registry of property and commerce (Registro Publico de la Propiedad y el Comercio) registration fees incurred as a result of the consummation of the Contemplated Transactions and which fees shall be split equally between the Playa Group Members and the Real Group Members, the Playa Group Members and the Real Group Members shall each be responsible for and pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Contemplated Transactions. The Real Group Members shall be responsible for and pay all expenses of the Real Group Members and the Target Companies (including any Taxes) incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement, and the consummation of the Contemplated Transactions (the “Real Group Expenses”). For the avoidance of doubt, the Real Group Members shall cause the Target Companies not to incur any expenses of the Real Group Members.

SECTION 9.5 Amendments; Waivers.

(a) This Agreement shall not be amended or modified except by written instrument duly executed by each of the Parties. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

(b) No waiver by any Party hereto, whether express or implied, of any right under any provision of this Agreement shall constitute a waiver of such Party’s rights under any other provision of this Agreement, nor shall any such waiver constitute a waiver of such Party’s right at any other time. No failure by any Party hereto to take any action with respect to any breach of this Agreement or default by the other Party shall constitute a waiver of such Party’s right to enforce any provision of this Agreement against such other Party or to take action with respect to such breach or default or of any subsequent breach or default by such other Party.

SECTION 9.6 Assignment. This Agreement may not be assigned by the Playa Group Members, on the one hand, or the Real Group Members, on the other hand, without the prior written consent of the other, and any attempted assignment in violation of the foregoing shall be null and void; provided that (i) Playa shall be entitled to designate or one or more Affiliates of Playa, to make the Investment In Real and in favor of whom the New Interests shall be issued, which entities shall, prior to the Closing, execute joinder agreements in form and substance reasonably acceptable to the Real Group Members in order to become party to this Agreement and the other Transaction Documents to which the Playa Investor is a party, and (ii) the Real Group Members may cause Operators Holding Majority Shareholder shall be entitled to assign, prior to Closing, all or a portion of the Operators Holding Contributed Interest and/or all or a portion of the Operators Holding Additional Interest to one or more entities that are wholly-owned by the Real Group Members and/or their shareholders or partners and that are reasonably acceptable to Playa, which entities shall, prior to the Closing, execute joinder agreements in form and substance reasonably acceptable to Playa in order to become party to this Agreement and the other Transaction Documents to which the Operators Holding Contributing Shareholder is a party, and subsequent thereto, such entities shall be entitled to effect, in all or in part as applicable, the Investment in Playa and/or the Majority Interest Acquisition, and shall be included in the definition of Operators Holding Contributing Shareholder. This Agreement and the rights of the Parties shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

SECTION 9.7 Governing Law. Subject to the provisions of Section 9.14(e), this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

SECTION 9.8 Counterparts. This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the Parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

SECTION 9.9 Entire Agreement. This Agreement, the other Transaction Documents and any other agreements contemplated hereby or thereby constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, among the Parties with respect to the subject matter of this Agreement except as otherwise expressly provided in this Agreement. In case of conflict between the terms of this Agreement and the terms of any of the other Transaction Documents (and any other documents or agreements required to be executed by the Parties and/or their Affiliates in connection with the Contemplated Transactions), the terms of this Agreement shall control.

SECTION 9.10 Headings; Knowledge of the Real Group Members and the Playa Group Members. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of Article III and, to the extent applicable, any other portion of this Agreement, “knowledge of the Real Group Members” or “known by the Real Group Members” and each phrase having equivalent meaning (e.g., “to the Real Group Members’ knowledge”) shall mean the actual or constructive knowledge of any officer or director of any of the Target Companies and/or the Real Group Members and/or of any of those individuals identified on Schedule 9.10 hereto, after, and assuming, conduct of reasonable investigation and inquiry into the affairs or business of the Target Companies, the Real Group Members and/or their respective Affiliates, as the context requires. For purposes of Article IV and, to the extent applicable, any other portion of this Agreement, “knowledge of Playa” or “known by Playa” and each phrase having equivalent meaning (e.g., “to Playa’s knowledge”) shall mean the actual or constructive knowledge of any officer or director of Playa and/or the Playa Group Members, after, and assuming, conduct of reasonable investigation and inquiry into the affairs or business of Playa, the Playa Group Members and/or their respective Affiliates, as the context requires.

SECTION 9.11 Third Party Beneficiaries. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns; provided that that each Indemnified Party shall have the right to enforce the obligations of the applicable Indemnifying Party with respect to Article VIII.

SECTION 9.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 9.13 Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “include,” “includes” and “including” has the inclusive meaning frequently identified with the phrase “but not limited to,” (e) references to “hereof,” “hereunder” or “herein” relate to this Agreement in its entirety and not to any particular Article, Section or provision hereof, and (f) section, subsection, paragraph, schedule and exhibit references are to this Agreement unless otherwise specified. Unless the context otherwise requires, the term “party” when used in this Agreement means a party to this Agreement. References in this Agreement to a Party or other Person include their respective successors and assigns. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day.

SECTION 9.14 Dispute Resolution. The Parties agree that any and all disputes relating to or arising from this Agreement (“Disputes”) and the Transaction Documents shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its International Arbitration Rules and subject to the following controlling modifications:

(a) Mediation. The Parties agree that no court action or arbitration with respect to any Disputes may be commenced until the matter has been submitted to the AAA for non-binding mediation in Toronto, Canada, in accordance with its International Mediation Rules. Either party may commence mediation by providing to the AAA a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties agree to participate in the mediation in good faith and to share equally the costs of mediation. Neither party may commence arbitration with respect to the matters submitted for mediation until after the completion of the initial mediation session, or 30 days of the for mediation, whichever occurs first.

(b) Preemptive Effect. The terms and conditions set forth herein shall take precedence over the AAA rules or procedures to the contrary. Although the arbitration shall be governed by the AAA International Arbitration Rules, those rules shall be interpreted and applied in a manner that is consistent with the letter and spirit of these specific provisions and in the event of conflict or overlap these provisions shall be deemed to prevail.

(c) Composition and Selection of the Panel. The Arbitration shall be commenced by the sending a demand for arbitration to the AAA in a AAA office designated for the receipt of demands for international arbitrations. The Arbitration shall be conducted by a panel of three arbitrators. The party serving the Demand For Arbitration shall present the name of its selected arbitrator with its Demand. The responding party shall identify its appointed arbitrator within 20 days of receiving notice of the Demand for Arbitration. The third arbitrator, who shall serve as the Chair, will be appointed by the other two arbitrators within 15 days of the appointment of the second arbitrator. If any arbitrator appointments are not made as provided herein, either party may apply to the AAA for the appointment of such arbitrator. All arbitrators are to be selected from AAA’s International Panel of Arbitrators and Mediators. Arbitrators, though party appointed, are to remain neutral and no ex-parte communications once the arbitrator is appointed.

(d) Location and Language: The arbitration shall be conducted in English and all hearings are to take place in Toronto, Canada, unless otherwise agreed to by the parties.

(e) Controlling Law. This Agreement and any and all Disputes shall be governed by the laws of the State of New York, excluding conflict of law principles. If the Applicable Laws of Mexico are designated in some other section of this Agreement as the law to determine a particular issue or to otherwise control the obligation(s) of a Party (such as tax filings, environmental, permits and labor issues), then the Applicable Laws of Mexico will control those issues or obligations even if inconsistent with the laws of the State of New York.

(f) Discovery & Experts. Discovery is to be limited to the following, unless otherwise agreed to in writing by the parties: (1) Parties are to exchange a demand for production of documents within 15 days of the date on which all three arbitrators have been appointed; documents will be produced within 30 days thereafter, unless otherwise agreed to by the parties or ordered by the arbitrators. Documents produced shall be bates stamped numerically by each party with an identifier; (2) Within 30 days of the deadline for the mutual exchange and production of documents by the Parties, the Parties shall mutually exchange a list of witnesses they intend to call at the arbitration hearing (the “Discovery Witness List”). A party will not be permitted to call a witness at the hearing if his/her name is not disclosed on the Discovery Witness List. Thereafter, each party may take up to four fact witness depositions. Fact witness depositions noticed by a party will be taken at the offices of the opposing party’s counsel unless otherwise agreed to by the parties or ordered by the arbitrators. Each fact witness deposition shall not exceed 7 hours of questioning time. Fact witness depositions are to be completed within 60 days of the deadline for the mutual exchange of the production of documents; (3) No interrogatories, request for admission or other written discovery shall be permitted; (4) Within 30 days of the end of the period for the depositions of fact witnesses, the Parties shall designate expert witnesses. Expert witness discovery shall be governed by the Federal Rules of Civil Procedure, with the schedule for such discovery being determined by the parties’ agreement or the order of the arbitrators, however, expert depositions shall be completed within 60 days of the designation date. Designation and discovery of rebuttal experts will be available upon agreement of the parties or order of the arbitrators; (5) 5 days in advance of the date of each expert deposition the party designating that expert shall make the experts file (to the extent it is discoverable under the Federal Rules of Civil Procedure) available to the other Party.

(g) Arbitration Hearing. The arbitration hearing shall take place within 60 days of the completion of expert discovery with a pre-hearing schedule to be determined by agreement of the parties or order of the arbitrators. Such pre-hearing procedures shall include, to the extent appropriate, the exchange of final witness lists, the exchange of final exhibit lists, pre-hearing briefs, and pre-hearing rebuttal briefs. The arbitration shall take place on consecutive days until completed (to the extent possible), with the arbitral panel to issue a written, reasoned award. The arbitral decision shall be final, binding and not subject to appeal or collateral attack. The arbitral decision may be confirmed, converted, or registered as a court judgment in the Ontario Superior Court of Justice or any other court of competent jurisdiction. A party may execute the arbitral award or judgment in any state or country that has jurisdiction over the party against whom execution is sought.

(h) Attorneys Fees and Costs. Attorney’s fees and costs shall be awarded to the prevailing Party as determined by the Arbitral panel.

SECTION 9.15 Waiver of Punitive Damages.

(a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, EXCEPT IN THE EVENT OF FRAUD OR TO THE EXTENT SUCH DAMAGES ARE PAYABLE TO A THIRD PARTY.

(b) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

SECTION 9.16 Disclosure Schedule, Schedules, Exhibits and Attachments. The Disclosure Schedule, and all Schedules, Exhibits and Attachments, referred to herein are intended to be and hereby are specifically made a part of this Agreement.

SECTION 9.17 Real Group Members’ Representative.

(a) By execution and delivery of this Agreement, and in connection with the acceptance of any portion of any payment amount hereunder, each Real Group Member hereby irrevocably authorizes, constitutes and appoints Laura Jose Alonzo Escalante and Francisco Javier García Zalvidea, acting jointly, as the true and lawful agent and attorney-in-fact of the Real Group Members with full powers of substitution to act in the name, place and stead of such Real Group Members with respect to (i) the power to execute any amendment to this Agreement or any of the other Transaction Documents, or to waive any rights or benefits hereunder or thereunder, as Real Group Members’ Representative shall deem necessary or appropriate in his sole discretion, (ii) the performance of the obligations and rights of the Real

Group Members under this Agreement and the other Transaction Documents, including the power to do or refrain from doing all such further acts and things, and to execute, deliver and receive all such documents, waivers, extensions and amendments as the Real Group Members’ Representative shall deem necessary or appropriate in his sole discretion in connection with any of the Contemplated Transactions, and (iii) the receipt of moneys payable under this Agreement to the Real Group Members. Each Real Group Member hereby acknowledges and agrees that all actions and inactions by the Real Group Members’ Representative hereby authorized shall be binding upon such Real Group Member.

(b) The appointment of the Real Group Members’ Representative shall be deemed coupled with an interest and shall be irrevocable. The Playa Group Member and all other Persons may conclusively and absolutely rely, without inquiry, upon any actions of the Real Group Members’ Representative as the acts of the Real Group Members in all matters referred to in this Agreement. Each Real Group Member hereby ratifies and confirms all actions (or failures to act) that the Real Group Members’ Representative shall do or cause to be done by virtue of the Real Group Members’ Representative appointment as attorney-in-fact of the Real Group Members.

(c) By execution and delivery of this Agreement, Laura Jose Alonzo Escalante and Francisco Javier García Zalvidea hereby accept their appointment as the Real Group Members’ Representative. The Real Group Members’ Representative is authorized to act on behalf of the Real Group Members notwithstanding any dispute or disagreement among the Real Group Members, and the Playa Group Member and all other Persons shall be entitled to rely on any and all action taken by the Real Group Members’ Representative under this Agreement without liability to, or obligation to inquire of, the Real Group Members. If Laura José Alonzo Escalante and/or Francisco Javier García Zalvidea resigns or ceases to function in such capacity for any reason whatsoever, then the successor Real Group Members’ Representative shall be the person(s) that a majority of the Real Group Members shall appoint in writing.

(d) Each Real Group Member hereby covenants and agrees with the Playa Group Members that such Real Group Member shall execute a Real Group Members’ Representative Power of Attorney before a notary public in the appropriate jurisdiction granting the Real Group Members’ Representative the authority to act on such Person’s behalf. Each Real Group Member shall deliver a Real Group Members’ Representative Power of Attorney to the Playa Group Member at Closing.

(e) It is acknowledged and agreed that to the extent any term or provision of this Agreement or the Transaction Documents requires or allows an election to be made or other action to be taken by the Real Group Members, or grants any rights to the Real Group Members, that all such elections shall be made, actions taken and rights exercised solely by the Real Group Members’ Representative, and that the Playa Group Member shall not have any obligation to accept any communications from or elections by any of the Real Group Members directly. No actions taken, rights exercised or elections made by any of the Real Group Members shall be valid unless such actions, rights or elections are made by and through the Real Group Members’ Representative.

(f) Notwithstanding the foregoing or any provision of this Agreement to the contrary, it is acknowledged and agreed that the appointment of the Real Group Members’ Representative by the Real Group Members is for the convenience of the Playa Group Members, and that there shall be no limitation whatsoever upon the right and ability of the Playa Group Members to enforce this Agreement and the other Transaction Documents directly against each of the Real Group Members. The Playa Group Members shall have the right to exercise all rights and remedies under this Agreement and the other Transaction Documents, and all rights and remedies available under law and in equity, directly against each of the Real Group Members.

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IN WITNESS WHEREOF, the Parties have duly executed this Master Purchase Agreement or have caused this Master Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPAÑIA HOTELERA GRAN PLAYA REAL S. DER.L. DE C.V.

By:	/s/ Francisco J. Garcia	By:	/s/ Laura J. Alonzo
Name:		Name:
Title:		Title:

BD OPERADORA DE SERVICIOS S.A. DE C.V.

By:	/s/ Francisco J. Garcia	By:	/s/ Laura J. Alonzo
Name:		Name:
Title:		Title:

INMOBILIARIA TURISTICA REAL S. DE R.L. DE C.V.

By:	/s/ Francisco J. Garcia	By:	/s/ Laura J. Alonzo
Name:		Name:
Title:		Title:

BD REAL RESORTS S. DE R.L. DE C.V.

By:	/s/ Francisco J. Garcia	By:	/s/ Laura J. Alonzo
Name:		Name:
Title:		Title:

HOTEL GRAN CARIBE REAL S.A. DE C.V.

By:	/s/ Francisco J. Garcia	By:	/s/ Laura J. Alonzo
Name:		Name:
Title:		Title:

Signature page to Master Investment Agreement

THE ROYAL CANCUN S. DE R.L. DE C.V.

By:	/s/ Francisco J. Garcia	By:	/s/ Laura J. Alonzo
Name:		Name:
Title:		Title:

ROYAL PORTO S.A. DE C.V.

By:	/s/ Francisco J. Garcia	By:	/s/ Laura J. Alonzo
Name:		Name:
Title:		Title:

RIVIERA PORTO REAL S.A. DE C.V.

By:	/s/ Francisco J. Garcia	By:	/s/ Laura J. Alonzo
Name:		Name:
Title:		Title:

PLAYA GRAN S. DE R.L. DE C.V.

By:	/s/ Francisco J. Garcia	By:	/s/ Laura J. Alonzo
Name:		Name:
Title:		Title:

GRAN DESING & FACTORY S. DE R.L. DE C.V.

By:	/s/ Francisco J. Garcia	By:	/s/ Laura J. Alonzo
Name:		Name:
Title:		Title:

DESARROLLOS GCR S. DE R.L. DE C.V.

By:	/s/ Francisco J. Garcia	By:	/s/ Laura J. Alonzo
Name:		Name:
Title:		Title:

INMOBILIARIA Y PROYECTOS TRPLAYA S. DE R.L. DE C.V.

By:	/s/ Francisco J. Garcia	By:	/s/ Laura J. Alonzo
Name:		Name:
Title:		Title:

PLAYA HOTELS & RESORTS B.V.

By:	/s/ Bruce Wardinski	By:
Name:	Bruce Wardinski	Name:
Title:	Managing Director	Title:

PLAYA H&R HOLDINGS B.V.

By:	/s/ Bruce Wardinski	By:
Name:	Bruce Wardinski	Name:
Title:	Managing Director A	Title:

PLAYA RESORTS HOLDING B.V.

By:	/s/ Bruce Wardinski	By:
Name:	Bruce Wardinski	Name:
Title:	Managing Director A	Title: